   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1996


                                                      REGISTRATION NO. 333-12235
---------------------------------------------------------
---------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                PANAVISION INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                         5043                        13-3593063
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
     of incorporation or        Classification Code Number)        Identification No.)
        organization)

                            ------------------------

                              6219 DE SOTO AVENUE
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 316-1000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                WILLIAM C. SCOTT
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                PANAVISION INC.
                              140 EAST 45TH STREET
                            NEW YORK, NEW YORK 10017
                                 (212) 867-5420
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

         CHRISTOPHER E. MANNO, ESQ.                     SAMUEL F. PRYOR, III, ESQ.
          WILLKIE FARR & GALLAGHER                         DAVIS POLK & WARDWELL
             ONE CITICORP CENTER                           450 LEXINGTON AVENUE
            153 EAST 53RD STREET                         NEW YORK, NEW YORK 10017
          NEW YORK, NEW YORK 10022                            (212) 450-4000
               (212) 821-8000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

---------------------------------------------------------
---------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1996


                                3,500,000 SHARES

                                PANAVISION INC.
                [LOGO]
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)
                                ----------------
    Of the 3,500,000 shares of Common Stock offered, 2,800,000 shares are being offered hereby in the United States and 700,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting."

    All of the 3,500,000 shares of Common Stock offered hereby are being sold by the Company. Prior to the Offerings, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $16.00 and $18.00 . For factors to be considered in determining the initial public offering price, see "Underwriting."
    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "PVI," subject to notice of issuance.
                               ------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                                                   INITIAL PUBLIC   UNDERWRITING    PROCEEDS TO
                                                                   OFFERING PRICE   DISCOUNT (1)     COMPANY(2)
                                                                   --------------  --------------  --------------
Per Share........................................................   $              $               $
Total (3)........................................................   $              $               $

----------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $         payable by the Company.

(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 420,000 shares of Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the International Underwriters a similar option with respect to an additional 105,000 shares as part of the concurrent International Offering. If such options are exercised in full, the total initial public offering price,
    underwriting discount and proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting."
                               ------------------

    The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York on or about
            , 1996, against payment therefor in immediately available funds. GOLDMAN, SACHS & CO.
                    SCHRODER WERTHEIM & CO.
                                         COWEN & COMPANY
                               ------------------

               The date of this Prospectus is             , 1996.

 [PICTURES OF PANAVISION CAMERA, LENS, OSCAR STATUETTES AND LISTS OF FILMS AND
             TELEVISION SHOWS WHICH HAVE USED PANAVISION EQUIPMENT]


                   THE NAME THAT IS WORTH A THOUSAND PICTURES

    IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission under the Securities Act a Registration Statement on Form S-1 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedule filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (Seven World Trade Center, New York, New York 10048) and Chicago (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661). Copies of such material can be obtained from the public reference section of the Commission at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or on the Internet at http://www.sec.gov.

                             ---------------------
    Panavision-Registered Trademark-, PRIMO ZOOM-Registered Trademark-, Panaflex-Registered Trademark-, Panahead-Registered Trademark-,
3-Perf-Registered Trademark- and Panastar-Registered Trademark- are registered trademarks of the Company. Oscar-Registered Trademark- is a registered trademark of the Academy of Motion Picture Arts and Sciences.

    The Company intends to furnish its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year of the Company.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED HEREIN, THE INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) GIVES EFFECT TO A 1,413 : 1 STOCK SPLIT OF THE COMMON STOCK TO BE EFFECTED PRIOR TO THE CLOSING OF THE OFFERINGS,
(III) GIVES EFFECT TO AN AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO BE EFFECTED PRIOR TO THE CLOSING OF THE OFFERINGS AND (IV) ASSUMES THE ISSUANCE AND SALE OF COMMON STOCK IN THE OFFERINGS AT $17.00 PER SHARE (THE MID-POINT OF THE RANGE OF THE INITIAL PUBLIC OFFERING PRICES SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS). UNLESS THE CONTEXT INDICATES OR REQUIRES OTHERWISE, AS USED IN THIS PROSPECTUS, THE "COMPANY" OR "PANAVISION" MEANS PANAVISION INC. AND ALL OF ITS SUBSIDIARIES AND ITS RESPECTIVE PREDECESSORS.

                                  THE COMPANY

    Panavision Inc. (the "Company" or "Panavision") is a leading designer and manufacturer of high-precision film camera systems, comprising cameras, lenses and accessories, for the motion picture and television industries. The Company's camera systems are not available for sale and are rented exclusively through its domestic and international owned and operated facilities and agent network. Panavision-Registered Trademark- is recognized in the motion picture and television industries as the preeminent brand name for cinematography equipment. Since the Company was founded, Panavision has received two OSCARS and 17 Awards for Scientific and Technical Achievement from the Academy of Motion Picture Arts and Sciences. Since 1990, two-thirds of the Academy Award nominees for Best Cinematography, and five of the six cinematographers who have won the OSCAR for Best Cinematography, used Panavision camera systems.

    Panavision camera systems were used to film all of the 1995 top 10 U.S. box office movies requiring film cameras, including BATMAN FOREVER, APOLLO 13, DIE HARD WITH A VENGEANCE and ACE VENTURA: WHEN NATURE CALLS. Similarly, many of the top box office films in 1996, including MISSION: IMPOSSIBLE, INDEPENDENCE DAY, ERASER, TWISTER, THE ROCK and A TIME TO KILL, were filmed with Panavision camera systems. In addition to the Company's involvement in the motion picture industry, a predominant number of U.S. prime time episodic, or "series," television programs that are shot on film use Panavision camera systems, including FRIENDS, SEINFELD, FRASIER and E.R.

    The Company believes that its position as an industry leader results from its broad range of technologically superior and innovative products, its longstanding collaborative relationships with filmmakers, the breadth of its inventory of camera equipment and its dedication to customer service. Panavision is the only supplier of cinematography equipment that manufactures a complete camera system incorporating its own range of proprietary prime and zoom lenses, the most critical components of a camera system. The Company continuously addresses the technical and creative needs of its customers by designing and manufacturing unique accessories that in many instances have become the industry standard.
    The motion picture and television industries have shown steady growth over the past several years, and the Company expects the industries to continue to grow for the foreseeable future. The Company has been successful in providing camera systems to these industries, capturing over 75% of the market in 1995 for major studio feature films and episodic television programs in North America. In addition, the Company estimates that in 1995 it serviced over one-third of the independent feature film market in North America and 14% of the feature film market in the United Kingdom and Europe. The Company also supplies camera systems to the television commercial market in North America, the United Kingdom, Europe and Japan.

    While the Company has been successful in growing its business, its ability to capture a larger share of the U.S., U.K. and European feature film and commercial markets has been inhibited by rental equipment shortages resulting from limited manufacturing capacity and capital expenditure constraints imposed by the Company's credit facilities. With the Company's relocation to a new manufacturing facility, its recent recapitalization and the repayment of indebtedness with proceeds from the Offerings, the Company believes it will be well-positioned to (i) significantly increase its production of camera systems,
(ii) increase its leading share of the North American feature film market, (iii) increase its share of the international feature film market with an emphasis on Europe and (iv) increase its share of the North American and international commercial markets.


    In addition to manufacturing and renting camera systems, the Company also rents lighting, lighting grip, power generation and related transportation equipment through Lee Lighting Limited, the largest lighting rental company in the United Kingdom, as well as through two owned and operated facilities in Orlando and Toronto. The Company also manufactures and sells lighting filters and other color-correction and diffusion filters through Lee Filters.

    For information concerning the compilation of market share and certain other information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

    Panavision Inc. was incorporated in Delaware in 1990. Predecessors of the Company have been engaged in the design and manufacturing of cinematography equipment since 1954. The Company's principal executive office is located at 6219 De Soto Avenue, Woodland Hills, California 91367, and its telephone number is (818) 316-1000.

                              THE RECAPITALIZATION

    The Company conducts its business through Panavision International, L.P. ("PILP") and PILP's subsidiaries. In May 1996, the Company effected a recapitalization (the "Recapitalization"), pursuant to which, for a total of $126.1 million in cash, the Company acquired all of the equity interests in PILP it did not previously own and retired all of PILP's outstanding debt securities. As part of the Recapitalization, Warburg, Pincus Capital Company, L.P. (together with its wholly owned subsidiaries, "Warburg, Pincus") and management loaned the Company $12.5 million in the form of subordinated debt, and the Company borrowed $110.0 million through a credit arrangement. The balance of the funds required came from the Company's cash on hand. See "The Recapitalization."

                                 THE OFFERINGS

    The offering of 2,800,000 shares of Common Stock initially being offered in the United States (the "U.S. Offering") and the offering of 700,000 shares of Common Stock initially being offered in a concurrent international offering outside the United States (the "International Offering") are collectively referred to as the "Offerings." The closing of each of the Offerings is conditioned upon the closing of the other Offering.

Common Stock offered:
  U.S. Offering.................................  2,800,000 shares
  International Offering........................  700,000 shares
    Total.......................................  3,500,000 shares
Common Stock to be outstanding after the
  Offerings:....................................  17,630,000 shares(1)
Use of Proceeds.................................  Repayment of outstanding indebtedness.
                                                  See "Use of Proceeds."(2)
Proposed NYSE symbol............................  "PVI"

------------------------


(1) Excludes 2,190,150 shares of Common Stock reserved for issuance under the Company's stock option plan, of which options for 2,135,250 shares have been granted or will be issued upon completion of the Offerings. See "Management--Compensation Pursuant to Plans." Assumes the Underwriters' over-allotment options are not exercised. If such over-allotment is exercised, up to an additional 525,000 shares will be issued and sold by the Company.


(2) Of the $53.5 million of estimated net proceeds of the Offerings (based on an assumed initial public offering price of $17.00 per share, the mid-point of the range of the initial public offering prices set forth on the cover page of this Prospectus), approximately $12.9 million will be used to repay indebtedness (including accrued interest) owed to Warburg, Pincus and management. See"Use of Proceeds" and "Certain Transactions."

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                     ---------------------------------  ----------------------
                                                       1993       1994       1995(1)      1995       1996(2)
                                                     ---------  ---------  -----------  ---------  -----------
STATEMENT OF OPERATIONS DATA:
Revenue:
    Camera rental..................................  $  54,031  $  61,642   $  75,083   $  54,055   $  62,814
    Lighting rental................................        933      1,160       4,121       3,210       7,598
    Sales and other................................     11,746     14,298      16,124      12,213      14,638
                                                     ---------  ---------  -----------  ---------  -----------
        Total......................................     66,710     77,100      95,328      69,478      85,050
Gross margin.......................................     30,278     36,105      50,959      36,860      44,971
Operating income...................................      9,131     14,453      19,487      13,131      19,987
Net interest expense...............................      5,229      5,318       5,616       4,373       5,589
Income before non-controlling partners' interest in
  PILP and income taxes............................      4,085      9,800      14,286       9,477      14,610
Net income.........................................  $   3,305  $   7,078   $   5,563   $   4,435   $   8,098
                                                     ---------  ---------  -----------  ---------  -----------
                                                     ---------  ---------  -----------  ---------  -----------
Net income per common share........................  $     .22  $     .46   $     .36   $     .29   $     .53
                                                     ---------  ---------  -----------  ---------  -----------
                                                     ---------  ---------  -----------  ---------  -----------
Shares used in computation.........................     15,277     15,277      15,277      15,277      15,277

                                                                               SEPTEMBER 30, 1996
                                                                           --------------------------
                                                                            ACTUAL    AS ADJUSTED(3)
                                                                           ---------  ---------------

BALANCE SHEET DATA:
Total assets.............................................................  $ 164,713     $ 164,713
Total current liabilities................................................     28,784        28,441
Long-term debt...........................................................    110,492        57,335
Stockholders' equity.....................................................     24,158        77,658

                                                                                    NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                  -------------------------------  --------------------
                                                    1993       1994      1995(1)     1995      1996(2)
                                                  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
EBITDA (4)......................................  $  23,910  $  30,149  $  37,381  $  26,615  $  33,938
Net cash provided by operations.................     19,304     26,379     34,317     21,146     17,645
Net cash used in investing activities...........   (11,444)   (15,449)   (15,699)    (7,682)   (22,483)
Net cash used in financing activities...........    (2,827)    (4,379)    (9,724)    (6,083)   (18,226)
Capital expenditures............................     12,678     16,251     19,454     11,060     16,641
EBITDA margin percentage (5)....................       35.8%      39.1%      39.2%      38.3%      39.9%
Gross margin percentage (5).....................       45.4       46.8       53.5       53.1       52.9
Operating income percentage (5).................       13.7       18.7       20.4       18.9       23.5

--------------------------

(1) Includes operating results of Panavision Canada Corporation, a former agent, since its acquisition effective January 20, 1995.

(2) Includes operating results of Lee Lighting Limited since its acquisition effective July 1, 1996.

(3) Adjusted to reflect (i) the sale of 3,500,000 shares of Common Stock in the Offerings and (ii) the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(4) EBITDA is calculated by adding back all depreciation and amortization and net interest expense to income before non-controlling partners' interest in PILP and income taxes. The Company believes that EBITDA serves as an important financial analysis tool for measuring and comparing financial information such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to net income or other cash flow measures determined under generally accepted accounting principles as an indicator of Panavision's performance or liquidity. Additionally, due to the capital intensive nature of the Company's business, depreciation and amortization is a significant component of the Company's operating results. EBITDA as disclosed herein may not be comparable to similarly titled amounts disclosed by other companies.

(5) EBITDA margin percentage is defined as EBITDA as a percentage of revenue, gross margin percentage is defined as gross margin as a percentage of revenue and operating income percentage is defined as operating income as a percentage of revenue.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following pro forma statement of operations information gives effect to the Recapitalization and the July 1996 acquisition (the "Lee Lighting Acquisition") of Lee Lighting Limited ("Lee Lighting"), in each case as if such transactions had occurred at the beginning of the period presented. The pro forma financial information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the Unaudited Pro Forma Condensed Consolidated Financial Statements and the Consolidated Financial Statements of the Company and Lee Lighting and the notes thereto included elsewhere in this Prospectus.

                                                                               NINE MONTHS ENDED
                                                                                 SEPTEMBER 30,
                                                       YEAR ENDED             --------------------
                                                   DECEMBER 31, 1995            1995       1996
                                            --------------------------------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenue:
    Camera rental.........................             $   75,083             $  54,055  $  62,814
    Lighting rental.......................                 22,081                16,945     17,260
    Sales and other.......................                 17,913                13,697     15,376
                                                       ----------             ---------  ---------
        Total.............................                115,077                84,697     95,450
Gross margin..............................                 55,163                40,577     47,250
Operating income..........................                 20,750                14,392     20,735
Net interest expense......................                  9,458                 7,094      7,109
Net income................................             $   10,382             $   6,997  $  11,080
                                                       ----------             ---------  ---------
                                                       ----------             ---------  ---------
Net income per common share(1)............             $      .68             $     .46  $     .73
                                                       ----------             ---------  ---------
                                                       ----------             ---------  ---------
Shares used in computation................                 15,277                15,277     15,277

OTHER DATA:
EBITDA (2)................................             $   40,616             $  29,266  $  35,563
Net cash provided by operations...........                 33,868                20,963     16,946
Net cash used in investing activities.....               (17,108)               (8,888)   (23,618)
Net cash used in financing activities.....                (9,724)               (6,083)   (18,226)
Capital expenditures......................                 20,936                12,321     17,791
EBITDA margin percentage (3)..............                   35.3%                 34.6%      37.3%
Gross margin percentage (3)...............                   47.9                  47.9       49.5
Operating income percentage (3)...........                   18.0                  17.0       21.7

--------------------------
(1) Supplementary pro forma net income per share adjusted to reflect the use of the proceeds from the Offerings would be $.75, $.52 and $.73 for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996, respectively.

(2) EBITDA is calculated by adding back all depreciation and amortization and net interest expense to income before income taxes. The Company believes that EBITDA serves as an important financial analysis tool for measuring and comparing financial information such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to net income or other cash flow measures determined under generally accepted accounting principles as an indicator of Panavision's performance or liquidity. Additionally, due to the capital intensive nature of the Company's business, depreciation and amortization is a significant component of the Company's operating results. EBITDA as disclosed herein may not be comparable to similarly titled amounts disclosed by other companies.

(3) EBITDA margin percentage is defined as EBITDA as a percentage of revenue, gross margin percentage is defined as gross margin as a percentage of revenue and operating income percentage is defined as operating income as a percentage of revenue.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS, AND, IN PARTICULAR, SHOULD EVALUATE THE FOLLOWING RISKS IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

DEPENDENCE ON FEATURE FILM INDUSTRY

    The Company's operations are dependent on the feature film market, including, in particular, that in the United States. Over the past four years, the Company has benefited from an increase in the number of major studio feature films (and especially large-budget action films), which tend to use larger camera packages than the feature films made by independent producers. A significant reduction in the total number of feature films produced, including, in particular, major studio or large-budget action films, could have a material adverse impact on the Company's operations.

COMPETITION

    The market for the Company's cinematography equipment is highly competitive, primarily driven by technology, customer service and, to a lesser extent, price. The Company's continued success will depend on its ability to develop, manufacture and market its products. As a manufacturer of equipment, the Company's primary competitors are Arriflex Corporation ("Arriflex") and Moviecam F.G. Bauer G.m.b.H ("Moviecam"). As a renter of equipment, the Company competes with numerous rental houses, which purchase equipment from other manufacturers and then rent that equipment to their customers. There can be no assurance that the Company will be able to continue to develop, manufacture and market its products successfully against existing or new competitors. See "Business-- Competition."

TECHNOLOGICAL CHANGE

    The motion picture and television industries are subject to technological change, evolving industry standards, changing customer requirements and improvements in and expansion of product offerings. The Company's ability to anticipate changes in technology, industry standards, customer requirements and product offerings and to develop and introduce new and enhanced products will be significant factors in the Company's ability to remain a leader in the manufacturing and rental of cinematography equipment. Although the Company believes it is well-positioned to meet the changing needs of the motion picture and television industries, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete. See "Business--Products--Research and Product Development."

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent upon the continued services of the key officers and management personnel listed under "Management." The loss of key personnel could have a material adverse effect on the Company. The Company believes that its future success also will depend significantly upon its ability to attract, motivate and retain additional highly skilled managerial, operational, technical and sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, assimilating and retaining the personnel it requires to develop, manufacture and market its products or expand its operations. See "Business--Employees," "Management--Executive Officers and Directors" and "--Other Key Employees."

DEPENDENCE UPON KEY SUPPLIERS


    The Company uses outside vendors for the manufacture of certain components used in its products, such as the grinding, manufacture and polishing of certain camera lens elements. The Company generally does not have supply contracts with its outside vendors. Although the Company believes that such vendors could be replaced, the loss of one or more of such vendors could disrupt the Company's business. See "Business--Products--Manufacturing and Assembly."


INTERNATIONAL SALES; FOREIGN EXCHANGE RISK

    In 1993, 1994 and 1995, approximately 39%, 45% and 45% of the Company's revenue, respectively, was generated outside of the United States, primarily in the United Kingdom and Canada. The Company intends to expand the scope of its operations outside of the United States and expects that international operations will continue to account for a significant portion of its revenue in future periods. The results of operations of the Company's U.K. subsidiaries are translated from pounds sterling to United States dollars. Therefore, the Company's results of operations are affected by fluctuations in exchange rates between such currencies.

DEPENDENCE ON MANUFACTURING FACILITY

    The Company's manufacturing facility is located in Woodland Hills, California. Since the Company is dependent on its manufacturing facility, a disruption of the Company's manufacturing operations could have a material adverse effect on the Company's business, financial condition and results of operations. Such disruption could result from various factors including human error or a natural disaster such as earthquake, fire or flood. The Company does not maintain business interruption insurance that would reimburse the Company in the event of an earthquake.

INFLUENCE BY EXISTING STOCKHOLDERS

    Upon completion of the Offerings, the Company's existing stockholders, including Warburg, Pincus and the Company's executive officers, will beneficially own approximately 80.5% of the outstanding shares of the Company's voting stock. As a result, existing stockholders will be able to continue to elect the Company's Board of Directors and take other corporate actions requiring stockholder approval, as well as dictate the direction and policies of the Company. Such concentration of ownership also could delay, deter or prevent a change in control of the Company. In addition, pursuant to a stockholders agreement, Warburg, Pincus and management have the right to designate five persons to be appointed or nominated to the Company's Board of Directors. See "Management--Stockholders Agreement" and "Principal Stockholders."

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offerings, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing, subject to notice of issuance, on the New York Stock Exchange ("NYSE"), there can be no assurance that an active trading market for the Common Stock will develop or be sustained following the Offerings or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiation between the Company and the Representatives of the Underwriters based upon several factors and may not be indicative of future market prices. The price at which the Common Stock will trade will depend upon a number of factors, some of which are beyond the Company's control. Such factors include, but are not limited to, the Company's historical and anticipated operating results, general market and economic conditions, quarterly fluctuations in the Company's financial and operating results, announcements by the Company or others and developments affecting the Company, its products, its clients, the markets in which it competes or the industry generally. In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of the Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL FOR ADVERSE EFFECT ON STOCK PRICE;
  REGISTRATION RIGHTS


    Sales of a substantial number of shares of Common Stock in the public market or the prospect of such sales could adversely affect prevailing market prices for the Common Stock. Upon completion of the Offerings, the Company will have outstanding 17,630,000 shares of Common Stock. Of these shares, the 3,500,000 shares of Common Stock to be sold in the Offerings will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares which may be acquired by an "affiliate" of the Company. The Company and certain stockholders, who will own an aggregate of approximately 14,130,000 shares of Common Stock after the Offerings, have agreed not to sell or otherwise dispose of any shares of Common Stock or substantially similar securities for 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. Subject to such lock-up arrangements, approximately 12,717,000 shares of Common Stock will be eligible for sale in the public market subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act and an additional 1,413,000 shares will be eligible for sale in the public market under Rule 144 under the Securities Act in June 1998. Promptly after the closing of the Offerings, the Company intends to file a registration statement under the Securities Act covering the sale of 2,190,150 shares of Common Stock reserved for issuance under its stock option plan. Upon completion of the Offerings, there will be outstanding options to purchase a total of 2,135,250 shares of Common Stock. See "Management--Compensation Pursuant to Plans." The Company has granted certain stockholders registration rights with respect to approximately 14,130,000 shares of Common Stock. See "Description of Capital Stock--Registration Rights." The sale of such shares could have a material adverse effect on the Company's ability to raise capital in the public markets. See "Shares Eligible for Future Sale."


IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

    Investors purchasing shares of Common Stock in the Offerings will incur substantial and immediate dilution of $12.62 per share in the net tangible book value of the Common Stock from the initial public offering price. In addition, these investors will incur additional dilution upon the exercise of outstanding stock options. See "Dilution."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Company's Certificate of Incorporation authorizes the issuance of Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company and could adversely affect the prevailing market price of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock--Preferred Stock."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 3,500,000 shares of Common Stock offered hereby, based upon an assumed initial public offering price of $17.00 per share (the mid-point of the range of the initial public offering prices set forth on the cover page of this Prospectus), are estimated to be $53.5 million ($61.8 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and estimated offering expenses. The net proceeds of the Offerings will be used to repay indebtedness of the Company.

    Of the debt to be repaid, (i) approximately $40.6 million is indebtedness under the Company's senior bank loan which was incurred in the Recapitalization and bears interest at a floating rate (8.37% per annum as of October 29, 1996) with a maturity date of March 31, 2004, and (ii) approximately $12.9 million is indebtedness (including accrued interest) which was incurred in the Recapitalization and is owed to Warburg, Pincus and Messrs. Scott, Farrand and Marcketta pursuant to subordinated demand notes which bear interest at 6.83% per annum. See "The Recapitalization" and "Certain Transactions."

                                DIVIDEND POLICY

    The Company has never paid a cash dividend on its Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The current policy of the Company's Board of Directors is to retain earnings to finance the operations and expansion of the Company's business. In addition, the Company's existing credit agreement restricts the Company's ability to pay dividends to its stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1996. The as adjusted capitalization reflects the issuance and sale of the 3,500,000 shares of Common Stock offered hereby by the Company and the application of the estimated net proceeds therefrom (assuming an initial public offering price of $17.00 per share, the mid-point of the range of offering prices set forth on the cover page of this Prospectus). See "Use of Proceeds."

                                                                               SEPTEMBER 30, 1996
                                                                            -------------------------
                                                                              ACTUAL     AS ADJUSTED
                                                                            ----------  -------------

                                                                                 (IN THOUSANDS)
Long-term debt:
  Term bank loan..........................................................  $   91,000   $    57,335
  Revolving credit facility...............................................       7,000             0
  Notes to affiliates.....................................................      12,492             0
                                                                            ----------  -------------

    Total long-term debt..................................................     110,492        57,335

Stockholders' equity:
  Preferred stock, par value $.01 per share, 2,000,000 shares authorized,
    no shares issued and outstanding......................................      --           --
  Common stock, par value $.01 per share, 50,000,000 shares authorized,
    14,130,000 shares issued and outstanding(1)...........................         141           176
  Additional paid-in capital..............................................      14,259        67,724
  Retained earnings.......................................................       9,802         9,802
  Foreign currency translation adjustment.................................         (44)          (44)
                                                                            ----------  -------------
    Total stockholders' equity............................................      24,158        77,658

    Total capitalization..................................................  $  134,650   $   134,993
                                                                            ----------  -------------
                                                                            ----------  -------------

------------------------


(1) Excludes an aggregate of 2,190,150 shares of Common Stock reserved for issuance under the Company's stock option plan, including 2,135,250 shares of Common Stock subject to outstanding options. See
    "Management--Compensation Pursuant to Plans."

                                    DILUTION

    The net tangible book value of the Company at September 30, 1996 was $23,633,000 or approximately $1.67 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the aggregate number of shares of Common Stock outstanding as of September 30, 1996. Without taking into account any changes in the Company's net tangible book value after September 30, 1996, other than to give effect to the receipt of the net proceeds from the sale of the 3,500,000 shares of Common Stock offered hereby, assuming an initial public offering price of $17.00 per share (the mid-point of the range of the initial public offering prices set forth on the cover page of this Prospectus) and after deducting the underwriting discount and estimated offering expenses to be paid by the Company, the net tangible book value of the Company at September 30, 1996 would have been $77,133,000, or $4.38 per share. This represents an immediate increase in net tangible book value of $2.71 per share of Common Stock to existing stockholders and an immediate dilution of approximately $12.62 per share to new investors purchasing shares in the Offerings. The following table illustrates the per share dilution:

Assumed initial public offering price per share.......................             $   17.00
  Net tangible book value before the Offerings........................  $    1.67
  Increase per share attributable to the Offerings....................       2.71
                                                                        ---------
Net tangible book value per share after the Offerings.................                  4.38
                                                                                   ---------
Dilution per share to new investors...................................             $   12.62
                                                                                   ---------
                                                                                   ---------

    The following table sets forth as of September 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by the new investors purchasing shares of Common Stock from the Company in the Offerings (before deducting the underwriting discount and estimated offering expenses):

                                                    SHARES PURCHASED           TOTAL CONSIDERATION
                                               --------------------------  ---------------------------  AVERAGE PRICE
                                                  NUMBER        PERCENT        AMOUNT        PERCENT      PER SHARE
                                               -------------  -----------  --------------  -----------  --------------
Existing stockholders........................     14,130,000          80%  $   13,770,000          19%    $     0.97
New investors................................      3,500,000          20       59,500,000          81     $    17.00
                                               -------------         ---   --------------         ---        -------
    Total....................................     17,630,000         100%  $   73,270,000         100%
                                               -------------         ---   --------------         ---
                                               -------------         ---   --------------         ---

    The foregoing calculations assume no exercise of the Underwriters' over-allotment options and exclude shares subject to outstanding options and shares subject to options that will be issued upon completion of the Offerings. As of September 30, 1996, there were options outstanding to purchase an aggregate of 1,766,250 shares at an exercise price of $1.22 per share. To the extent that outstanding options are exercised in the future, there will be further dilution to new investors. See "Management-- Compensation Pursuant to Plans."

                              THE RECAPITALIZATION

    The Company is a holding company that conducts its business through PILP. Prior to the Recapitalization, certain non-controlling partners owned 70% of the non-voting Class A and 30% of the voting Class B limited partnership units of PILP. The non-controlling partners consisted of members of the bank group that provided PILP's prior credit facility and were not otherwise affiliated with the Company, PILP or Warburg, Pincus. They acquired their interest in PILP in connection with PILP's prior credit facility. As described below, as a result of the Recapitalization the Company owns 100% of the oustanding interests of PILP.

    In May 1996, the Company effected the Recapitalization, pursuant to which, for a total of $126.1 million in cash, the Company acquired all of the equity interests in PILP it did not previously own and retired all of PILP's outstanding debt securities. The Recapitalization was financed by (i) borrowings of $110.0 million under a new credit facility, (ii) funds from working capital and (iii) loans from Warburg, Pincus and management. The loans consisted of subordinated demand notes of $11,608,000, $580,400, $165,829 and $82,914 issued to Warburg, Pincus and Messrs. Scott, Farrand and Marcketta, respectively. In addition, effective July 1, 1996, Warburg, Pincus contributed substantially all of the assets of Lee Lighting to the Company as a capital contribution in the amount of $8.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a description of the credit facility and "Certain Transactions" for a description of the terms of the subordinated notes issued to Warburg, Pincus and management.

    As a result of the Recapitalization, Warburg, Pincus and management (i) own 90% and 10%, respectively, of the Common Stock of the Company outstanding prior to the Offerings and (ii) hold $11,608,000 and $829,143, respectively, in subordinated demand notes of the Company. The Company expects to repay such notes with the proceeds of the Offerings. See "Use of Proceeds."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected financial data for the seven months ended December 31, 1991 and for the four years ended December 31, 1995 are derived from the audited consolidated financial statements of the Company. The financial data of the Company as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

                                                                                                                        NINE
                                                                                                                       MONTHS
                                                                                                                        ENDED
                                                                                                                      SEPTEMBER
                                                        SEVEN MONTHS               YEAR ENDED DECEMBER 31,               30,
                                                            ENDED         ------------------------------------------  ---------
                                                      DECEMBER 31, 1991     1992       1993       1994      1995(1)     1995
                                                     -------------------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Camera rental....................................      $    30,355      $  48,511  $  54,031  $  61,642  $  75,083  $  54,055
  Sales and lighting rental........................            7,544         14,049     12,679     15,458     20,245     15,423
                                                            --------      ---------  ---------  ---------  ---------  ---------
    Total rental revenue and sales.................           37,899         62,560     66,710     77,100     95,328     69,478
Cost of camera rental..............................           17,369         28,804     28,600     31,293     32,721     23,959
Cost of sales and lighting rental..................            4,676          9,201      7,832      9,702     11,648      8,659
                                                            --------      ---------  ---------  ---------  ---------  ---------
Gross margin.......................................           15,854         24,555     30,278     36,105     50,959     36,860
Selling, general and administrative expenses.......           13,782         21,648     18,875     19,210     28,486     21,351
Research and development expenses..................            1,408          2,000      2,272      2,442      2,986      2,378
                                                            --------      ---------  ---------  ---------  ---------  ---------
Operating income...................................              664            907      9,131     14,453     19,487     13,131
Net interest expense...............................           (3,797)        (5,453)    (5,229)    (5,318)    (5,616)    (4,373)
Net other income (expense).........................              728         (1,655)       183        665        415        719
                                                            --------      ---------  ---------  ---------  ---------  ---------
Income (loss) before non-controlling partners'
  interest in PILP and income taxes................           (2,405)        (6,201)     4,085      9,800     14,286      9,477
Non-controlling partners' interest in PILP (3).....             (795)          (958)      (327)      (879)    (7,348)    (3,947)
                                                            --------      ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes..................           (3,200)        (7,159)     3,758      8,921      6,938      5,530
Income tax (provision) benefit.....................              426            686       (453)    (1,843)    (1,375)    (1,095)
                                                            --------      ---------  ---------  ---------  ---------  ---------
Net income (loss)..................................      $    (2,774)     $  (6,473) $   3,305  $   7,078  $   5,563  $   4,435
                                                            --------      ---------  ---------  ---------  ---------  ---------
                                                            --------      ---------  ---------  ---------  ---------  ---------
Net income (loss) per share........................      $      (.18)     $    (.42) $     .22  $     .46  $     .36  $     .29
                                                            --------      ---------  ---------  ---------  ---------  ---------
                                                            --------      ---------  ---------  ---------  ---------  ---------
Shares used in computation.........................           15,277         15,277     15,277     15,277     15,277     15,277


                                                      1996(2)
                                                     ---------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Camera rental....................................  $  62,814
  Sales and lighting rental........................     22,236
                                                     ---------
    Total rental revenue and sales.................     85,050
Cost of camera rental..............................     26,980
Cost of sales and lighting rental..................     13,099
                                                     ---------
Gross margin.......................................     44,971
Selling, general and administrative expenses.......     21,684
Research and development expenses..................      3,300
                                                     ---------
Operating income...................................     19,987
Net interest expense...............................     (5,589)
Net other income (expense).........................        212
                                                     ---------
Income (loss) before non-controlling partners'
  interest in PILP and income taxes................     14,610
Non-controlling partners' interest in PILP (3).....     (4,500)
                                                     ---------
Income (loss) before income taxes..................     10,110
Income tax (provision) benefit.....................     (2,012)
                                                     ---------
Net income (loss)..................................  $   8,098
                                                     ---------
                                                     ---------
Net income (loss) per share........................  $     .53
                                                     ---------
                                                     ---------
Shares used in computation.........................     15,277

                                                                          DECEMBER 31,
                                                   ----------------------------------------------------------
                                                      1991        1992        1993        1994        1995      SEPTEMBER 30, 1996
                                                   ----------  ----------  ----------  ----------  ----------  --------------------
BALANCE SHEET DATA:
Total assets.....................................  $  150,990  $  138,697  $  140,075  $  149,707  $  165,751      $    164,713
Total current liabilities........................      13,238      13,017      13,419      18,230      25,162            28,784
Long-term debt...................................     137,000     134,500     131,000     127,000     124,678           110,492
Stockholders' equity (deficiency)................      (5,928)    (10,481)     (6,706)        922       6,456            24,158

------------------------

(1) Includes operating results of Panavision Canada Corporation, a former agent, since its acquisition effective January 20, 1995.

(2) Includes operating results of Lee Lighting Limited since its acquisition effective July 1, 1996.

(3) In the Recapitalization, the Company acquired the non-controlling partners' interest in PILP effective May 8, 1996. Accordingly, there will be no further allocation of PILP's income to non-controlling partners.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company is a leading designer and manufacturer of high-precision film camera systems, which it rents to the motion picture and television industries through its domestic and international owned and operated facilities and agent network. The Company also rents lighting equipment in the United Kingdom through Lee Lighting, as well as through two of its owned and operated facilities in Orlando and Toronto, and manufactures and sells lighting filters and other color-correction and diffusion filters through Lee Filters.

    The Company believes that its future results of operations will be affected by (i) the number and box-office success of feature film productions in the North American and international motion picture, television and home video markets, (ii) the demand for episodic television programs produced on film due to the increase in the number of cable and network channels, including FOX, WB and UPN, which require additional original programming, and (iii) the continued health of the U.S. and U.K. economies, and their effect on spending for television commercial advertising.

    The Company believes there are significant growth opportunities in the North American and international feature film and commercial markets. Since 1993, market demand for Panavision's camera systems exceeded the Company's ability to supply them due to previously limited manufacturing capacity and credit facility covenants which restricted capital expenditures. In order to address these constraints, the Company effected its Recapitalization in May 1996, relocated in June 1996 from its former 75,000 square-foot facility in Tarzana, California to an upgraded 150,000 square-foot facility in Woodland Hills, California and began hiring additional manufacturing personnel. The Company estimates that by the end of 1996, it will have the capacity to manufacture 50% more camera systems annually than in previous years. The Company is also in the process of hiring electronic, software and mechanical research and product development personnel to introduce new rental products more rapidly.

    The Company competes in a number of motion picture and television markets worldwide. In 1995, approximately 65%, 19% and 16% of the Company's pro forma total revenue was generated from camera rental, lighting rental, and sales and other revenue, respectively; and 55% and 45% of the Company's pro forma total revenue was derived from the North American and international markets, respectively. The chart below illustrates these markets in more detail, based on estimates derived from the Company's records of its owned and operated facilities and its estimates of third-party agents' revenue:

                          PERCENTAGES OF 1995 PRO FORMA TOTAL REVENUE
------------------------------------------------------------------------------------------------
                                                            NORTH AMERICA        INTERNATIONAL       TOTAL
                                                        ---------------------  -----------------     -----
Camera rental revenue:
  Feature films.......................................               22%                   9%             31%
  Commercials.........................................                9                    6              15
  Episodic television.................................               13                    *              13
  Movies of the week..................................                3                    *               3
  Other...............................................                3                    *               3
                                                                     --                   --
                                                                                                         ---
    Sub-total.........................................               50                   15              65
Lighting rental revenue...............................                3                   16              19
Sales and other revenue...............................                2                   14              16
                                                                     --                   --
                                                                                                         ---
    Total revenue.....................................               55%                  45%            100%
                                                                     --                   --
                                                                     --                   --
                                                                                                         ---
                                                                                                         ---

------------------------------

* Less than 1%.

    In 1995, approximately 77% of the Company's camera rental revenue was generated in North America. The Company estimates that in 1995 it provided camera systems to 46% of the feature films produced in North America, which generated 34% of its camera rental revenue. The television industry is comprised of commercials, episodic or series programs and movies of the week. The Company estimates that in 1995 it provided camera systems to 79% of the episodic programs produced using film in North America, which generated 20% of its camera rental revenue. The Company also provided camera systems to television commercial productions in North America, which in 1995 generated 14% of its camera rental revenue.

    The Company also provides camera systems to feature film and television commercial productions outside of North America primarily in the United Kingdom, Europe and the Pacific Rim. In 1995, approximately 14% of the Company's camera rental revenue was generated in the United Kingdom and 9% was generated in all other territories. The Company estimates that in 1995 it supplied camera systems to 14% of the feature film productions in the United Kingdom and Europe.


    In 1995, North American and international agent camera rental revenue was $7.5 million, or 10% of camera rental revenue, and $6.5 million, or 9% of camera rental revenue, respectively. Agents are paid a commission equal to approximately 40% of the rental revenue generated from their customers. In order to increase its control over camera systems distribution, in January 1995, the Company acquired Panavision Canada Corporation ("Panavision Canada"), its Canadian agent, which operates facilities in Toronto and Vancouver. The Company expects to allocate the additional camera systems it manufactures primarily to owned and operated facilities.


    In July 1996, the Company acquired Lee Lighting, the largest lighting rental company in the United Kingdom. In 1995, on a pro forma basis, the Company estimates that 81% of its lighting rental revenue and 17% of its total revenue were generated by Lee Lighting. In 1995, on a pro forma basis, approximately 53% of the Company's sales and other revenue, and 8% of its total revenue, was generated by Lee Filters, with the remainder of its sales and other revenue consisting primarily of sales of film stock, consummable lighting products and Panavision logo merchandise.

    Certain of the information contained in this Prospectus under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and summaries thereof regarding the size of the Company's share of markets in which it participates and information concerning the definition, size and development of such markets, both domestically and internationally, are based on estimates prepared by the Company using information or data derived from various sources. Such information and data and certain other information under such captions and summaries concerning the Company's classification of camera rental revenue by market are also based on assumptions and estimates made by the Company on the basis of its knowledge of the markets and its business which the Company believes are reasonable.

HISTORICAL RESULTS OF OPERATIONS

    The Company is a holding company that owns 100% of the non-voting Class A and voting Class B limited partnership units of PILP. All business operations of the Company are conducted within PILP. In May 1996, the Company effected its Recapitalization, pursuant to which all of PILP's outstanding debt and equity securities were acquired. Prior to the Recapitalization, the non-controlling partners owned 70% of the non-voting Class A and 30% of the voting Class B limited partnership units. However, since the non-controlling partners had a deficit in their capital accounts at the formation of PILP, such deficit was allocated entirely to the Company as the general partner of PILP. In addition, PILP's losses for 1991 and 1992 and distributions made by PILP to various taxing authorities on behalf of the non-controlling partners were charged to the Company's capital account. In 1993, 1994 and 1995, as PILP generated earnings before the non-controlling partners' interest, a portion of their interest in those earnings was allocated to the Company's capital account to restore the proportionate amount of the non-controlling partners' deficits and distributions for taxes previously charged to the Company's capital account. The significant increase in the non-controlling partners' interest in PILP from $0.9 million in 1994 to $7.3 million in 1995 reflects the substantial completion of the restoration of the Company's capital account.

    After the Recapitalization, no additional provision for non-controlling partners' interest in PILP will be made in the Company's statement of operations.

    NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED
     SEPTEMBER 30, 1995

    Camera rental revenue increased $8.7 million, or 16.1%, to $62.8 million for the nine months ended September 30, 1996 from $54.1 million for the nine months ended September 30, 1995. The increase resulted primarily from the rental of newly manufactured camera systems and specialty lenses to supply the increased demand in the North American and international feature film and commercial markets as well as the North American episodic television market. Revenue also increased as a result of a small increase in rental rates.

    Sales and lighting rental revenue increased $6.8 million, or 44.2%, to $22.2 million for the nine months ended September 30, 1996 from $15.4 million for the nine months ended September 30, 1995. This increase was primarily due to the acquisition of Lee Lighting in July 1996, which resulted in increased sales and lighting rental revenue of $5.4 million, as well as increased sales of Lee Filters through the Company's U.S. distribution operation, which contributed revenue of approximately $1.9 million, partially offset by a decrease of $0.6 million in the North American lighting rental revenue.

    Cost of camera rental increased $3.0 million, or 12.5%, to $27.0 million for the nine months ended September 30, 1996 from $24.0 million for the nine months ended September 30, 1995. This increase was primarily due to the increase in maintenance, service and labor costs required to service additional rental customers. In addition there was a small increase in third-party camera agent rental commissions and rental asset depreciation.

    Cost of sales and lighting rental increased $4.4 million, or 50.6%, to $13.1 million for the nine months ended September 30, 1996 from $8.7 million for the nine months ended September 30, 1995. This increase was primarily due to the acquisition of Lee Lighting in July 1996, an increase in the cost of sales related to the increase in sales of Lee Filters and a small increase in the cost of sales in the United Kingdom.

    Gross margin increased $8.1 million, or 22.0%, to $45.0 million for the nine months ended September 30, 1996 from $36.9 million for the nine months ended September 30, 1995. The increase was primarily due to the factors discussed above.

    Selling, general and administrative expenses increased $0.3 million, or 1.4%, to $21.7 million for the nine months ended September 30, 1996 from $21.4 million for the nine months ended September 30, 1995. The 1996 results include a $1.3 million increase in costs related to the addition of personnel to support the Company's anticipated revenue growth, costs associated with the June 1996 relocation to the new Woodland Hills facility and a one-time non-cash compensation charge of $0.6 million for shares of Common Stock issued to certain members of senior management. Additionally, the acquisition of Lee Lighting resulted in $0.8 million in selling, general and administrative costs. The 1995 results included non-recurring charges relating to the early lease termination for the Company's former facility of $2.2 million and the write-down of the carrying value of certain real property owned by the Company's U.K. rental operation of $1.4 million.

    Research and development expenses increased $0.9 million, or 37.5%, to $3.3 million for the nine months ended September 30, 1996 from $2.4 million for the nine months ended September 30, 1995. The increase related to additional personnel costs incurred in connection with the development of a new sync-sound camera system and a digital video assist device. The Company expects research and development costs to continue to increase as the Company hires additional personnel to develop new specialty lenses and accessory products targeted primarily to service the feature film and commercial markets.

    Operating income increased $6.9 million, or 52.7%, to $20.0 million for the nine months ended September 30, 1996 from $13.1 million for the nine months ended September 30, 1995. The increase was primarily due to the factors discussed above.

    Net interest expense increased $1.2 million, or 27.3%, to $5.6 million for the nine months ended September 30, 1996 from $4.4 million for the nine months ended September 30, 1995. This increase was the result of additional outstanding interest-bearing term debt as a result of the Recapitalization.

    The effective tax rates for the nine months ended September 30, 1996 and 1995 were 19.9% and 19.8%, respectively, and were lower than the statutory rate principally due to the reduction in valuation allowance for deferred tax assets.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Camera rental revenue increased $13.5 million, or 21.9%, to $75.1 million for the year ended December 31, 1995 from $61.6 million for the year ended December 31, 1994. The increase resulted primarily from the rental of newly manufactured camera systems and specialty lenses to supply the increased demand in the North American and United Kingdom feature film and commercial markets as well as the North American episodic television market. The acquisition of Panavision Canada in January 1995 resulted in increased camera rental revenue of $3.7 million during the year. Revenue also increased as a result of a small increase in rental rates.

    Sales and lighting rental revenue increased $4.8 million, or 31.0%, to $20.3 million for the year ended December 31, 1995 from $15.5 million for the year ended December 31, 1994. The increase was primarily due to an increase in lighting rental revenue of $3.5 million resulting from the acquisition of Panavision Canada. The remaining increase was primarily due to a $0.9 million increase in sales of Lee Filters.

    Cost of camera rental increased $1.4 million, or 4.5%, to $32.7 million for the year ended December 31, 1995 from $31.3 million for the year ended December 31, 1994. The increase is primarily due to additional net operating costs relating to Panavision Canada.

    Cost of sales and lighting rental increased $1.9 million, or 19.6%, to $11.6 million for the year ended December 31, 1995 from $9.7 million for the year ended December 31, 1994. The increase was primarily due to the $1.8 million in additional operating costs relating to Panavision Canada and increased cost of sales in the United Kingdom.

    Gross margin increased $14.9 million, or 41.3%, to $51.0 million for the year ended December 31, 1995 from $36.1 million for the year ended December 31, 1994. The increase was primarily due to the factors discussed above.

    Selling, general and administrative expenses increased $9.3 million, or 48.4%, to $28.5 million for the year ended December 31, 1995 from $19.2 million for the year ended December 31, 1994. The increase was partially due to non-recurring charges in 1995 including a $1.8 million charge for the early lease termination for the Company's former facility and a $1.7 million write-down of the carrying value of certain real property owned by the Company's U.K. rental operation. Additionally, the acquisition of Panavision Canada resulted in a $1.7 million increase in selling, general and administrative expenses. The remaining increase was due to an increase in incentive compensation costs, the acceleration of the amortization of leasehold improvements in the Company's former facility and increased marketing costs.

    Research and development expenses increased $0.5 million, or 20.0%, to $3.0 million for the year ended December 31, 1995 from $2.5 million for the year ended December 31, 1994. This increase was due to the addition of staff and other expenses related to the development of a new camera system, specialty lenses and accessories.

    Operating income increased $5.0 million, or 34.5%, to $19.5 million for the year ended December 31, 1995 from $14.5 million for the year ended December 31, 1994. The increase was primarily due to the factors discussed above.

    Net interest expense increased $0.3 million, or 5.7%, to $5.6 million for the year ended December 31, 1995 from $5.3 million for the year ended December 31, 1994. The increase was due to interest expense related to Panavision Canada's credit facility.

    The effective tax rates for 1995 and 1994 were 19.8% and 20.7%, respectively, and were lower than the statutory rate principally due to a change in the valuation allowance for deferred tax assets and certain other non-taxable and non-deductible items.

    YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    Camera rental revenue increased $7.6 million, or 14.1%, to $61.6 million for the year ended December 31, 1994 from $54.0 million for the year ended December 31, 1993. The increase resulted primarily from the rental of newly manufactured specialty lenses and accessories to supply the increased demand in the North American and U.K. feature film and commercial markets as well as the North American episodic television market. Revenue also increased as a result of a small increase in rental rates.

    Sales and lighting rental revenue increased $2.8 million, or 22.0%, to $15.5 million for the year ended December 31, 1994 from $12.7 million for the year ended December 31, 1993. The increase was primarily due to the increased sales of Lee Filters and sales of consumable products by the various rental operations.

    Cost of camera rental increased $2.7 million, or 9.4%, to $31.3 million for the year ended December 31, 1994 from $28.6 million for the year ended December 31, 1993. This increase was primarily due to the increase in maintenance and service costs required to service additional camera rental customers and increased rental asset depreciation.

    Cost of sales and lighting rental increased $1.9 million, or 24.4%, to $9.7 million for the year ended December 31, 1994 from $7.8 million for the year ended December 31, 1993. This increase was primarily due to increases in the cost of sales and lighting rental in the United Kingdom.

    Gross margin increased $5.8 million, or 19.1%, to $36.1 million, for the year ended December 31, 1994 from $30.3 million for the year ended December 31, 1993. This increase was primarily due to the factors discussed above.

    Selling, general and administrative expenses increased $0.3 million, or 1.6%, to $19.2 million for the year ended December 31, 1994 from $18.9 million for the year ended December 31, 1993. This small increase resulted from general cost increases throughout the Company.

    Research and development expenses increased $0.2 million, or 8.7%, to $2.5 million for the year ended December 31, 1994 from $2.3 million for the year ended December 31, 1993. This increase was primarily due to the development of a new sync-sound camera system.

    Operating income increased $5.3 million, or 57.6%, to $14.5 million for the year ended December 31, 1994 from $9.2 million for the year ended December 31, 1993. The increase was primarily due to the factors discussed above.

    Net interest expense increased $0.1 million, or 1.9%, to $5.3 million for the year ended December 31, 1994 from $5.2 million for the year ended December 31, 1993. This increase was primarily due to a small increase in the interest rates on the Company's outstanding debt.

    The effective tax rates for 1994 and 1993 were 20.7% and 12.1%, respectively. The increase in the effective rates for 1994 were primarily due to federal tax provision which was not fully offset by a reduction in valuation allowance for deferred tax assets.

PRO FORMA RESULTS OF OPERATIONS

    The following pro forma statement of operations information is presented as if the Recapitalization and the Lee Lighting Acquisition had occurred as of the beginning of each period presented. The pro forma information is presented for illustrative purposes only and may not be indicative of the results that would have occurred if the transactions discussed above had occurred on the dates indicated or which may be obtained in the future.

                                                                           YEAR ENDED     NINE MONTHS ENDED
                                                                          DECEMBER 31,      SEPTEMBER 30,
                                                                         --------------  --------------------
                                                                              1995         1995       1996
                                                                         --------------  ---------  ---------

                                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Camera rental........................................................    $   75,083    $  54,055  $  62,814
  Lighting rental......................................................        22,081       16,945     17,260
  Sales and other......................................................        17,913       13,697     15,376
                                                                         --------------  ---------  ---------
    Total..............................................................       115,077       84,697     95,450
Cost of camera rental..................................................        32,721       23,959     26,980
Cost of lighting rental................................................        15,550       11,469     11,889
Cost of sales and other................................................        11,643        8,692      9,331
                                                                         --------------  ---------  ---------
Gross margin...........................................................        55,163       40,577     47,250
Selling, general and administrative expenses...........................        31,427       23,807     23,215
Research and development expenses......................................         2,986        2,378      3,300
                                                                         --------------  ---------  ---------
Operating income.......................................................        20,750       14,392     20,735
Net interest expense...................................................        (9,458)      (7,094)    (7,109)
Net other income.......................................................           483          755        220
                                                                         --------------  ---------  ---------
Income before income taxes.............................................        11,775        8,053     13,846
Income tax provision...................................................        (1,393)      (1,056)    (2,766)
                                                                         --------------  ---------  ---------
Net income.............................................................    $   10,382    $   6,997  $  11,080
                                                                         --------------  ---------  ---------
                                                                         --------------  ---------  ---------

    PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO PRO FORMA NINE
     MONTHS ENDED SEPTEMBER 30, 1995

    Camera rental revenue increased $8.7 million, or 16.1%, to $62.8 million for the nine months ended September 30, 1996 from $54.1 million for the nine months ended September 30, 1995. The increase resulted primarily from the rental of newly manufactured camera systems and specialty lenses to supply the increased demand in the North American and international feature film and commercial markets as well as the North American episodic television market. Revenue also increased as a result of a small increase in rental rates.

    Lighting rental revenue increased $0.4 million, or 2.4%, to $17.3 million for the nine months ended September 30, 1996 from $16.9 million for the nine months ended September 30, 1995. The increase was primarily due to strong demand in the U.K. feature film and commercial markets, partially offset by a decrease in the North American lighting rental revenue of $0.6 million.

    Sales and other revenue increased $1.7 million, or 12.4%, to $15.4 million for the nine months ended September 30, 1996 from $13.7 million for the nine months ended September 30, 1995. The increase was primarily due to increased sales of Lee Filters through the Company's U.S. distribution operation.

    Cost of camera rental increased $3.0 million, or 12.5%, to $27.0 million for the nine months ended September 30, 1996 from $24.0 million for the nine months ended September 30, 1995. This increase was primarily due to the increase in maintenance, service and labor costs required to service additional rental customers. In addition, there was a small increase in third-party camera agent rental commissions and rental asset depreciation.

    Cost of lighting rental increased $0.4 million, or 3.5%, to $11.9 million for the nine months ended September 30, 1996 from $11.5 million for the nine months ended September 30, 1995. This increase was primarily due to an increase in the cost of lighting rental at Lee Lighting which related to the increase in lighting rental revenue.

    Cost of sales and other revenue increased $0.6 million, or 6.9%, to $9.3 million for the nine months ended September 30, 1996 from $8.7 million for the nine months ended September 30, 1995. This increase related to the increase in sales of Lee Filters and a small increase in cost of sales in the United Kingdom.

    Gross margin increased $6.7 million, or 16.5%, to $47.3 million for the nine months ended September 30, 1996 from $40.6 million for the nine months ended September 30, 1995. The increase was primarily due to the factors discussed above.

    Selling, general and administrative expenses decreased $0.6 million, or 2.5%, to $23.2 million for the nine months ended September 30, 1996 from $23.8 million for the nine months ended September 30, 1995. The 1996 results include a $1.3 million increase in costs related to additional personnel to support the Company's anticipated revenue growth, costs associated with the June 1996 relocation to new facilities and a one-time non-cash compensation charge of $0.6 million for shares of Common Stock issued to certain members of senior management. The 1995 results include non-recurring charges relating to the early lease termination for the Company's former facility of $2.2 million and the write-down of the carrying value of certain real property owned by the Company's U.K. rental operation of $1.4 million.

    Research and development expenses increased $0.9 million, or 37.5% to $3.3 million for the nine months ended September 30, 1996 from $2.4 million for the nine months ended September 30, 1995. The increase related to additional personnel costs incurred in connection with the development of a new sync-sound camera system and a digital video assist device. The Company expects research and development costs to continue to increase as the Company hires additional personnel to develop new specialty lens and accessory products targeted primarily to service the feature film and commercial markets.

    Operating income increased $6.3 million, or 43.8%, to $20.7 million for the nine months ended September 30, 1996 from $14.4 million for the nine months ended September 30, 1995. The increase was primarily due to the factors discussed above.

    Interest expense amounts were determined using the assumptions that there would be $110.0 million in outstanding debt as of the beginning of 1995 and 1996. The interest rates assumed were the rates in effect as of May 8, 1996, the start of the Company's new credit facility. The same interest expense calculation was used for each of the pro forma periods presented.

    The effective tax rate increased to 20.0% for the nine months ended September 30, 1996 from 13.1% for the nine months ended September 30, 1995 due to a change in the mix of North American and international revenue which are taxed at different effective rates as well as certain non-deductible expenses in 1996 and the reduced impact of changes in valuation reserve for deferred tax assets.

PRO FORMA YEAR 1995 VS. PRO FORMA YEAR 1994 VS. PRO FORMA YEAR 1993

    Camera rental revenue increased $10.2 million, or 15.7%, to $75.1 million for the year ended December 31, 1995 from $64.9 million for the year ended December 31, 1994, which was an increase of $7.8 million, or 13.7%, from $57.1 million for the year ended December 31, 1993. The increase in 1995 resulted primarily from the rental of newly manufactured camera systems and specialty lenses to supply the increased demand in the North American and U.K. feature film and commercial markets as well as the North American episodic television market. The increase in 1994 resulted primarily from the rental of newly manufactured specialty lenses and accessories to supply the increased demand in such markets. Revenue also increased in both years as a result of a small increase in rental prices.

    Lighting rental revenue decreased $0.5 million, or 2.2%, to $22.1 million for the year ended December 31, 1995 from $22.6 million for the year ended December 31, 1994, which was an increase of $3.6 million, or 18.9%, from $19.0 million for the year ended December 31, 1993. The decrease in 1995 was primarily due to a decrease in feature film revenue in the United Kingdom. The increase in 1994 was primarily due to increased feature film and commercial demand in the U.K. and Canadian markets.

    Sales and other revenue increased $1.4 million, or 8.5%, to $17.9 million for the year ended December 31, 1995 from $16.5 million for the year ended December 31, 1994, which was an increase of $3.0 million, or 22.2%, from $13.5 million for the year ended December 31, 1993. The increase in both years was primarily due to the increase in sales of Lee Filters and sales of consumable products by the various rental operations.

    Cost of camera rental for 1995 and 1994 was $32.7 million, which was an increase of $1.5 million, or 4.8%, from $31.2 million for the year ended December 31, 1993. In 1995, the decrease in camera rental operating costs was offset by an increase in depreciation of camera rental assets. The increase in 1994 was primarily due to increased camera rental activity in the United Kingdom.

    Cost of lighting rental increased $.6 million, or 4.0%, to $15.6 million for the year ended December 31, 1995 from $15.0 million for the year ended December 31, 1994, which was an increase of $1.1 million, or 7.9% from $13.9 million for the year ended December 31, 1993. The increase in both 1995 and 1994 was primarily due to an increase in the cost of lighting rental in the United Kingdom. The increase in 1994 was partially offset by a decrease in the cost of lighting rental in the North American market.

    Cost of sales and other revenue increased $0.5 million, or 4.5%, to $11.6 million for the year ended December 31, 1995 from $11.1 million for the year ended December 31, 1994, which was an increase of $2.0 million, or 22.0% from $9.1 million for the year ended December 31, 1993. The increase in 1995 was primarily due to an increase in the cost of sales at Lee Filters in the United Kingdom. The increase in 1994 was primarily due to an increase in the cost of sales at Lee Filters and of consumable products in the United Kingdom.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has relied primarily upon cash provided by operations to finance its operations, repay long-term indebtedness and fund capital expenditures primarily for manufacturing camera rental systems and purchasing other rental equipment.

    In conjunction with the Company's Recapitalization, the Company used approximately $23.0 million of its cash to repay existing debt, total debt decreased by approximately $21.7 million and the Company obtained a new credit facility (the "Credit Facility"), which is comprised of a term loan in the amount of

$100 million with two $50 million tranches ("Term Loan A" and "Term Loan B") and a revolving credit facility (the "Revolving Facility") of $20 million. Borrowings under the Credit Facility at October 29, 1996 were $107.0 million. Interest is payable at rates equal to a margin, in excess of the prime rate or LIBOR, which fluctuates directly with the Company's total debt ratio, as defined in the Credit Facility. The prime rate margin ranges between 0% to 1.25% for the Term Loan A and the Revolving Facility and between 1.5% to 1.75% for the Term Loan B. The LIBOR margin ranges between 1.25% to 2.5% for the Term Loan A and the Revolving Facility and between 2.75% to 3.0% for the Term Loan B. At October 29, 1996, the average interest rate for the borrowings outstanding under the Credit Facility was approximately 8.37%. Principal repayments under the Credit Facility are payable quarterly beginning March 1997 through March 2004. The Company intends to use approximately $40.6 million of the net proceeds from the Offerings to repay certain amounts outstanding under the Credit Facility. See "Use of Proceeds." The Company anticipates that its Revolving Facility will be available for future borrowings. The Company's obligations under the Credit Facility are secured by substantially all of the Company's assets.

    Under the Credit Facility, the Company entered into two interest rate protection agreements to protect the Company from LIBOR increases. One agreement covering a notional amount of $45,000,000 expires on June 10, 1997 and protects the Company from LIBOR increases above 6.44%. The other agreement for a notional amount of $50,000,000 expires on June 10, 1998 and protects the Company from LIBOR increases above 7.37%. Since the floor for each of these interest rate protection agreements is 5.50%, in the event of a LIBOR reduction below this floor, there would be no benefit to the Company. The Credit Facility also requires the Company to meet certain financial tests and contains other restrictive covenants, including certain limitations on the Company's ability to incur debt, pay dividends, repurchase its equity securities, sell assets and make investments, acquisitions, dispositions and capital expenditures. The Credit Facility also requires, upon the occurrence of certain events such as the sale of assets, the issuance of equity securities, the generation of Excess Cash Flow (as defined in the Credit Facility) and the incurrence of certain indebtedness, that a portion of the loans be prepaid. The financial covenants regarding capital expenditures are significantly less restrictive than those included in the Company's credit facility prior to the Recapitalization. As a result of this covenant relief and after repayment of indebtedness with proceeds of the Offerings, the Company does not believe the covenants will materially restrict its ability to make capital expenditures and anticipates making additional capital expenditures to manufacture camera systems at a faster rate in 1996 than in 1995. In 1996, the Company intends to manufacture 38 camera systems compared to 24 manufactured in 1995.

    As of October 29, 1996, the Company owes approximately $12.0 million and $0.9 million under subordinated notes payable to Warburg, Pincus and the Company's senior management, respectively, including accrued interest at a rate of 6.83% per annum. The Company intends to use approximately $12.9 million of the net proceeds from the Offerings to repay these notes together with the interest accrued thereon.

    The following table sets forth certain information from the Company's Consolidated Statement of Cash Flows for the periods indicated:

                                                         YEAR ENDED        NINE MONTHS ENDED
                                                      DECEMBER 31, 1995    SEPTEMBER 30,1996
                                                     -------------------  -------------------
                                                                  (IN THOUSANDS)
Net cash provided by (used in):

Operating activities...............................      $    34,317           $  17,645
Investing activities...............................          (15,699)            (22,483)
Financing activities...............................           (9,724)            (18,226)

    For the nine months ended September 30, 1996, cash provided by operating activities was $17.6 million. Net income of $8.1 million, adjusted for depreciation and amortization of $13.7 million and the non-controlling partners' interest in PILP of $4.5 million, provided $26.3 million, which was partially offset by a use of $8.2 million, resulting from the net change in non-cash working capital items, and miscellaneous non-cash items of $0.5 million. Total investing activities of $22.5 million were comprised of capital expenditures of $16.6 million, offset by $1.2 million of proceeds received from the disposition of certain equipment. The majority of the capital expenditures were used to manufacture camera rental systems and to purchase other rental equipment, with approximately $1.0 million incurred to complete the leasehold improvements at the new facility. The net investing activities also reflect a benefit of $1.0 million for cash on the balance sheet of Lee Lighting which was acquired in July 1996. In addition, $8.1 million was used to acquire the non-controlling partners' interest in PILP in connection with the Recapitalization. Cash used in financing activities of $18.2 million was comprised of the reduction in outstanding borrowings in connection with the Recapitalization and $1.5 million of distributions to taxing authorities on behalf of the non-controlling partners in PILP.

    For the year ended December 31, 1995, cash provided by operating activities was $34.3 million. Net income of $5.6 million, adjusted for depreciation and amortization of $17.5 million, the non-controlling partners' interest in PILP of $7.4 million and the net change in non-cash working capital items of $3.0 million, provided $33.5 million of the total. Total investing activities of $15.7 million were comprised of capital expenditures of $19.5 million, offset by $2.2 million of proceeds received from the disposition of certain equipment. Approximately $15.5 million of the capital expenditures were used to manufacture camera rental systems and to purchase other rental equipment and $3.4 million was incurred for leasehold improvements to renovate the Company's new facility. The net investing activities also reflect a benefit of $1.6 million for cash on the balance sheet of Panavision Canada, which was acquired in January 1995. Financing activities of $9.7 million were comprised of $7.5 million in repayments of borrowings under the credit facilities existing prior to the Recapitalization and $2.2 million of distributions to taxing authorities on behalf of the non-controlling partners in PILP.

    The Company intends to use the cash provided by operating activities to make additional capital expenditures to manufacture camera systems and purchase other rental equipment. The Company expects to increase capital expenditures from $19.5 million in 1995 to approximately $25.5 million in 1996 and $31.0 million in 1997 in order to significantly increase its production of camera systems in 1997 and to provide additional rental and capital equipment for Lee Lighting and all other Company operations. The Company also intends to increase research and development expenses incurred in developing new rental products from $3.0 million in 1995 to approximately $3.9 million in 1996 and $4.3 million in 1997. The Company expects that all research and development expenses and capital expenditures for 1996 and 1997 will be funded by cash flow from operations.

    Additional cash flow provided by operating activities will be used to repay debt outstanding under the Credit Facility. The Company has commenced discussions with its lenders to increase its Revolving Facility. The increased Revolving Facility will be used for general working capital purposes and potential acquisitions.

    The Company believes that its existing working capital together with net proceeds from the Offerings, borrowings under the Credit Facility and anticipated cash flow from operating activities will be sufficient to meet its expected operating and capital spending requirements for at least the next twelve months.

SEASONALITY

    The Company's revenue is subject to small seasonal fluctuations experienced primarily in the first and second calendar quarters. Feature film and commercial production activity typically reaches its peak in the third and fourth quarters. In North America, episodic television programs cease filming in the second quarter for several months, and typically resume production in August.

IMPACT OF INFLATION

    The Company's results of operations and financial condition are presented based upon historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, the Company believes that the effects of inflation, if any, on its results of operations and financial condition have been minor.

ACCOUNTING FOR LONG-LIVED ASSETS

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121). With the exception of the impairment loss recognized in 1995 with respect to certain real property owned by its U.K. rental operation, as discussed above, current and prior period financial statements have not been affected by the adoption of SFAS 121.

COMPENSATION UNDER STOCK OPTIONS


    In connection with the Recapitalization, the Company has granted stock options to certain members of senior management to acquire 529,875 shares of Common Stock at $1.22 per share. These options will vest in 1998 or 1999 only if certain EBDIT and Free Cash Flow targets (as defined) are achieved by the Company. Accordingly, these options are being treated as variable options and could result in a significant non-cash compensation charge in 1998 or 1999 if these performance targets are achieved. The per share compensation charge will be equal to the difference between the option exercise price of $1.22 and the quoted market value of the Common Stock in the future when the targets are achieved.

                                    BUSINESS

OVERVIEW

    Panavision is a leading designer and manufacturer of high-precision film camera systems, comprising cameras, lenses and accessories, for the motion picture and television industries. The Company's camera systems are not available for sale and are rented exclusively through its domestic and international owned and operated facilities and agent network. Panavision-Registered Trademark- is recognized in the motion picture and television industries as the preeminent brand name for cinematography equipment. Since the Company was founded, Panavision has received two OSCARS and 17 Awards for Scientific and Technical Achievement from the Academy of Motion Picture Arts and Sciences. Since 1990, two-thirds of the Academy Award nominees for Best Cinematography, and five of the six cinematographers who have won the OSCAR for Best Cinematography, used Panavision camera systems.

    Panavision camera systems were used to film all of the 1995 top 10 U.S. box office movies requiring film cameras, including BATMAN FOREVER, APOLLO 13, DIE HARD WITH A VENGEANCE and ACE VENTURA: WHEN NATURE CALLS. Similarly, many of the top box office films in 1996, including MISSION: IMPOSSIBLE, INDEPENDENCE DAY, ERASER, TWISTER, THE ROCK and A TIME TO KILL, were filmed with Panavision camera systems. In addition to the Company's involvement in the motion picture industry, a predominant number of U.S. prime time episodic, or "series," television programs that are shot on film use Panavision camera systems, including FRIENDS, SEINFELD, FRASIER and E.R.

    The Company believes that its position as an industry leader results from its broad range of technologically superior and innovative products, its longstanding collaborative relationships with filmmakers, the breadth of its inventory of camera equipment and its dedication to customer service. Panavision is the only supplier of cinematography equipment that manufactures a complete camera system incorporating its own range of proprietary prime and zoom lenses, the most critical components of a camera system. The Company continuously addresses the technical and creative needs of its customers by designing and manufacturing unique accessories that in many instances have become the industry standard.

    In addition to manufacturing and renting camera systems, the Company also rents lighting, lighting grip, power generation and related transportation equipment through Lee Lighting, the largest lighting rental company in the United Kingdom, as well as through two owned and operated facilities in Orlando and Toronto. The Company also manufactures and sells lighting filters and other color-correction and diffusion filters through Lee Filters.

COMPETITIVE STRENGTHS

    The Company believes that it is well-positioned to address the needs of filmmakers throughout the world due to the following competitive strengths:

    CONTROL OVER ENTIRE MANUFACTURING AND DISTRIBUTION PROCESS. The Company manufactures most of its components and products internally and rents its camera systems directly to customers. This control over the entire process distinguishes Panavision from its competitors and enables it to protect and enhance its highly recognized brand name. Through its team of marketing, design, research and manufacturing personnel, Panavision is the only company to provide complete systems that integrate fully-compatible cameras, lenses and accessories. This strategy also enables the Company to (i) rapidly incorporate technological developments and filmmakers' suggestions into new products, (ii) maintain product exclusivity and (iii) offer products with greater quality and higher performance at a competitive price.

    REPUTATION FOR QUALITY AND TECHNOLOGICALLY ADVANCED PRODUCTS. The Company continuously works to provide its customers with the most reliable and innovative products. This effort has resulted in Panavision's recognition as the industry leader in the development of high quality, technologically advanced camera systems. The Company has developed and introduced proprietary products throughout its history while continuing to upgrade and enhance its existing product lines as illustrated by its introduction of the Panaflex sync-sound camera, which won an Academy Award in 1978, and the introduction of the PRIMO PRIME and PRIMO ZOOM lenses in 1987, which received technical awards from the Academy of Motion Picture Arts and Sciences in 1990, 1991, 1994 and 1995. Consistent with this tradition, the Company recently introduced the Panavision/Frazier Lens System and plans to introduce a smaller, lighter and quieter sync-sound camera in 1997. See "--Products--Research and Product Development" and "--Camera Systems."

    CLOSE RELATIONSHIPS WITH FILMMAKERS. Located near Hollywood, the center of the U.S. film industry, the Company often develops new product designs in collaboration with cinematographers, directors and producers to ensure that its technology serves the needs of its customers. In certain cases, a filmmaker's association with the Company begins at training and education seminars for film students that the Company sponsors at its facilities. As a result of these relationships and its significant research and development activities, Panavision is better able to continually upgrade its products to meet changing market demands, thereby reducing obsolescence, achieving better control of inventory and product availability and providing customers with access to the latest technological advances. The Company believes that these relationships and collaborative efforts provide it with a competitive advantage over its manufacturing competitors, which are located in Munich and Vienna, as well as over its rental competitors, which do not engage in substantial research and development activities and must rely instead on third-party suppliers.

    RANGE AND DEPTH OF CAMERA EQUIPMENT. The Company has the world's largest inventory of camera systems with over 800 cameras and 5,000 lenses. It also offers a broad range of choices, with equipment that is exclusively available through Panavision and its agents. The Company believes that the range and depth of its camera inventory provides it with the ability to serve larger, as well as a greater number of, productions throughout the world than its competitors.

    DEDICATION TO CUSTOMER SERVICE. The Company places special emphasis on customer service. In order to provide filmmakers with a high level of support, the Company sends marketing representatives and technicians to film production sites to provide advice or immediate assistance with any equipment needs or questions. The Company assigns to each filmmaker a sales representative who possesses particular skills and experience appropriate to that filmmaker's needs in an attempt to foster a strong working relationship. Many of the Company's product development, marketing and customer service personnel have been collaborating with the same filmmakers throughout their careers. See "--Marketing and Customer Service."

COMPANY STRATEGY

    The Company's growth strategy is to manufacture additional camera systems and value-added proprietary accessories to rent to its existing and new domestic and international customers. The Company intends to allocate its new camera equipment and focus its specialized marketing and sales approach specifically to
(i) increase its leading share of the North American feature film market, (ii) increase its share of the international feature film market with an emphasis on Europe and (iii) increase its share of the North American and international commercials markets. The key elements of the Company's strategy are as follows:


    INCREASE AVAILABILITY OF EQUIPMENT. Since 1993, the Company's growth has been inhibited by equipment shortages resulting from limited manufacturing capacity and capital expenditure constraints imposed by its credit facilities. With its relocation to a new manufacturing facility, the Recapitalization and the repayment of indebtedness with proceeds from the Offerings, the Company intends to significantly increase its production of camera systems. The Company believes that this additional equipment will help it capture a larger share of all markets that it currently serves, with particular emphasis on the feature film and commercials markets.

    TARGET FEATURE FILM AND COMMERCIAL MARKETS. Increased inventory will allow the Company to dedicate equipment and marketing efforts toward expanding its share of the feature film market, both domestically and internationally. The Company estimates that in 1995, it provided camera systems to 46% of all feature films in North America which comprised 75% of the major studio feature films and 34% of the independent feature films. The Company estimates that in 1995 it also supplied camera systems to 14% of all feature films made in the United Kingdom and Europe. The Company believes that these markets offer significant growth potential.

    Increased inventory also will allow the Company to dedicate equipment and marketing efforts toward expanding its share of the domestic and international commercial market. In 1995, the Company provided film camera equipment for the production of over 1,000 television commercials in the United States and over 500 television commercials internationally. The industry centers for commercial production are located in New York, London, Paris and Tokyo, where the Company already has a presence in the rental of film equipment. The Company believes that, with additional inventory, the commercial market offers substantial opportunities for the Company to increase its market share.

    EXPAND NEW PRODUCT DEVELOPMENT. The Company intends to continue developing and manufacturing the next generation of technologically superior cameras, lenses and accessories. In particular, the Company expects to expand its development of value-added accessories that increase the overall rental price of the camera package while providing cinematographers and directors with additional creative tools which are designed to provide a favorable cost/benefit relationship. Panavision's new Woodland Hills facility has allowed the Company to hire additional personnel and significantly increase its research and development of new products in an effort to extend its leadership in technology and product development and to further strengthen design collaboration with filmmakers.

CAMERA RENTAL MARKETS

    The motion picture and television industries have shown steady growth over the past several years, and the Company expects the industries to continue to grow for the foreseeable future. The motion picture industry is comprised of feature films produced by major studios and independent producers; the television industry is comprised of commercials, episodic or series programs and movies of the week ("MOWs").

    The Company rents its products through its 10 owned and operated facilities in the United States, Canada and the United Kingdom, as well as through an agent network in the United States, Europe, Asia, Australia and Mexico. In 1995, approximately two-thirds of the Company's camera rental revenue was derived from productions based in the United States and the remainder was from international rentals, primarily in the United Kingdom and Europe. The following table depicts the Company's 1995 camera rental revenue by market, based on estimates derived from the Company's records of its owned and operated facilities and its estimates of third-party agents' revenues:

                             1995 PRO FORMA REVENUE
                             (DOLLARS IN MILLIONS)

                                             NORTH       % OF TOTAL
                                            AMERICA       REVENUES      INTERNATIONAL  % OF TOTAL REVENUES    TOTAL
                                          -----------  ---------------  -------------  -------------------  ---------
Camera rental revenue:
  Feature films.........................   $    25.2             22%      $     9.9                 9%      $    35.1
  Commercials...........................        10.6              9             6.2                 6            16.8
  Episodic television...................        14.5             13             0.4                 *            14.9
  MOWs..................................         4.0              3             0.1                 *             4.1
  Other.................................         3.6              3             0.6                 *             4.2
                                                                 --                                --
                                               -----                          -----                         ---------
    Sub-total...........................        57.9             50            17.2                15            75.1
Lighting rental revenue.................         4.1              3            18.0                16            22.1
Sales and other revenue.................         1.7              2            16.2                14            17.9
                                                                 --                                --
                                               -----                          -----                         ---------
    Total revenue.......................   $    63.7             55%      $    51.4                45%      $   115.1
                                                                 --                                --
                                                                 --                                --
                                               -----                          -----                         ---------
                                               -----                          -----                         ---------


                                          % OF TOTAL REVENUES
                                          -------------------
Camera rental revenue:
  Feature films.........................              31%
  Commercials...........................              15
  Episodic television...................              13
  MOWs..................................               3
  Other.................................               3

                                                     ---
    Sub-total...........................              65
Lighting rental revenue.................              19
Sales and other revenue.................              16

                                                     ---
    Total revenue.......................             100%

                                                     ---
                                                     ---

------------------------

*   Less than 1%.

    FEATURE FILMS

    The number of major studio feature films produced in North America increased from approximately 104 in 1992 to approximately 118 in 1995. The number of independent feature films produced in North America increased from approximately 246 in 1992 to approximately 318 in 1995. The Company estimates that during this period feature film production activity in the United Kingdom and Europe also increased, with approximately 500 feature film productions in 1995. Major studio feature films are typically large-budget productions with camera rental budgets that require greater depth of product and experienced customer service personnel. The Company expects that the production of large-budget action films will continue due in large part to their success in the international theater, television and home video markets. In 1995, 31% of the Company's total revenue and 47% of its camera rental revenue were generated from feature films. In addition, the Company estimates that its camera rental revenue from feature films has grown 39% since 1992. The Company believes the feature film market, particularly independent productions, offers significant growth opportunities.

    COMMERCIALS

    Although commercial shoots generally last for only one to seven days, daily rental rates for camera systems are equivalent to feature films and represent a significant part of the camera equipment rental market. Many of the creative people involved in the filming of commercials seek to distinguish their products by using innovative techniques requiring technologically advanced equipment--the ability to achieve a unique "look," which the Company believes can in many cases only be achieved by using Panavision products. Many feature film directors and cinematographers began their careers filming television commercials and continue to be so involved. As such, identification with a brand name product at this first stage of a filmmaker's professional development often gives rise to beneficial long-term relationships in the industry. In 1995, approximately 15% of the Company's total revenue and 22% of its camera rental revenue were generated from commercials. The Company estimates that its camera rental revenue from commercials has grown 47% since 1992. The Company believes this market offers significant opportunities for growth.

    EPISODIC TELEVISION

    The episodic or series television market in North America is comprised primarily of dramas, situation comedies and action programs produced on film which are aired in both prime and non-prime time slots. These programs are broadcast on the four major television networks as well as on the WB, UPN and cable networks. The number of episodic shows produced on film has increased by approximately 67% since 1992, resulting primarily from the advent of new broadcast networks and increased original programming on cable networks. Over the same period, the Company believes that the use of film in episodic television has increased over videotape because of a number of factors. Film is an excellent storage or archival medium and may be digitally transferred to other media, such as the evolving high definition television technologies, with greater resolution than videotape. The image quality that film offers is very important to television programs that will be syndicated into many markets. In contrast, videotape may not be fully compatible with high definition television and may deteriorate more rapidly over time.

    In 1995, approximately 13% of the Company's total revenue and approximately 20% of its camera rental revenue were generated from episodic television. The Company estimates that it provided camera systems to 79% of the episodic productions shot on film and that its revenue has grown 38% since 1992. The Company believes it will continue to make inroads in this market as a result of new network programming requirements and innovative Panavision products such as the 3-Perf System, the Pedestal Camera System and a 2,000-foot film magazine.

    MOVIES OF THE WEEK

    In addition to episodic television, there are also movies of the week shot for network and cable television. The number of movies of the week productions in North America has increased from approximately 185 in 1992 to approximately 250 in 1995. However, due to the relatively low budgets associated with these productions, overall cost is a major factor in the selection of the camera equipment that is used and, accordingly, the dollar size of this market is relatively small.

    In 1995, approximately 3% of the Company's total revenue and 5% of its camera rental revenue were generated from movies of the week. The Company estimates it supplied camera systems to over 55% of movies of the week made in North America. The Company estimates that its camera rental revenue from movies of the week has grown 4% since 1992. While the Company will continue to serve this market, given its size and price sensitivity, the Company expects to focus on higher-budget productions.

PRODUCTS

    RESEARCH AND PRODUCT DEVELOPMENT

    The Company is in the process of expanding its research and development group, which currently comprises approximately 34 mechanical, software, electronic and optical engineers, draftsmen and machinists. Additionally, the research and development group has a dedicated machine shop that manufactures prototype equipment. These internal capabilities enable the Company to develop proprietary technology in collaboration with filmmakers to address their unique requirements. Frequently, such collaborations with filmmakers develop into widely used products such as the Pedestal Camera System, which reduces labor requirements by combining a film camera with a video pedestal system. Other examples of such collaboration include an underwater, deep sea camera developed for the filming of TITANIC, the Panavision/Frazier Lens which allows previously impossible shots to be made, a system developed for JFK which allow cameras to be mounted on the hoods and fenders of cars and trucks and digital encoders used to control pan and tilt motion which facilitated the filming of special effects in BATMAN FOREVER.

    The Company has long been a leader in the research and development of film camera lenses. Since the first Panavision lens was introduced in 1957, the Company has introduced many innovative spherical and anamorphic lenses, including the PRIMO series which won Academy Awards in 1990, 1991, 1994 and 1995. During 1997, the Company expects to complete the development of a new macro close-focus, wide-angle zoom lens. This new lens is designed to address the need within the commercial market for a compact lens with the ability to operate in low light environments and maintain focus at extremely close ranges (E.G., table-top or other close-up work). In 1997, the Company also plans to introduce a new sync-sound camera which is smaller, lighter and quieter than current Panavision cameras and incorporates enhanced viewfinding and video monitoring capabilities. In addition, the Company is in the process of developing a digital video assist device.

    CAMERA SYSTEMS

    The Company is the only provider of camera systems with an integrated design that provides customers with compatible products that are available worldwide. The Company maintains the largest inventory of motion picture cameras in the world, with over 800 cameras and 5,000 lenses.

    Each camera package is comprised of a number of camera systems, each of which includes cameras, lenses and accessories. A cinematographer's needs may include a sync-sound camera, such as the Platinum Panaflex, as well as a hand-held camera, and a Panastar camera for special effects. Each camera's rental price includes a variety of accessories such as eyepieces, viewfinders, cables, brackets and grips. The weekly rental cost of the most popular Panaflex cameras ranges from approximately $1,000 to $2,000. A number of other accessories which are considered integral to the camera's operation, such as magazines, specialized eye-pieces and video-assists, are also available. Rental prices for these individual accessories range from approximately $100 to $900 per week. Most importantly, each camera system is comprised of a variety of lenses which will usually include a number of PRIMO PRIME and PRIMO ZOOM lenses. The rental costs of the PRIMO lenses range from approximately $100 to $1,000 per week.

    CAMERAS. There are two basic types of motion picture cameras--Synchronous, or "sync-sound," and Mit Out Sound ("MOS"). Sync-sound cameras are used to shoot pictures while recording dialogue. MOS cameras are used primarily to shoot high-speed footage and special effects and may also be used as backup cameras in situations where dialogue is not being recorded. The Company's camera inventory consists of both sync-sound and MOS cameras with various features and at a range of prices. While the majority of the Company's sync-sound cameras are 35mm cameras, the Company also manufactures 16mm cameras, which are used primarily on episodic television shows, and 65mm cameras, which are used primarily for special effects and special venue presentations. Panavision has consistently set industry standards in the design and refinement of cinematography equipment.

    The following is a representative listing and description of significant 35mm Panavision cameras:

PLATINUM PANAFLEX         As the flagship of the Panavision camera line, the
                          PLATINUM PANAFLEX is used primarily for large-budget
                          feature films and commercial productions.
GOLDEN PANAFLEX II        As the workhorse of the Panavision camera line, the
                          GOLDEN PANAFLEX II is used across all markets.
GOLDEN PANAFLEX           The GOLDEN PANAFLEX is used primarily for episodic
                          television, movies of the week and low-budget feature
                          films.
PANASTAR                  The PANASTAR is a high-speed MOS special effects and
                          commercial camera.

    The Company's inventory also includes a limited number of non-Panavision cameras which are used to supplement the Company's product line. Due to its ability to purchase non-Panavision cameras if there is a business need to do so, the Company is able to compete with independent renters of cinematography equipment on the same level and with the same equipment. Its competitors, on the other hand, do not have a corresponding ability, as Panavision equipment is not available to rental companies other than the Company's agents.

    LENSES. Panavision develops, designs and manufactures its own prime (fixed focal length) and zoom lenses, the most critical component affecting picture quality and an important consideration for the filmmaker. For many years, the Company specialized in anamorphic lenses, which are used for the wide-screen movie format. While the Company remains the world's leading supplier of these lenses, in 1985 a strategic decision was made to design and develop a new series of prime and zoom lenses specifically for cinematography applications. Accordingly, the Company created a line of revolutionary spherical lenses for the non-wide screen format, producing its proprietary PRIMO PRIME and PRIMO ZOOM lenses. The PRIMO lenses have performance characteristics that exceed the other lenses available in the marketplace.

    The following table describes the most important lenses developed and manufactured by the Company:

PRIMO PRIMES              PRIMO PRIME lenses are color-matched, high-contrast and
                          resolution spherical lenses ranging from 10mm to 150mm.
                          They are also available in anamorphic lenses.
PRIMO ZOOMS:              PRIMO ZOOM lenses have performance equal to the PRIMO
  PRIMO 3:1 ZOOM LENS     PRIMES, enabling seamless intercutting. Due to the PRIMO
  PRIMO 4:1 ZOOM LENS     ZOOM lenses' flexibility, they are suitable for virtually
  PRIMO 11:1 ZOOM LENS    any type of production.

PANAVISION/FRAZIER LENS   This new lens system is extremely versatile and enables a
  SYSTEM                  continual image rotation while the camera system remains
                          stationary in extreme depth of field, allowing previously
                          impossible camera shots and placements to be made.

    ACCESSORIES. In order to provide its customers with a fully integrated camera system, the Company frequently introduces new camera accessories and currently offers an extensive range of products requested by and developed in conjunction with filmmakers. Certain accessories may reduce overall production costs by lowering the labor intensiveness of the production process and thereby decreasing the shooting days. Moreover, an accessory product often achieves such widespread acceptance among the Company's customers that the Company incorporates it into the base camera package, thereby increasing the overall package price.

    The following list and descriptions provide a sample of the hundreds of accessories the Company offers as part of its camera systems and illustrate the range of accessories available:

PANAVISION COLOR VIDEO    The PANAVISION COLOR VIDEO ASSIST captures a video image
  ASSIST                  of the scene being filmed, which can be simultaneously
                          monitored by the director. It comes in a compact package
                          utilizing the latest technology in video cameras and
                          processing.
PEDESTAL CAMERA SYSTEM    The PEDESTAL CAMERA SYSTEM was developed to shoot multi-
                          camera television shows enabling a single operator to
                          control the entire camera system.
FTZSAC                    FTZSAC, or Focus, T-Stop, Zoom, Speed Aperture Control,
                          is a digital remote control system.
SUPER PANAHEAD            The camera body is mounted to a SUPER PANAHEAD (geared
                          head), which is used to control the panning and tilt
                          motion of the camera.
MAGAZINES                 Magazines are used with every camera system to hold film
                          and are available in 250, 500, 1,000 and 2,000 foot
                          sizes.

EQUIPMENT INVENTORY MANAGEMENT

    The Company developed and uses a proprietary computerized inventory control and management system to track its camera equipment. Each camera, lens and accessory is serialized for identification purposes and bar coded to initiate and expedite the billing process. This system enables the Company to locate its camera equipment at all times anywhere in the world. Camera equipment utilization is centrally monitored at the Company's headquarters to determine
(i) which products are in highest demand in various geographic markets and whether certain equipment should be relocated to increase utilization and revenue, (ii) whether product shortages that require the production of additional units exist and (iii) whether current pricing is at the appropriate level for a particular camera system or an individual value-added product.

    The maximum utilization rates of the Company's equipment are affected by production scheduling requirements of the motion picture and television industries. Utilization rates are also limited by the need for maintenance and service, time required by film crews to "prep" their camera systems and shipping time. The Company's inventory control system helps the Company maximize its utilization rates in light of these factors in order to satisfy customer requirements while maximizing revenue.

MANUFACTURING AND ASSEMBLY

    The Company manufactures and assembles its products in Woodland Hills, California. The Company develops and designs all the critical components for its camera systems, including the camera movement and lens. An entire camera system consists of hundreds of parts, each carefully produced, assembled and tested. The manufacturing process takes up to four months and primarily involves the fabrication and assembly of camera and lens components by over 100 highly skilled workers, each of whom generally has an area of specialization. Following the assembly process, each camera system is rigorously tested to achieve the high standard of performance that customers expect from Panavision.

    While the Company manufactures most of the components internally, certain components and sub-assembly work, including glass grinding, lens element polishing and die casting, are outsourced to selected suppliers. The Company has developed long-term relationships with its significant suppliers and believes that they will continue to supply high-quality products in quantities sufficient to satisfy its requirements. Since certain components, particularly the lens element, require long lead times, precise production schedules are critical. Inventory levels are determined based on input from marketing, operations and the agent network. The Company maintains a fairly constant production schedule in order to efficiently utilize its resources and service its customers' requirements.

MARKETING AND CUSTOMER SERVICE

    The principal decisionmakers in the selection of camera packages are cinematographers, directors and producers, who view their cameras and related equipment as critical artistic tools. Camera packages typically comprise a very small percentage of a production budget, ranging on average from approximately 4% for commercials to less than 1% for large-budget action films. Accordingly, absent budget constraints, the selection of equipment is driven by its suitability, technological capabilities and reliability, as well as by the degree to which the manufacturer or renter is able to rapidly service the technical needs of the filmmaker, both before and during film production.

    The Company's skilled sales representatives have established close working relationships with numerous filmmakers. To cultivate these relationships, the Company assigns each filmmaker a sales representative who possesses the experience and skills that match the needs of the filmmaker. Based on discussions with the filmmaker, the sales representative recommends a camera package tailored to achieve the filmmaker's desired visual effect and meet the production budget. In addition, sales representatives provide further advice and support by visiting film production sites. As a result of providing high-quality customer service, many of the Company's representatives have been working with the same filmmakers throughout their careers and in some instances the collaborative effort with a filmmaker has led to new product designs.

    After preliminary decisions have been made with respect to the proper camera systems, the camera equipment will be delivered to a preparation room reserved for that filmmaker. The filmmaker, together with his own and Panavision's representatives, may then inspect the equipment as well as test and experiment with its use at the facility's prep floor, sound stage, filming studio and screening room.

DISTRIBUTION

    Camera packages are rented to the motion picture and television industries through rental houses owned and operated by the manufacturer as well as by independent agents. These rental houses serve as a single point of contact for the cinematographers and often provide services including maintenance and technical advice. Panavision is the only manufacturer to have a significant portion of its revenue generated through owned and operated rental houses, primarily because of the Company's choice not to sell its equipment. The Company does not currently intend to begin selling its camera systems.

    Panavision owns and operates camera rental facilities domestically in Woodland Hills and Hollywood, California, Orlando, Florida and Wilmington, North Carolina and internationally, in Toronto and Vancouver, Canada, Dublin, Ireland and London (two) and Manchester, United Kingdom. The Orlando and Toronto facilities also provide lighting, lighting grip and power generation equipment.


    In addition to its owned and operated facilities, the Company serves its customers through a network of domestic and international third-party agents who are responsible for the rental of the Company's equipment in locations that are not serviced by the owned and operated facilities. Agents pay approximately 60% of their rental revenue to the Company and retain the approximately 40% balance, which is charged as a commission expense in the Company's statement of operations. The Company uses 11 third-party agents to facilitate the rental of its products, accounting for approximately 12% of the Company's revenue in 1995. All of the Company's agents are well-versed in the use of Panavision equipment and are supported by the Company's technical staff.


    The Company's domestic third-party agent network includes agents in Atlanta, Chicago, Dallas, Miami, New York and San Francisco. In addition, the Company has an international agent network that includes agents in Canada, Mexico, France, Italy, Spain, Australia, Hong Kong, Japan and South Africa. The Hong Kong agent has offices in China, Thailand, Malaysia and the Philippines, while the Australian agent also maintains an office in New Zealand.

    For information as to the Company's operations in different geographical areas, see Note 9 of Notes to the Consolidated Financial Statements of the Company.

COMPETITION

    The market for high-precision cinematography equipment is highly competitive, primarily driven by technology, customer service and, to a lesser extent, price. As a manufacturer of cinematography equipment, the Company's primary competitors are Arriflex, based in Munich, Germany, and Moviecam, based in Vienna, Austria. Both of these companies manufacture only cameras and certain accessories, primarily for sale to rental houses and individuals, who are not the end users. Because it manufactures lenses, cameras, and a full range of accessories, has close relationships with filmmakers and has in-house design and manufacturing capabilities, the Company believes that it is better able to provide the innovative camera systems demanded by its customers.

    As a renter of cinematography equipment, the Company competes with numerous rental facilities which must purchase their equipment from other manufacturers and then rent that equipment to their customers. While the overall rental business is price competitive and subject to discounting, the Company has chosen to compete on the basis of its large inventory base, technologically advanced proprietary products, broad product line, extensive sales and marketing force and commitment to customer service. The Company believes that, as the manufacturer, it is able to respond to many user requests on shorter notice than its rental competitors.

    In addition to its existing competitors, the Company may encounter competition from new competitors, as well as from new types of equipment. There can be no assurance that the Company will be able to continue to develop, manufacture and market its products successfully against existing or new competitors.

LIGHTING RENTAL

    The Company rents lighting, lighting grip, transportation and distribution equipment and mobile generators used in the production of feature films, television programs and commercials, outside broadcasts and other events from its operations located in the United Kingdom, Canada and Florida. In addition, the Company sells consumable products including lighting filters, light bulbs and gaffer tape, which are used in all types of production. Effective July 1, 1996, the Company owns Lee Lighting, which in 1995 had revenue of approximately $19.7 million. The Company's other lighting rental operations in Canada and Florida had combined 1995 revenue of approximately $4.8 million.

    LEE LIGHTING

    Lee Lighting is the largest lighting rental operation (based on equipment rental inventory) in the United Kingdom. Lee Lighting purchases lighting equipment, lighting grip equipment and generators from independent manufacturers to maintain and build its rental asset base. Lee Lighting currently has the largest inventory of lampheads, the core element of lighting equipment used by filmmakers in all areas of the industry, in the United Kingdom. This large rental asset base and Lee Lighting's experienced management and electricians allow it to service a number of films which may be shooting concurrently. Lee Lighting operates lighting rental operations in London, Bristol, Manchester and Glasgow, which have their own rental inventories. From these four locations, Lee Lighting is able to service any production in England, Wales or Scotland. In addition, Lee Lighting maintains a rental base at Shepperton Studios, the second largest studio complex in the United Kingdom for the production of feature films.

    Lee Lighting also supplies equipment to any U.K.-based production crew which desires to shoot all or part of a production in Europe, South America or Africa. Typically, Lee Lighting does not service locally based productions outside of the United Kingdom, except occasionally in Ireland. Recently, Lee Lighting has supplied the entire lighting needs of such major feature films as FOUR WEDDINGS AND A FUNERAL, JUDGE DREDD, ROB ROY, MISSION: IMPOSSIBLE and, scheduled to be released later in 1996, 101 DALMATIANS, EVITA and THE SAINT.

    In addition to providing lighting equipment, Lee Lighting also supplies power generation and power distribution equipment, which is customized by the Company's in-house electricians. Industry demand has resulted in smaller generators capable of producing power more than or comparable to larger models due to space limitations in many filming locations. Lee Lighting has been very responsive to this need and recently customized a set of twin 220 kilowatt generators able to be transported to a film location on a single truck.

    COMPETITIVE STRENGTHS. The Company believes Lee Lighting is well-positioned in the U.K. lighting rental industry because of the following competitive strengths:

    REPUTATION FOR OUTSTANDING SERVICE. Over the last two decades Lee Lighting has developed a reputation among U.K. producers of feature films, television programs and commercials for providing outstanding service. Lee Lighting is the only lighting company in the United Kingdom which supplies its own electricians in connection with the rental of its equipment. Many of the major U.K. feature film producers regularly use Lee Lighting's equipment and the services of its skilled gaffers and electricians. This service force is on call 24 hours a day, seven days a week and is supplemented by freelance labor when required. This affords Lee Lighting the competitive advantage of providing customers with a higher quality and more consistent service, critical to success in capturing feature film work. Many of Lee Lighting's technicians are considered to be among the best in the film industry and their services are requested by some of the world's leading cinematographers.

    DEPTH OF INVENTORY. Lee Lighting maintains the largest rental asset base of lighting equipment, transport, mobile generators and power distribution equipment in the United Kingdom. This permits Lee Lighting to service as many as 15 feature films at the same time. The Company believes that its extensive inventory of equipment provides it with an important competitive advantage. Its substantial inventory enables Lee Lighting to service projects with large-scale equipment and personnel requirements, such as feature films and outside broadcasts, while still maintaining sufficient capacity to simultaneously service other projects. Lee Lighting believes that its position as the inventory market leader makes it the only source for certain large-scale projects. Lee Lighting intends to add to its rental asset base while actively pursuing opportunities to increase its share in the U.K. feature film market as well as the television market, including commercials and television broadcasts.

    EXPERIENCED MANAGEMENT. Lee Lighting currently employs senior management who have developed important contacts in the U.K. motion picture and television industries over many years. Under this management there is a sizable field force of gaffers and electricians who work exclusively for Lee Lighting.

    INDUSTRY BACKGROUND AND COMPETITION. Lee Lighting services both the motion picture and television industries, including studio programs, outside broadcasts, commercials and made-for-television movies (equivalent to movies of the week). These markets require a similar range of lighting products and related support equipment; however, feature films and episodic television programs generally require larger equipment packages than commercials. Equipment packages are frequently determined by the producer, director or cinematographer, who may desire a specific type of image or lighting effect.

    Although Lee Lighting is the largest lighting rental company in the United Kingdom, the rental lighting market is price competitive. Lee Lighting estimates that it and three other companies comprised a substantial majority of the aggregate market share in the United Kingdom in 1995; the remainder of the market is shared among many smaller companies.

LEE FILTERS

    Lee Filters is a manufacturer of light control media for the motion picture, television and theater industries. Sales of filters or gels used by lighting directors to control or correct lighting conditions during productions comprise 80% of Lee Filters' business. The balance consists of photographic filters and related products. In 1995, Lee Filters' revenue was approximately $10.0 million.

    Lee Filters' lighting filters are available in a wide range of colors and applications. These lighting filters are made either from polyester or polycarbonate film purchased from U.K. and European petrochemical companies. Lee Filters' range of light control filters includes tungsten conversion, daylight conversion, arc correction, fluorescent, diffusion and ultraviolet grades. The film base is impervious to water, is totally transparent and has a high melting point, making it ideal for the manufacture of filter systems. Rolls of film are coated on both sides with specially prepared lacquers which give them exactly the color or light management properties demanded by the user. The color formulas are proprietary to Lee Filters and are computer filed to ensure exact reproduction from one batch to the next.

Lee Filters also makes still photographic resin and polyester filters and a camera filter holder system for amateur stills photographers, and produces bellows for still camera manufacturers.

    Lighting filter distribution is handled primarily through a network of third party dealers who have been selected because of their specific knowledge of the filters market in their respective countries. Approximately 60% of Lee Filters' sales are in the United Kingdom and Europe. In the United Kingdom, Lee Filters sells on a direct basis to end users and rental houses as well as to distributors and dealers. In Europe, Lee Filters has distributors in France, Germany, Italy, Spain, Benelux, Portugal, Scandinavia and Switzerland.

    Approximately 25% of Lee Filters' sales are generated in North America where it has established distribution operations in Burbank, California and Teterboro, New Jersey to service U.S. dealers. A third party distributor has been established in Toronto to serve the Canadian market. The remaining 15% of sales are generated primarily in Japan, Hong Kong, Singapore and Australia.

    COMPETITIVE STRENGTHS

    WIDE RANGE OF FILTER TYPES AND COLORS. Lee Filters believes it manufactures more types of filters and a wider range of colors than its competitors and is the only company which does not sell on a private label basis to others. Lee Filters does not resell filters made by other manufacturers, thereby enabling it to maintain better quality control.

    LARGE INVENTORY. Lee Filters maintains a sizable inventory of filters in three locations in order to provide same-day service to production companies. This is especially important in servicing feature films while on location. Quality and availability of product are the principal reasons Lee Filters is a preeminent supplier to the U.K., European and U.S. feature film industry.

    Lee Filters intends to expand its position in lighting filters for the film, television and theater markets by improving its distribution and dealer network, particularly in North and South America and in the Far East. In addition, it plans to increase its product offerings on a selective basis to the stills photography market in the United Kingdom and the United States.

    COMPETITION

    Lee Filters has one principal competitor and several smaller competitors. Some of these competitors are contract processors or coaters who supply the end user through other distributors, and some are sales companies which usually purchase and resell filters. Its principal competitor offers a full range of filters, some of which are made in-house and some of which are purchased.

INTELLECTUAL PROPERTY

    The Company owns or otherwise has rights to patents and trademarks used in conjunction with the manufacture and rental of its products, including Panavision-Registered Trademark-, PRIMO ZOOM-Registered Trademark-, Panaflex-Registered Trademark-, Panahead-Registered Trademark-, 3-Perf-Registered Trademark- and Panastar-Registered Trademark-. Proprietary protection for the Company's products and know-how is important to the Company's business. Accordingly, the Company's policy is to prosecute and enforce its patents and proprietary technology. The Company intends to continue to file patent applications to protect technology, inventions and improvements that are considered important to the development of its business. In addition, the Company relies upon trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position. To the Company's knowledge, there are no claims or suits threatened, pending or contemplated against it for infringement of any patents or trademarks.

PROPERTIES

    The Company's headquarters is located at its 150,000 square-foot facility in Woodland Hills. In addition, the Company operates rental facilities in Woodland Hills and Hollywood, California, Orlando, Florida and Wilmington, North Carolina. The Company is in the process of expanding its Hollywood facility, which it expects to complete by the end of 1996. To service its international markets, the Company operates rental facilities in Toronto and Vancouver, Canada, Dublin, Ireland and London (two) and Manchester, England. Lee Lighting operates rental facilities in London, Bristol and Manchester, England and Glasgow, Scotland. Lee Filters' manufacturing facility is located in Andover, England. All of the Company's facilities are leased, with the exception of two of the Company's greater London facilities and its facility in Glasgow, which are owned.

ENVIRONMENTAL MATTERS

    The Company's manufacturing operations are subject to foreign, federal, state and local environmental laws and the Company has made, and will continue to make, expenditures to comply with those laws. In addition, environmental laws can impose liability on present and former real property owners or operators, without regard to fault or legality of the original actions, for the cost of cleaning up or removing contamination caused by hazardous or toxic substances. The Company expects to spend approximately $2.0 million at its Andover, England facility during 1997 and 1998 to meet anticipated air emissions requirements in the United Kingdom. Although no other material capital or operating expenditures relating to environmental controls or other environmental matters are currently anticipated, there can be no assurance that the Company will not be required to make material expenditures in the future relating to environmental matters.

EMPLOYEES

    As of September 30, 1996, the Company had a total of approximately 782 full-time employees, consisting of 357 employees based in the United States, 61 employees based in Canada, 356 employees based in the United Kingdom and eight employees based in France. The Company is not a party to any collective bargaining agreements. The Company believes that its relationships with its employees are good.

LITIGATION

    The Company is not engaged in any legal proceedings other than ordinary routine litigation incidental to its business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information with respect to the executive officers and directors of the Company.


                   NAME                          AGE                       POSITION
-------------------------------------------      ---      -------------------------------------------
William C. Scott...........................          62   Chairman of the Board of Directors and
                                                            Chief Executive Officer
John S. Farrand............................          52   President, Chief Operating Officer and
                                                            Director
Jeffrey J. Marcketta.......................          41   Executive Vice President, Chief Financial
                                                            Officer and Treasurer
Christopher M.R. Phillips..................          37   Controller and Secretary
Sidney Lapidus.............................          59   Director
Martin D. Payson...........................          60   Director*
Joanne R. Wenig............................          41   Director


------------------------

*Mr. Payson is not yet a director but has agreed to become a director upon completion of the Offerings.

    WILLIAM C. SCOTT has been the Chairman and Chief Executive Officer of the Company since 1988. From 1972 until 1987, Mr. Scott was President and Chief Operating Officer of Western Pacific Industries Inc., a company listed on the NYSE. Prior to 1972, Mr. Scott was a Group Vice President of Cordura Corporation (a business information company) for three years, a Vice President of Booz Allen & Hamilton Inc. (management consulting firm) for five years and an owner/operator of several small businesses for eight years.


    JOHN S. FARRAND has been the President and Chief Operating Officer of the Company since 1985 and a director of the Company since October 1996. From 1980 to 1985, Mr. Farrand was employed by Warner Communications Inc. in several senior executive positions. He was President of their Atari Coin-Operated Games Division and subsequently was appointed President and Chief Operating Officer of Atari Holdings, Inc. Prior to 1980, Mr. Farrand spent 14 years with Music Hire Group Limited, a U.K. company specializing in coin-operated music systems (juke boxes), and since 1973 served as Managing Director. Mr. Farrand is a member of the Academy of Motion Picture Arts and Sciences, a member of the Society of Motion Picture and Television Engineers and an associate member of the American Society of Cinematographers.


    JEFFREY J. MARCKETTA has been Executive Vice President and Chief Financial Officer of the Company since 1993 and Treasurer since 1996. From 1991 to 1993, Mr. Marcketta served as the President of Panavision Europe Limited, a wholly owned subsidiary of the Company, and was responsible for the general management of the Company's European operations. From 1989 until 1991, he was Vice President of Corporate Development, assisting the Chief Executive Officer in the restructuring and rationalization of the Company's business operations. Prior to joining the Company in 1989, he worked for Ernst & Young LLP for almost ten years, the last three of which were spent in the Mergers and Acquisitions Consulting Group of the New York office.

    CHRISTOPHER M.R. PHILLIPS has served as Controller of the Company since 1993 and Secretary since 1996. Mr. Phillips was the controller for the domestic operations of the Company from 1989 to 1993 and the assistant controller for the domestic operations of the Company from 1986 to 1989.

    SIDNEY LAPIDUS has been a director of the Company since 1990. Mr. Lapidus has been employed since 1967 by E.M. Warburg, Pincus & Co., Inc., a private investment firm, where he has served as a Managing Director since 1982. He is also a director of Renaissance Communications Corp., Pacific Greystone Corporation, Caribiner International, Inc. and a number of privately held companies.

    MARTIN D. PAYSON will serve as a director of the Company upon completion of the Offerings. Mr. Payson has been active in investment and philanthropic activities since December 1992. From January 1990 to December 1992, he was Vice Chairman of the Board of Directors of Time Warner, Inc., and from 1970 to December 1990, he was an executive officer of Warner Communications Inc. Mr. Payson is a director of Ithaca Holdings, Inc., Meridian Sports, Inc., Delta Financial Corporation and Renaissance Communications Corp.


    JOANNE R. WENIG has served as a director of the Company since 1990. Ms. Wenig has been employed since 1986 by E.M. Warburg, Pincus & Co., Inc., a private investment firm, where she has served as a Managing Director since 1991. She is also a director of Renaissance Communications Corp. and a number of privately held companies.

    The Company expects to appoint one additional independent director.

    Each director serves until the expiration of his or her term and thereafter until his or her successor is duly elected and qualified. Pursuant to a stockholders agreement, Warburg, Pincus and management have the right to designate five persons to be appointed or nominated to the Company's Board of Directors. See "--Stockholders Agreement." Executive officers of the Company are elected annually by the Board of Directors and serve at its discretion or until their successors are duly elected and qualified.

OTHER KEY EMPLOYEES

    The following individuals are key employees within the Company's Woodland Hills division. A brief description of their responsibilities is provided below.

    PHILIP RADIN has been Executive Vice President Marketing for the Woodland Hills division of the Company since 1989. Mr. Radin joined Panavision as a trainee in 1975. During his first five years with the Company, he was responsible for instructing film crews on the use and benefits of Panavision products. In 1980, he became the manager of the camera rental department and in 1986 became a Vice President Marketing.

    ROBERT HARVEY has served as Vice President Sales for the Woodland Hills division of the Company since he joined Panavision in 1985. He has managed the expansion into new markets, including independent feature films, television movies and syndicated projects for television. From 1979 through 1985, Mr. Harvey worked as Director of Sales for the Atari Coin-Operated Games Division. Mr. Harvey is a member of the Screen Actors Guild and has served on numerous industry boards and steering committees.

    LARRY HEZZELWOOD has been Vice President Marketing & Operations for the Woodland Hills division of the Company since 1991. He joined Panavision in 1975 where he worked in Panavision's camera rental department for five years before moving to Paramount Pictures Corporation to manage its camera department. In 1985, Mr. Hezzelwood became a freelance assistant cameraman. In 1989 Mr. Hezzelwood returned to Panavision, and he assumed his current position of Vice President Marketing and Operations in 1991.

    IAIN NEIL has served as Senior Vice President Optics for the Woodland Hills division of the Company since he joined Panavision in 1986 after spending two years with Hughes ELCAN Optical Technologies in Toronto and eight years at Barr & Stroud Limited in Scotland as head of optical design. Mr. Neil holds over 150 existing worldwide patents and is the recipient of six awards for lenses and optical systems from the Academy of Motion Picture Arts and Sciences. He is currently a member of the International Society for Optical Engineering, the Optical Society of America, the American Society of Cinematographers and the Academy of Motion Picture Arts and Sciences.

COMMITTEES OF THE BOARD OF DIRECTORS

    After the completion of the Offerings, the Board of Directors of the Company will have three standing committees: the Audit Committee, the Compensation Committee and the Stock Option Committee.

    The Audit Committee will have general responsibility for supervision of financial controls, as well as for accounting and audit activities of the Company. The Audit Committee will annually review the qualifications of the Company's independent certified public accountants, make recommendations to the Board of Directors as to their selection and review the planning, fees and results of their audit. The Audit Committee will consist solely of certain independent directors as and when elected. The Compensation Committee will make recommendations regarding the compensation and benefit polices and procedures of the Company. The Stock Option Committee will determine grants under the Company's stock option plan. See "--Compensation Pursuant to Plans."

DIRECTORS' ANNUAL COMPENSATION

    During 1995, members of the Board of Directors received no directors' fees. The Company is obligated to reimburse its Board members for all reasonable expenses incurred in connection with their attendance at directors' meetings. Following the Offerings, independent directors will receive an annual fee of $20,000 and a meeting fee of $1,000 for each committee meeting held separately. All directors will be reimbursed for out-of-pocket expenses. Under the Stock Option Plan, the Company may, from time to time and in the sole discretion of the Board of Directors, grant options to directors.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and its other executive officers for the fiscal year 1995:

                           SUMMARY COMPENSATION TABLE

                                                                          ANNUAL COMPENSATION
                                                                       --------------------------
                                                                                                     OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                   YEAR       SALARY       BONUS(1)      COMPENSATION(2)
----------------------------------------------------------  ---------  -----------  -------------  -----------------
William C. Scott..........................................       1995  $   600,000  $   1,172,000      $   6,930
  Chairman of the Board of
  Directors and Chief
  Executive Officer
John S. Farrand...........................................       1995      400,000        785,000          6,930
  President and Chief
  Operating Officer
Jeffrey J. Marcketta......................................       1995      218,769        314,000          6,930
  Executive Vice President
  and Chief Financial Officer
Christopher M.R. Phillips.................................       1995       88,077         45,000          4,842
  Controller

------------------------

(1) Paid pursuant to the Company's Executive Incentive Compensation Plan. See "--Compensation Pursuant to Plans--Executive Incentive Compensation Plan."

(2) Consists of matching contributions by the Company under its 401(k) plan.

COMPENSATION PURSUANT TO PLANS

    STOCK OPTION PLAN

    In connection with the Recapitalization, the Board of Directors adopted and the stockholders approved the Company's stock option plan (the "Stock Option Plan"). The Stock Option Plan is open to participation by directors, officers, consultants, other key employees of the Company or of its subsidiaries and certain other key persons who the Stock Option Committee determines shall receive options under the Stock Option Plan, except members of the Stock Option Committee.


    The Stock Option Plan authorizes (i) the grant of options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the grant of options that do not so qualify ("Non-Statutory Options"). The number of shares of Common Stock reserved for issuance under the Stock Option Plan is 2,190,150 shares. As of November 20, 1996, options to purchase an aggregate of 1,766,250 shares having an average exercise price of $1.22 per share and options to purchase an aggregate of 369,000 shares at an exercise price per share equal to the initial public offering price set forth on the cover page of this Prospectus were outstanding under the Stock Option Plan. In connection with the Recapitalization, Messrs. Scott, Farrand, Marcketta and Phillips received options to purchase 576,681, 726,812, 224,314 and 19,076 shares, respectively, at an exercise price of $1.22 per share. No stock options were granted in 1995. No options have been exercised under the Stock Option Plan, and options to purchase 54,900 shares were available for grant under the Stock Option Plan. The Stock Option Plan expires in 2006.



    The exercisability of certain options granted to the Company's officers is subject to vesting conditions, which may be accelerated upon satisfaction of certain performance conditions as described below. Options for 1,236,375 shares will vest at the end of eight years from the date of grant. Of these options, options for 353,250 shares will vest upon the completion of the Offerings and options for up to 300,263, 300,263 and 282,600 shares will vest if the Company achieves earnings before depreciation, interest and taxes ("EBDIT") of $46.2 million, $50.4 million and $55.2 million, respectively, or Free Cash Flow (as defined) of $27.3 million, $30.7 million and $34.0 million, respectively, during its years ending December 31, 1996, 1997 and 1998, respectively. Additional options for 529,875 shares will vest only if the Company achieves EBDIT (as defined) of $62.0 million in its year ending December 31, 1998 or the lower amount of $65.0 million or a 10% increase of its actual 1998 EBDIT in its year ending December 31, 1999. Additional options for 369,000 shares, including 24,000 shares held by Mr. Phillips, vest at an annual rate of 20% per year commencing on the first anniversary of the Offerings. The vesting of certain options granted under the Stock Option Plan will also be accelerated upon a change of control of the Company. See Note 7 of Notes to Consolidated Financial Statements.


    The Stock Option Plan is administered by a Stock Option Committee appointed by the Board of Directors of the Company. The Stock Option Committee has the sole authority, in its absolute discretion: (i) to determine which of the eligible employees of the Company and its subsidiaries shall be granted options,
(ii) to authorize the granting of both Incentive Options and Non-Statutory Options, (iii) to determine the times when options shall be granted and the number of shares to be optioned, (iv) to determine the option price of the shares subject to each option, which price shall be not less than the fair market value of the Common Stock at the time the option was granted, (v) to determine the time or times when each option becomes exercisable, the duration of the exercise period and any other restrictions on the exercise of options issued under the Stock Option Plan, (vi) to prescribe the form or forms of the option agreements under the Stock Option Plan, (vii) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Stock Option Plan and (viii) to construe and interpret the Stock Option Plan, the rules and regulations and the option agreements under the Stock Option Plan and to make all other determinations deemed necessary or advisable for the administration of the Stock Option Plan. All decisions, determinations and interpretations of the Stock Option Committee are final and binding on all optionees.

    Incentive Options may be granted to officers and other key employees of the Company or its subsidiaries. Non-Statutory Options may be granted to directors, consultants, or other key persons.

    No option may be exercised after the date ten years from the date of grant of such option (five years in the case of Incentive Options of individuals holding more than ten percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof ("greater-than-ten-percent-stockholders")) (the "Termination Date"). The exercise price for Incentive Options may not be less than 110% of fair market value of the Common Stock on the date of grant in the case of a greater-than-ten-percent-stockholder. The aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which any Incentive Options may be exercisable for the first time by the optionee in any calendar year (under the Stock Option Plan or any other stock option plan of the Company or any parent or subsidiary thereof) shall not exceed $100,000.

    Options are non-transferable except by will or the laws of descent and distribution. Generally, options granted under the Stock Option Plan terminate upon the earliest of: (i) the expiration date of the option, (ii) the date of voluntary termination of the optionee's employment by the optionee, (iii) the date of termination of the optionee's employment by the Company for cause, (iv) three months after the date of termination of the optionee's employment by the Company without cause, (v) one year after the cessation of the optionee's employment by reason of a disability within the meaning of Section 22(e)(3) of the Code and (vi) one year after the death of an optionee prior to the Termination Date and while employed by the Company or a subsidiary thereof or while entitled to exercise an option pursuant to (v) above (such option shall be exercisable by the person to whom the optionee's rights under the option pass by will or the applicable laws of descent and distribution). If an option may be exercised during any period after the termination of an optionee's employment with the Company, such option may be exercised only to the extent that the optionee was entitled to exercise such option at the time of such termination.

    EXECUTIVE INCENTIVE COMPENSATION PLAN

    The Company maintains an Executive Incentive Compensation Plan in which the Chairman and Chief Executive Officer is eligible to participate, as well as other employees selected by the Chief Executive Officer. The plan allows participants to earn bonuses up to a stated percentage of their base salary. The bonuses are paid in part based on the Company's achievement of operating results, and in part based on achievement of individual goals established for the participant. The Company presently intends to continue the bonus plan for 1996 and future years.


EMPLOYMENT AGREEMENTS


    Pursuant to an employment agreement with the Company, William C. Scott agreed to serve as Chairman of the Board of Directors and Chief Executive Officer of the Company for an annual salary of $800,000, subject to annual increases as determined by the Company. The employment agreement provides that Mr. Scott shall be granted bonuses pursuant to the Executive Incentive Compensation Plan and Non-Statutory Options pursuant to the terms of the Stock Option Plan. The employment agreement expires on June 11, 1999. The Company may terminate the employment agreement for cause. In the event of Mr. Scott's voluntary termination (except during the six-month period commencing six months after a change of control) or termination for cause by the Company, the Company shall pay Mr. Scott only an amount equal to his base salary and all previously unreimbursed expenses. Upon a voluntary termination by Mr. Scott during such six-month period commencing six months after a change of control through the date of termination. Mr. Scott is entitled to the greater of (x) $1,600,000 or
(y) twice his annual base salary, and all accrued but previously unpaid salary, bonuses and unreimbursed expenses through the date of termination. Upon a termination of Mr. Scott by death or disability, the Company shall make a lump sum payment equal to the greater of $800,000 or Mr. Scott's base salary currently then in effect, as well as all accrued but previously unpaid salary, bonuses and unreimbursed expenses through the date of termination.

    The employment agreement contains a covenant prohibiting the improper disclosure and use of the Company's confidential information. In addition, the employment agreement contains a covenant prohibiting Mr. Scott from directly or indirectly competing with Company. This covenant expires two years following Mr. Scott's voluntary termination.


    The Company also has entered into agreements with Messrs. Farrand and Marcketta pursuant to which they are entitled to receive, upon termination of their employment by the Company (other than for cause or upon their death or disability), severance payments equal to the greater of (i) $600,000 and $237,500, respectively, and (ii) their annual base salary in effect at the time.


STOCKHOLDERS AGREEMENT

    Under a stockholders agreement (the "Stockholders Agreement") among the Company and its existing stockholders, the parties have agreed to cause the Board of Directors of the Company to include (i) three persons designated by Warburg, Pincus, (ii) William C. Scott or, if he is not an employee of the Company or is otherwise unavailable, one person designated by the holders of a majority of the shares of Common Stock held by management who are then employed by the Company and (iii) John S. Farrand or, if he is not an employee of the Company or is otherwise unavailable, one person designated by the holders of a majority of the shares of Common Stock held by management who are then employed by the Company. The Stockholders Agreement imposes certain restrictions on the transfer of shares of Common Stock by the management stockholders prior to the second anniversary of the Offerings. The Stockholders Agreement also provides such stockholders with certain registration rights. See "Description of Capital Stock--Registration Rights."

    The Stockholders Agreement terminates on the date which Warburg, Pincus and its affiliates beneficially own less than 5% of the outstanding shares of Common Stock of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company did not have a compensation committee during 1995. Officers' compensation was determined by the Board of Directors.

                              CERTAIN TRANSACTIONS

    In May 1996, the Company effected the Recapitalization, pursuant to which it acquired all of the equity interests in PILP it did not previously own and retired all of PILP's outstanding debt securities for a total of $126.1 million in cash. As part of the Recapitalization:

         (i) Warburg, Pincus and Messrs. Scott, Farrand and Marcketta contributed $11,608,000, $580,400, $165,829 and $82,914, respectively, to the Company for subordinated demand notes which bear interest at a rate of 6.83% per annum and rank pari passu with each other. The notes to Messrs. Scott, Farrand and Marcketta were issued on May 8, 1996. The notes to Warburg, Pincus were issued on May 8, July 16 and July 31, 1996;

        (ii) Mr. Scott exchanged his interests in PILP for 989,100 shares of Common Stock;

        (iii) Messrs. Farrand and Marcketta were issued 282,600 and 141,300 shares of Common Stock, respectively; and

        (iv) the Company, Warburg, Pincus and Messrs. Scott, Farrand and Marcketta entered into the Stockholders Agreement. For terms of the Stockholders Agreement, see "Management--Stockholders Agreement" and "Description of Capital Stock--Registration Rights."

    Effective July 1, 1996, Warburg, Pincus acquired substantially all of the assets of Lee Lighting for approximately $8.0 million and contributed those assets to the Company. The purchase price equalled the book value of the acquired assets.

    Mr. Farrand, an executive officer of the Company, is the obligor in respect of a promissory demand note issued to the Company in January 1987. The principal amount of and accrued interest on this note were $540,000 and $76,000, respectively, as of September 30, 1996. The note accrues interest at a rate of 7.04% per annum, and, as of September 30, 1996, no payments of principal had been paid. Mr. Farrand may pre-pay the note at any time. This note was originally issued in connection with Mr. Farrand's purchase of a residence and is secured by a mortgage thereon.

    Certain executive management services have been provided by the Company to Lee International, Inc. ("LII"), an indirect, wholly owned subsidiary of Warburg, Pincus. The amount received by the Company from LII was $996,000, $854,000 and $687,000 for the years ended December 31, 1993, 1994 and 1995 and $489,000 and $510,000 for the nine months ended September 30, 1995 and 1996, respectively. The amounts received have been offset against selling, general and administrative expenses in the Company's consolidated statement of income. The agreement with LII expired on September 30, 1996.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information with regard to the beneficial ownership of the Common Stock as of November 20, 1996 and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and executive officer and (iii) all directors and executive officers of the Company as a group.


                                                                                         PERCENTAGE OF SHARES
                                                                                       BENEFICIALLY OWNED(1)(2)
                                                                                      --------------------------
                                                                 NUMBER OF SHARES       BEFORE         AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                           BENEFICIALLY OWNED(1)   OFFERINGS   OFFERINGS(3)
-------------------------------------------------------------  ---------------------  -----------  -------------
Warburg, Pincus Capital Company, L.P.(4).....................         12,717,000            90.0%         72.1%
466 Lexington Avenue
New York, New York 10017
William C. Scott.............................................            989,100             7.0           6.2
Panavision Inc.
140 East 45th Street
New York, New York 10017
John S. Farrand..............................................            282,600             2.0           2.4
Jeffrey J. Marcketta.........................................            141,300             1.0           1.0
Christopher M.R. Phillips....................................           --                     *             *
Sidney Lapidus(5)............................................         12,717,000            90.0          72.1
Joanne R. Wenig(5)...........................................         12,717,000            90.0          72.1
All directors and executive officers
  as a group (6 persons).....................................         14,130,000           100.0          80.5

------------------------

*   Less than 1%.

(1) Except as otherwise indicated, the persons in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the footnotes to this table.

(2) Based upon 14,130,000 shares of Common Stock outstanding prior to the Offerings and 17,630,000 shares of Common Stock outstanding after the Offerings. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

(3) Amounts shown for each stockholder include all shares of Common Stock subject to stock options granted to Messrs. Scott, Farrand, Marcketta and Phillips exercisable within 60 days. Not included are additional shares of Common Stock subject to options granted to Messrs. Scott, Farrand, Marcketta and Phillips that are not exercisable within 60 days.


(4) The sole general partner of Warburg, Pincus Capital Company, L.P. ("WPCC") is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg, Pincus & Co., Inc. ("EMW") manages WPCC. WP owns all of the outstanding stock of EMW and, as the sole general partner of WPCC, has a 20% interest in the profits of WPCC. EMW owns 0.9% of the limited partnership interests in WPCC.



(5) All of the shares indicated as owned by Mr. Lapidus and Ms. Wenig are owned by Warburg, Pincus and are included because of their affiliation with Warburg, Pincus. Mr. Lapidus and Ms. Wenig disclaim "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. The address of Mr. Lapidus and Ms. Wenig is c/o Warburg, Pincus Capital Company, L.P., 466 Lexington Avenue, New York, NY 10017.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the capital stock of the Company and certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and By-laws (the "By-laws") is a summary and is qualified in its entirety by the provisions of the Certificate and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

    Upon completion of the Offerings, the authorized capital stock of the Company will consist of (i) 50,000,000 shares of Common Stock, par value $.01 per share, of which 17,630,000 shares will be outstanding and (ii) 2,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), of which no shares will be outstanding.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders of the Company and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares offered by the Company in the Offerings will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

    The Board of Directors is authorized to issue Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine. This amendment could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. See "Risk Factors--Anti-Takeover Effect of Certain Charter and By-Law Provisions."

REGISTRATION RIGHTS

    Under the Stockholders Agreement, the Company granted certain rights with respect to the registration of an aggregate of 14,130,000 shares of Common Stock (together with other shares of Common Stock that may be acquired by such stockholders, "Registrable Shares") to the stockholders thereunder. At any time after the completion of the Offerings (subject to the "lock-up" provisions described herein under the heading "Underwriting"), Warburg, Pincus is entitled to request that the Company file a registration statement under the Securities Act covering the sale of some or all of the Registrable Shares held by Warburg, Pincus, subject to certain conditions. The Company is required to effect no more than two such registrations. Messrs. Scott, Farrand and Marcketta, pursuant to the Stockholders Agreement, may request inclusion in such registration and shall have the right to include such shares in the registration, subject to certain conditions, including that the underwriter of any such offering shall have the right, subject to certain conditions, to limit the number of Registrable Shares included in the registration. In addition, commencing two years after the closing of the Offerings, and at any time thereafter, the parties to the Stockholders Agreement have certain rights to include their shares whenever the Company proposes to file a registration statement.

LIMITATIONS ON DIRECTORS' LIABILITY

    The Certificate and By-laws limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the directors' and officers' duty of loyalty,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director or officer derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's or an officer's duty of care, and this provision of the Company's Certificate has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

    These provisions will not limit liability under state or federal securities laws. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (the Company did not make such an election), (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar of the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offerings there has been no market for the shares of the Common Stock. The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk Factors--Shares Eligible for Future Sale; Potential for Adverse Effect on Stock Price; Registration Rights."

    Upon completion of the Offerings, the Company expects to have 17,630,000 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option. Of these shares, the 3,500,000 shares of Common Stock sold in the Offerings will be freely tradeable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of the Company (an "Affiliate") as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the resale limitations of Rule 144.

    An aggregate of approximately 14,130,000 shares of Common Stock held by existing stockholders upon completion of the Offerings will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to exemptions from such registration, including among others, the exemption provided by Rule 144 under the Securities Act. Except as described below, approximately 12,717,000 shares will be eligible for sale in the public market under Rule 144, subject to the volume limitations and other restrictions described below, and an additional 1,413,000 shares will be eligible for sale under Rule 144 in June 1998.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, if a period of at least two years has elapsed since the later of the date the "restricted securities" were acquired from the Company and the date they were acquired from an Affiliate, then the holder of such restricted securities (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (17,630,000 shares immediately after the Offerings) or the average weekly reported volume of trading of the Common Stock on the NYSE during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the two-year holding period. Under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an Affiliate, as applicable, a holder of such restricted securities who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

    The Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. No assurance can be given concerning whether or when the proposal will be adopted by the Commission.

    Any employee of the Company who purchased his or her shares of Common Stock pursuant to a written compensation plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the current public information, holding period, volume limitation or notice provision of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions.

    The Company intends to file as soon as practicable after the closing of this offering a registration statement on Form S-8 under the Securities Act to register approximately 2,190,150 shares of Common Stock reserved for issuance under the Stock Option Plan, including, in some cases, shares for which an exemption under Rule 144 or Rule 701 would also be available, thus permitting the resale of shares issued under the Stock Option Plan by non-affiliates in the public market without restriction under the Securities Act. Such registration statement is expected to become effective immediately upon filing, whereupon shares registered thereunder will become eligible for sale in the public market, subject to vesting and, in certain cases, subject to the lock-up agreements described below. At the date of this Prospectus, options to purchase an aggregate of 2,135,250 shares of Common Stock are outstanding under the Stock Option Plan.


    Notwithstanding the foregoing, in connection with the Offerings, the Company has agreed during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock, without the prior written consent of Goldman, Sachs & Co., except for the shares of Common Stock offered in connection with the Offerings. The Company's executive officers and directors and Warburg, Pincus, who will hold in the aggregate 14,130,000 shares of Common Stock following this offering, have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or other securities of Panavision Inc. that are substantially similar to the shares of Common Stock (including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or any such substantially similar securities) for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co.

    The holders of approximately 14,130,000 shares are entitled to certain registration rights with respect to their shares. See "Description of Capital Stock--Registration Rights."

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Panavision Inc. at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of Lee Lighting Limited at December 31, 1995 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                PANAVISION INC.

PRO FORMA
Unaudited Pro Forma Condensed Consolidated Financial Statements......................        F-2
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Nine Months
  Ended September 30, 1996...........................................................        F-3
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Nine Months
  Ended September 30, 1995...........................................................        F-4
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended
  December 31, 1995..................................................................        F-5

HISTORICAL
Report of Independent Auditors.......................................................        F-6
Consolidated Statements of Income....................................................        F-7
Consolidated Balance Sheets..........................................................        F-8
Consolidated Statements of Stockholders' Equity......................................        F-9
Consolidated Statements of Cash Flows................................................       F-10
Notes to Consolidated Financial Statements...........................................       F-11

LEE LIGHTING LIMITED
Report of Independent Auditors.......................................................       F-24
Group Profit and Loss Account........................................................       F-25
Group Balance Sheet..................................................................       F-26
Group Statement of Cash Flows........................................................       F-27
Notes to the Accounts................................................................       F-28

                                PANAVISION INC.
                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

    As more fully described in the notes to the Panavision Inc. historical consolidated financial statements, the Company effected a recapitalization transaction (the Recapitalization) in May 1996, and the Company's parent acquired and contributed to the capital of the Company, substantially all of the assets of Lee Lighting Limited (Lee Lighting) effective July 1, 1996 (the Lee Lighting Acquisition). The Lee Lighting Acquisition has been recorded under the purchase method of accounting, and accordingly, Lee Lighting's operating results have been included in the Company's financial statements from the acquisition date (July 1, 1996).

    The following unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 1996 and 1995 and for the year ended December 31, 1995 have been prepared to illustrate the effects of the Recapitalization and of the Lee Lighting Acquisition, as if they had occurred at the beginning of each period presented. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes.

    The amounts for Lee Lighting included in the accompanying unaudited pro forma condensed consolidated financial statements are based on Lee Lighting's historical financial statements included elsewhere in this Registration Statement and have been converted into US dollars at the appropriate exchange rates (after adjustment for minor differences between the UK and the US generally accepted accounting principles, as more fully described in Note 18 to Lee Lighting's financial statements). The purchase price equaled Lee Lighting's carrying value of the acquired assets and assumed liabilities and has been recorded by the Company as an additional capital contribution from the parent. The Company is of the opinion that the carrying value of the net assets acquired approximates their fair market value and therefore no additional purchase price allocation adjustments are considered necessary.

    These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and may not be indicative of the results that would have occurred if the above transactions had occurred on the dates indicated or which may be obtained in the future. The unaudited pro forma condensed consolidated financial statements, including the Notes thereto, should be read in conjunction with the historical consolidated financial statements of Panavision Inc. and Lee Lighting, which are included elsewhere in this Prospectus.

                                PANAVISION INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        HISTORICAL              PRO FORMA ADJUSTMENTS
                                 ------------------------  --------------------------------
                                 PANAVISION       LEE      LEE LIGHTING                       PRO FORMA
                                    INC.      LIGHTING(1)   ACQUISITION   RECAPITALIZATION    ADJUSTED
                                 -----------  -----------  -------------  -----------------  -----------
Camera rental..................   $  62,814    $             $                $               $  62,814
Lighting rental................       7,598        9,662                                         17,260
Sales and other................      14,638          738                                         15,376
                                 -----------  -----------  -------------        -------      -----------
Total rental revenue and
  sales........................      85,050       10,400                                         95,450
Cost of camera rental..........      26,980           --                                         26,980
Cost of lighting rental........       4,564        7,325                                         11,889
Cost of sales and other........       8,535          796                                          9,331
                                 -----------  -----------  -------------        -------      -----------
Gross margin...................      44,971        2,279                                         47,250
Selling, general and
  administrative expenses......      21,684        1,391                            140(2)       23,215
Research and development
  expenses.....................       3,300       --                                              3,300
                                 -----------  -----------  -------------        -------      -----------
Operating income...............      19,987          888                           (140)         20,735

Interest income................         638            9                           (425)(3)         222
Interest expense...............      (6,227)      (2,784)        2,784(4)        (1,104)(5)      (7,331)
Foreign exchange loss..........        (101)      --                                               (101)
Other, net.....................         313            8                                            321
                                 -----------  -----------  -------------        -------      -----------
Income before non-controlling
  partners' interest in PILP
  and income taxes.............      14,610       (1,879)        2,784           (1,669)         13,846
Non-controlling partners'
  interest in PILP.............      (4,500)      --                              4,500(6)       --
                                 -----------  -----------  -------------        -------      -----------
Income before income taxes.....      10,110       (1,879)        2,784            2,831          13,846
Income tax provision...........      (2,012)      --              (300)(7)          (454)(7)     (2,766)
                                 -----------  -----------  -------------        -------      -----------
Net income (loss)..............   $   8,098    $  (1,879)    $   2,484        $   2,377       $  11,080
                                 -----------  -----------  -------------        -------      -----------
                                 -----------  -----------  -------------        -------      -----------
Net income per common share....   $     .53                                                   $     .73
                                 -----------                                                 -----------
                                 -----------                                                 -----------
Shares used in computation.....      15,277                                                      15,277

------------------------
(1) Represents Lee Lighting's operating results for the six months ended June 30, 1996. Operating results of Lee Lighting have been included with the Company's historical operating results under the Panavision Inc. historical column since the effective date of the acquisition (July 1, 1996).
(2) To reflect amortization of deferred financing costs incurred in connection with the Recapitalization.

(3) To reflect lower interest income earned due to the use of cash in the Recapitalization.

(4) To reflect the elimination of Lee Lighting's historical interest expense as the underlying borrowing was not assumed by the Company.

(5) To reflect higher interest expense due to additional borrowings required for the Recapitalization. The pro forma interest expense is computed as follows:

Credit Facility:
  $50 million at 8.4375%.....................................................  $   4,219
  $60 million at 7.9375%.....................................................      4,763
Notes to Affiliates:
  $11.6 million at 6.83%.....................................................        792
                                                                               ---------
                                                                                   9,774
Represents nine months of the year...........................................         75%
                                                                               ---------
Pro forma interest expense...................................................  $   7,331
                                                                               ---------
                                                                               ---------

(6) To reflect the elimination of non-controlling partners' interest in PILP.

(7) To adjust the pro forma tax provision to reflect the tax effect of the pro forma adjustments including the recognition of tax benefits which had previously been allocated to the non-controlling partners in PILP.

                                PANAVISION INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          HISTORICAL              PRO FORMA ADJUSTMENTS
                                   ------------------------  --------------------------------
                                   PANAVISION       LEE      LEE LIGHTING                       PRO FORMA
                                      INC.       LIGHTING     ACQUISITION   RECAPITALIZATION    ADJUSTED
                                   -----------  -----------  -------------  -----------------  -----------
Camera rental....................   $  54,055    $             $                $               $  54,055
Lighting rental..................       3,210       13,735                                         16,945
Sales and other..................      12,213        1,484                                         13,697
                                   -----------  -----------  -------------        -------      -----------
Total rental revenue and sales...      69,478       15,219                                         84,697
Cost of camera rental............      23,959           --                                         23,959
Cost of lighting rental..........       1,270       10,199                                         11,469
Cost of sales and other..........       7,389        1,303                                          8,692
                                   -----------  -----------  -------------        -------      -----------
Gross margin.....................      36,860        3,717                                         40,577
Selling, general and
  administrative expenses........      21,351        2,141                            315(1)       23,807
Research and development
  expenses.......................       2,378       --                                              2,378
                                   -----------  -----------  -------------        -------      -----------
Operating income.................      13,131        1,576                           (315)         14,392

Interest income..................       1,144           34                           (941)(2)         237
Interest expense.................      (5,517)      (4,066)        4,066(3)        (1,814)(4)      (7,331)
Foreign exchange gain............         408       --                                                408
Other, net.......................         311           36                                            347
                                   -----------  -----------  -------------        -------      -----------
Income before non-controlling
  partners' interest in PILP and
  income taxes...................       9,477       (2,420)        4,066           (3,070)          8,053
Non-controlling partners'
  interest in PILP...............      (3,947)      --                              3,947(5)       --
                                   -----------  -----------  -------------        -------      -----------
Income before income taxes.......       5,530       (2,420)        4,066              877           8,053
Income tax provision.............      (1,095)      --              (543)(6)           582(6)      (1,056)
                                   -----------  -----------  -------------        -------      -----------
Net income (loss)................   $   4,435    $  (2,420)    $   3,523        $   1,459       $   6,997
                                   -----------  -----------  -------------        -------      -----------
                                   -----------  -----------  -------------        -------      -----------
Net income per common share......   $     .29                                                   $     .46
                                   -----------                                                 -----------
                                   -----------                                                 -----------
Shares used in computation.......      15,277                                                      15,277

------------------------

(1) To reflect amortization of deferred financing costs incurred in connection with the Recapitalization.

(2) To reflect lower interest income earned due to the use of cash in the Recapitalization.

(3) To reflect the elimination of Lee Lighting's historical interest expense as the underlying borrowing was not assumed by the Company.

(4) To reflect higher interest expense due to additional borrowings required for the Recapitalization. The pro forma interest expense is computed as follows:

Credit Facility:
  $50 million at 8.4375%.....................................................  $   4,219
  $60 million at 7.9375%.....................................................      4,763
Notes to Affiliates:
  $11.6 million at 6.83%.....................................................        792
                                                                               ---------
                                                                                   9,774
Represents nine months of the year...........................................         75%
                                                                               ---------
Pro forma interest expense...................................................  $   7,331
                                                                               ---------
                                                                               ---------

(5) To reflect the elimination of non-controlling partners' interest in PILP.

(6) To adjust the pro forma tax provision to reflect the tax effect of the pro forma adjustments including the recognition of tax benefits which had previously been allocated to the non-controlling partners in PILP.

                                PANAVISION INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 HISTORICAL              PRO FORMA ADJUSTMENTS
                                          ------------------------  --------------------------------
                                          PANAVISION       LEE      LEE LIGHTING                       PRO FORMA
                                             INC.       LIGHTING     ACQUISITION   RECAPITALIZATION    ADJUSTED
                                          -----------  -----------  -------------  -----------------  -----------
Camera rental...........................   $  75,083    $             $                $               $  75,083
Lighting rental.........................       4,121       17,960                                         22,081
Sales and other.........................      16,124        1,789                                         17,913
                                          -----------  -----------  -------------        -------      -----------
Total rental revenue and sales..........      95,328       19,749                                        115,077
Cost of camera rental...................      32,721       --                                             32,721
Cost of lighting rental.................       1,687       13,863                                         15,550
Cost of sales and other.................       9,961        1,682                                         11,643
                                          -----------  -----------  -------------        -------      -----------
Gross margin............................      50,959        4,204                                         55,163
Selling, general and administrative
  expenses..............................      28,486        2,521                            420(1)       31,427
Research and development expenses.......       2,986           --                                          2,986
                                          -----------  -----------  -------------        -------      -----------
Operating income........................      19,487        1,683                           (420)         20,750
Interest income.........................       1,597           46                         (1,327)(2)         316
Interest expense........................      (7,213)      (5,396)        5,396(3)        (2,561)(4)      (9,774)
Foreign exchange loss...................         (32)          --                                            (32)
Other, net..............................         447           68                                            515
                                          -----------  -----------  -------------        -------      -----------
Income before non-controlling partners'
  interest in PILP and income taxes.....      14,286       (3,599)        5,396           (4,308)         11,775
Non-controlling partners' interest in
  PILP..................................      (7,348)          --                          7,348(5)           --
                                          -----------  -----------  -------------        -------      -----------
Income before income taxes..............       6,938       (3,599)        5,396            3,040          11,775
Income tax provision....................      (1,375)          --          (593)(6)           575(6)      (1,393)
                                          -----------  -----------  -------------        -------      -----------
Net income (loss).......................   $   5,563    $  (3,599)    $   4,803        $   3,615       $  10,382
                                          -----------  -----------  -------------        -------      -----------
                                          -----------  -----------  -------------        -------      -----------
Net income per common share.............   $     .36                                                   $     .68
                                          -----------                                                 -----------
                                          -----------                                                 -----------
Shares used in computation..............      15,277                                                      15,277

------------------------

(1) To reflect amortization of deferred financing costs incurred in connection with the Recapitalization.

(2) To reflect lower interest income earned due to the use of cash in the Recapitalization.

(3) To reflect the elimination of Lee Lighting's historical interest expense as the underlying borrowing was not assumed by the Company.

(4) To reflect higher interest expense due to additional borrowings required for the Recapitalization. The pro forma interest expense is computed as follows:

Credit Facility:
  $50 million at 8.4375%.....................................................  $   4,219
  $60 million at 7.9375%.....................................................      4,763
Notes to Affiliates:
  $11.6 million at 6.83%.....................................................        792
                                                                               ---------
Pro forma interest expense...................................................  $   9,774
                                                                               ---------
                                                                               ---------

(5) To reflect the elimination of non-controlling partners' interest in PILP.

(6) To adjust the pro forma tax provision to reflect the tax effect of the pro forma adjustments including the recognition of tax benefits which had previously been allocated to the non-controlling partners in PILP.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Panavision Inc.

    We have audited the accompanying consolidated balance sheets of Panavision Inc. as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Panavision Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP


Los Angeles, California
March 4, 1996, except for Note 13, as
to which the date is November 19, 1996

                                PANAVISION INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                              -------------------------------  --------------------
                                                1993       1994       1995       1995       1996
                                              ---------  ---------  ---------  ---------  ---------

                                                                                   (UNAUDITED)
Camera rental...............................  $  54,031  $  61,642  $  75,083  $  54,055  $  62,814
Sales and lighting rental...................     12,679     15,458     20,245     15,423     22,236
                                              ---------  ---------  ---------  ---------  ---------
Total rental revenue and sales..............     66,710     77,100     95,328     69,478     85,050
Cost of camera rental.......................     28,600     31,293     32,721     23,959     26,980
Cost of sales and lighting rental...........      7,832      9,702     11,648      8,659     13,099
                                              ---------  ---------  ---------  ---------  ---------
Gross margin................................     30,278     36,105     50,959     36,860     44,971
Selling, general and administrative
  expenses..................................     18,875     19,210     28,486     21,351     21,684
Research and development expenses...........      2,272      2,442      2,986      2,378      3,300
                                              ---------  ---------  ---------  ---------  ---------
Operating income............................      9,131     14,453     19,487     13,131     19,987
Interest income.............................        487        725      1,597      1,144        638
Interest expense............................     (5,716)    (6,043)    (7,213)    (5,517)    (6,227)
Foreign exchange gain (loss)................       (723)       597        (32)       408       (101)
Other, net..................................        906         68        447        311        313
                                              ---------  ---------  ---------  ---------  ---------

Income before non-controlling partners'
  interest in PILP and income taxes.........      4,085      9,800     14,286      9,477     14,610
Non-controlling partners' interest in
  PILP......................................       (327)      (879)    (7,348)    (3,947)    (4,500)
                                              ---------  ---------  ---------  ---------  ---------
Income before income taxes..................      3,758      8,921      6,938      5,530     10,110
Income tax provision........................       (453)    (1,843)    (1,375)    (1,095)    (2,012)
                                              ---------  ---------  ---------  ---------  ---------
Net income..................................  $   3,305  $   7,078  $   5,563  $   4,435  $   8,098
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
Net income per common share.................  $     .22  $     .46  $     .36  $     .29  $     .53
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
Shares used in computation..................     15,277     15,277     15,277     15,277     15,277

                            See accompanying notes.

                                PANAVISION INC.

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            DECEMBER 31,
                                                        --------------------  SEPTEMBER 30,
                                                          1994       1995          1996
                                                        ---------  ---------  --------------
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...........................  $  22,734  $  31,685    $    8,643
  Accounts receivable (net of allowance of $1,772 in
    1994, $2,043 in 1995 and $2,294 in September of
    1996).............................................     11,036     13,480        18,653
  Inventories.........................................      2,955      4,379         5,271
  Prepaid expenses and other current assets...........      1,546      1,621         1,820
                                                        ---------  ---------  --------------
    Total current assets..............................     38,271     51,165        34,387

Property, plant and equipment, net....................    108,197    111,801       123,254
Deferred income tax assets............................     --         --             1,347
Other.................................................      3,239      2,785         5,725
                                                        ---------  ---------  --------------
    Total assets......................................  $ 149,707  $ 165,751    $  164,713
                                                        ---------  ---------  --------------
                                                        ---------  ---------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................  $   4,278  $   9,339    $    5,191
  Accrued liabilities.................................      9,558     11,042        14,059
  Current maturities of long-term debt................      4,000      4,274         9,000
  Other current liabilities...........................        394        507           534
                                                        ---------  ---------  --------------
    Total current liabilities.........................     18,230     25,162        28,784

Notes payable to affiliates...........................      7,920      7,263        12,492
Long-term debt........................................    119,080    117,415        98,000
Deferred income tax liabilities.......................      1,788      2,409        --
Other liabilities.....................................      1,767      1,897         1,279
Non-controlling partners' interest in PILP............     --          5,149        --

Commitments and Contingencies

Stockholders' equity:
  Preferred stock, $.01 par value; 2,000 shares
    authorized; no shares issued and outstanding......     --         --            --
  Common stock, $.01 par value; 50,000 shares
    authorized; 13,706 shares issued and outstanding
    at December 31, 1994 and 1995, and 14,130 shares
    issued and outstanding at September 30, 1996......        137        137           141
  Additional paid-in capital..........................      4,863      4,863        14,259
  Retained earnings (accumulated deficit).............     (3,859)     1,704         9,802
  Foreign currency translation adjustment.............       (219)      (248)          (44)
                                                        ---------  ---------  --------------
    Total stockholders' equity........................        922      6,456        24,158
                                                        ---------  ---------  --------------
    Total liabilities and stockholders' equity........  $ 149,707  $ 165,751    $  164,713
                                                        ---------  ---------  --------------
                                                        ---------  ---------  --------------

                            See accompanying notes.

                                PANAVISION INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                    COMMON STOCK                                        CUMULATIVE
                            ----------------------------                  RETAINED        FOREIGN
                             SHARES ISSUED                ADDITIONAL      EARNINGS       CURRENCY     STOCKHOLDERS'
                                  AND                       PAID-IN     (ACCUMULATED    TRANSLATION       EQUITY
                              OUTSTANDING      AMOUNT       CAPITAL       DEFICIT)      ADJUSTMENT     (DEFICIENCY)
                            ---------------  -----------  -----------  --------------  -------------  --------------

Balance at December 31,
  1992....................        13,706      $     137    $   4,863     $  (14,242)     $  (1,239)     $  (10,481)
Net income................        --             --           --              3,305         --               3,305
Foreign currency
  translation
  adjustment..............        --             --           --             --                470             470
                                 -------     -----------  -----------  --------------  -------------  --------------
Balance at December 31,
  1993....................        13,706            137        4,863        (10,937)          (769)         (6,706)
Net income................        --             --           --              7,078         --               7,078
Foreign currency
  translation
  adjustment..............        --             --           --             --                550             550
                                 -------     -----------  -----------  --------------  -------------  --------------
Balance at December 31,
  1994....................        13,706            137        4,863         (3,859)          (219)            922
Net income................        --             --           --              5,563         --               5,563
Foreign currency
  translation
  adjustment..............        --             --           --             --                (29)            (29)
                                 -------     -----------  -----------  --------------  -------------  --------------
Balance at December 31,
  1995....................        13,706            137        4,863          1,704           (248)          6,456
Net income (UNAUDITED)....        --             --           --              8,098         --               8,098
Compensation recorded in
  connection with shares
  issued to officers
  (UNAUDITED).............           424              4          626         --             --                 630
Contribution of Lee
  Lighting assets
  (UNAUDITED).............        --             --            8,000         --             --               8,000
Contribution from parent
  (UNAUDITED).............        --             --              770         --             --                 770
Foreign currency
  translation adjustment
  (UNAUDITED).............        --             --           --             --                204             204
                                 -------     -----------  -----------  --------------  -------------  --------------
Balance at September 30,
  1996 (UNAUDITED)........        14,130      $     141    $  14,259     $    9,802      $     (44)     $   24,158
                                 -------     -----------  -----------  --------------  -------------  --------------
                                 -------     -----------  -----------  --------------  -------------  --------------

                            See accompanying notes.

                                PANAVISION INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                    NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,
                                                                                      SEPTEMBER 30,
                                                  -------------------------------  --------------------
                                                    1993       1994       1995       1995       1996
                                                  ---------  ---------  ---------  ---------  ---------

                                                                                       (UNAUDITED)
OPERATING ACTIVITIES
Net income......................................  $   3,305  $   7,078  $   5,563  $   4,435  $   8,098
Adjustments to derive net cash provided by
  operating activities:
  Depreciation and amortization.................     14,596     15,031     17,479     12,765     13,739
  Deferred interest.............................        396        (44)      (264)      (198)       (88)
  Deferred income taxes.........................        233      1,241        620        (44)      (186)
  (Gain) loss on sale of property and
    equipment...................................       (475)      (647)       597        490       (840)
  Non-controlling partners' interest in PILP....        327        879      7,348      3,947      4,500
  Stock compensation expense....................     --         --         --         --            630
  Changes in operating assets and liabilities:
    Accounts receivable.........................      1,240     (2,286)    (1,498)    (1,228)    (5,173)
    Inventories.................................          1       (318)    (1,138)      (687)      (236)
    Prepaid expenses and other current assets...       (488)       909         17        (50)       399
    Accounts payable............................        254        947      3,629     (1,257)    (4,981)
    Accrued liabilities.........................       (954)     3,355      1,484      2,915      1,099
  Other, net....................................        869        234        480         58        684
                                                  ---------  ---------  ---------  ---------  ---------
Net cash provided by operating activities.......     19,304     26,379     34,317     21,146     17,645

INVESTING ACTIVITIES
Acquisition of non-controlling partners'
  interest in PILP..............................     --         --         --         --         (8,126)
Capital expenditures............................    (12,678)   (16,251)   (19,454)   (11,060)   (16,641)
Proceeds from dispositions of equipment.........      1,234      1,252      2,139      1,762      1,258
Cash acquired in Panavision Canada Corp.
  acquisition...................................     --         --          1,616      1,616     --
Cash acquired in Lee Lighting acquisition.......     --         --         --         --          1,026
Other...........................................     --           (450)    --         --         --
                                                  ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities...........    (11,444)   (15,449)   (15,699)    (7,682)   (22,483)

FINANCING ACTIVITIES
Deferred financing costs........................     --         --         --         --         (2,814)
Distributions to non-controlling partners in
  PILP..........................................       (327)      (879)    (2,199)    (3,182)    (1,523)
Borrowings under notes payable..................     --         --         --         --        110,000
Repayments of notes payable.....................     (2,500)    (3,500)    (7,525)    (2,901)  (129,166)
Deferred offering costs.........................     --         --         --         --           (452)
Contribution from parent........................     --         --         --         --            770
Notes payable to affiliates.....................     --         --         --         --          4,959
                                                  ---------  ---------  ---------  ---------  ---------
Net cash used in financing activities...........     (2,827)    (4,379)    (9,724)    (6,083)   (18,226)
Effect of exchange rate changes on cash.........        (54)        65         57         94         22
                                                  ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash
  equivalents...................................      4,979      6,616      8,951      7,475    (23,042)
Cash and cash equivalents at beginning of
  period........................................     11,139     16,118     22,734     22,734     31,685
                                                  ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period......  $  16,118  $  22,734  $  31,685  $  30,209  $   8,643
                                                  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid during the period.................  $   5,372  $   5,892  $   7,490  $   5,650  $   4,748
Income taxes paid during the period.............  $     304  $     565  $   1,075  $   1,158  $   2,457

                            See accompanying notes.

                                PANAVISION INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      (INFORMATION FOR THE PERIOD ENDED SEPTEMBER 30, 1995 AND SUBSEQUENT
                       TO DECEMBER 31, 1995 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    Panavision Inc. (formerly WP/GP, Inc.) (Panavision or the Company), a majority owned subsidiary of Warburg, Pincus Capital Company L.P. (Warburg, Pincus), commenced operations effective June 1, 1991. Prior to the May 1996 recapitalization transaction described below, Panavision owned 100% of the general partnership interests, 30% of the non-voting Class A limited partnership interests and 70% of the voting Class B limited partnership interests in Panavision International, L.P. (PILP), a Delaware limited partnership. PILP was formed effective June 1, 1991 to own and operate the camera rental and lighting filters business previously owned by Lee International Inc. (LII), an affiliated company. This transaction was recorded on a historical cost basis. All of the Company's operations are conducted through PILP and its subsidiaries.

    The consolidated financial statements include the accounts of Panavision, PILP and PILP's majority owned subsidiaries. All significant intercompany amounts and transactions have been eliminated.

    Panavision is a leading designer and manufacturer of high-precision motion picture camera systems, including lenses and accessories, for use in the motion picture and television industries. The Company rents its products through its owned and operated facilities in the United States, Canada, United Kingdom and a worldwide agent network. In addition to manufacturing and renting camera systems, the Company also sells lighting filters under the Lee Filters name.

RECAPITALIZATION

    In May 1996, the Company effected a recapitalization (the Recapitalization), pursuant to which it acquired all of PILP's limited partnership units it did not previously own and retired all of PILP's outstanding debt securities, for a total of $126.1 million in cash. As part of the Recapitalization, Warburg, Pincus and management contributed to the Company $12.5 million in the form of subordinated debt, and the Company borrowed $110 million through a credit arrangement (See Note 6). The balance of the funds required came from the Company's cash on hand. As a result of the Recapitalization, the Company owns all of the general and limited partnership units in PILP.

NON-CONTROLLING PARTNERS' INTEREST IN PILP

    The non-controlling partners' interest in PILP represents 70% of the non-voting Class A limited partnership units and the 30% of the voting Class B limited partnership units which Panavision did not own prior to the Recapitalization. The PILP partnership agreement included provisions for the allocation of the partnership earnings and losses between Panavision and the non-controlling partners. However, since the non-controlling partners had a deficit in the partnership capital accounts as of the inception of PILP, such deficit was allocated to Panavision, as were PILP's losses for 1991 and 1992. Certain other distributions made by PILP in each year for tax payments, have all been charged against Panavision's interest in PILP and as a reduction of income in the accompanying financial statements. Accordingly, as required under generally accepted accounting principles, the non-controlling partners' share of PILP's income for 1993, 1994 and 1995 has been reduced to the extent of such deficit, losses and distributions. As previously described, in connection with the Recapitalization, Panavision has acquired the non-controlling partners' equity in PILP.

                                PANAVISION INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
TRANSLATION OF FOREIGN CURRENCIES

    The functional currency for the Company's foreign subsidiaries is the local currency. All assets and liabilities denominated in foreign functional currencies are translated into U.S. dollars at rates of exchange in effect at the balance sheet date. Income statement items are translated at the average rate of exchange prevailing during the period. Translation gains and losses are recorded as a separate component of stockholders' equity. Gains and losses resulting from transactions in other than functional currencies are reflected in net income.

CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with original maturity dates of three months or less and investments in money market funds to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

INVENTORIES

    Inventories are valued at the lower of cost or market value and are determined principally under the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, including rental equipment, are stated at cost. Maintenance and repairs are charged to expense as incurred. Additions, improvements and replacements that extend asset life are capitalized.

    Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the useful life of the related asset or the remaining lease term. Cost and accumulated depreciation applicable to assets retired or otherwise disposed of are eliminated from the accounts, and any gain or loss on such disposition is reflected in income.

    Depreciation is provided principally over the following useful lives:

Buildings and improvements.....................................  10-30 years
Rental assets..................................................   5-15 years
Machinery and equipment........................................   5-10 years
Furniture and fixtures.........................................   5-10 years

INTANGIBLE ASSETS

    Intangible assets, consisting primarily of trade names and patents, are amortized on a straight-line basis over their estimated economic lives ranging from 5 to 10 years. Amortization expense amounted to $682,000, $694,000 and $629,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $526,000 and $201,000 for the nine month periods ended September 30, 1995 and 1996, respectively. At December 31, 1994 and 1995, and September 30, 1996, accumulated amortization amounted to $4,373,000, $5,002,000 and $5,203,000, respectively.

                                PANAVISION INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (Note 5). Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

CONCENTRATION OF CREDIT RISK

    Most of the Company's customers are in the entertainment industry. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The Company does not generally require collateral. Actual losses and allowances have been within management's expectations.

REVENUE RECOGNITION

    Rental revenue is recognized over the related equipment rental period. Sales revenue is recognized upon shipment. Returns and allowances, which have not been significant, are provided for in the period of sale.

ACCOUNTING FOR LONG-LIVED ASSETS

    Prior to the adoption of the Statement of Financial Accounting Standard No.
121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121), the Company recorded an impairment loss of $1.7 million during the year ended December 31, 1995 with respect to certain real property owned by its U.K. rental operation. This amount was previously estimated to be $1.4 million and therefore the impairment loss recognized during the nine months ended September 30, 1995 was $1.4 million. Effective January 1, 1996, the Company has adopted SFAS 121. Long-lived assets, such as buildings, equipment and identifiable intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the net book value of these assets may not be recoverable. With the exception of the impairment loss recognized during 1995 as described above, current and prior period financial statements have not been affected by the adoption of SFAS 121.

EARNINGS PER SHARE

    Earnings per share is computed using the average number of common stock outstanding. Additionally, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, all common and common equivalent shares issued by the Company at an exercise price below the assumed initial public offering price during the twelve-month period prior to the offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method at an assumed initial public offering price of $17.00 per share for stock options). Variable options for 529,875 shares which vest only if certain EBITDA targets (as defined) are achieved in 1998 or 1999 have been excluded from the computation because their inclusion would be antidilutive.

STOCK-BASED BENEFITS

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), must be adopted no later than January 1, 1996. SFAS 123 requires that stock awards

                                PANAVISION INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) granted subsequent to January 1, 1995 be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use APB 25, "Accounting for Stock Issued to Employees," and disclose the pro forma income amount which would have resulted from recognizing such awards at their fair value. The Company will continue to account for stock-based compensation expense under APB 25 and make the required pro forma disclosures for compensation.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited consolidated financial statements at September 30, 1996 and for the nine month periods ended September 30, 1995 and September 30, 1996 have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal and recurring accruals) necessary to present fairly the consolidated financial information set forth therein, in accordance with generally accepted accounting principles. The results of operations for the nine month period ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year.

USE OF ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from such estimates.

2. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following (in thousands):

                                            DECEMBER 31,
                                        --------------------  SEPTEMBER 30,
                                          1994       1995          1996
                                        ---------  ---------  --------------
                                                               (UNAUDITED)
Land..................................  $     783  $     777    $      783
Buildings and improvements............      8,850      6,944         8,175
Rental assets.........................    169,319    185,986       207,939
Machinery and equipment...............      7,737      8,350        10,481
Furniture and fixtures................      2,562      2,704         3,408
Construction-in-progress..............     --          3,390        --
Other.................................        720        791           809
                                        ---------  ---------  --------------
                                          189,971    208,942       231,595
Less accumulated depreciation and
  amortization........................     81,774     97,141       108,341
                                        ---------  ---------  --------------
                                        $ 108,197  $ 111,801    $  123,254
                                        ---------  ---------  --------------
                                        ---------  ---------  --------------

    Construction-in-progress represents assets constructed in conjunction with the Company's relocation of its primary operating facilities in June 1996.

                                PANAVISION INC.

3. INVENTORIES

    Inventories consist of the following (in thousands):

                                                 DECEMBER 31,
                                             --------------------   SEPTEMBER 30,
                                               1994       1995          1996
                                             ---------  ---------  ---------------
                                                                     (UNAUDITED)
Finished goods.............................  $   1,111  $   1,853     $   2,471
Work-in-process............................         71         61           105
Component parts............................        892      1,236         1,229
Supplies...................................        881      1,229         1,466
                                             ---------  ---------       -------
                                             $   2,955  $   4,379     $   5,271
                                             ---------  ---------       -------
                                             ---------  ---------       -------

4. ACCRUED LIABILITIES

    Accrued liabilities consist of the following (in thousands):

                                               DECEMBER 31,
                                           --------------------   SEPTEMBER 30,
                                             1994       1995          1996
                                           ---------  ---------  ---------------
                                                                   (UNAUDITED)
Interest payable.........................  $     727  $     675     $   2,275
Professional fees........................        916        809           745
Taxes other than income taxes............        280        330         1,766
Payroll and related costs................      3,106      5,058         4,587
Customer deposits........................         97         64           723
Accrued marketing and other..............      4,432      4,106         3,963
                                           ---------  ---------  ---------------
                                           $   9,558  $  11,042     $  14,059
                                           ---------  ---------  ---------------
                                           ---------  ---------  ---------------

                                PANAVISION INC.

5. INCOME TAXES

    The provision for income taxes includes the following (in thousands):

                                             YEAR ENDED DECEMBER 31,
                                         -------------------------------    NINE MONTHS ENDED
                                           1993       1994       1995      SEPTEMBER 30, 1996
                                         ---------  ---------  ---------  ---------------------
                                                                               (UNAUDITED)
Current provision:
  Federal..............................  $     114  $     300  $     515        $   1,500
  State................................         47        107        154              500
  Foreign..............................         59        195         86              198
                                         ---------  ---------  ---------          -------
Total current provision................        220        602        755            2,198
                                         ---------  ---------  ---------          -------
Deferred provision (benefit):
  Federal..............................       (114)       711        537             (272)
  State................................        434        195         83               86
  Foreign..............................        (87)       335     --               --
                                         ---------  ---------  ---------          -------
Total deferred provision...............        233      1,241        620             (186)
                                         ---------  ---------  ---------          -------
                                         $     453  $   1,843  $   1,375        $   2,012
                                         ---------  ---------  ---------          -------
                                         ---------  ---------  ---------          -------

    A reconciliation from the provision for income taxes based on the federal statutory rate of 35% to the actual rate follows:

                                             YEAR ENDED DECEMBER 31,
                                         -------------------------------    NINE MONTHS ENDED
                                           1993       1994       1995      SEPTEMBER 30, 1996
                                         ---------  ---------  ---------  ---------------------
                                                                               (UNAUDITED)
Statutory rate applied to income before
  income taxes.........................       35.0%      35.0%      35.0%            35.0%
State income taxes, net of federal
  income tax benefit...................        7.2        5.1        2.2              3.7
Reduction of valuation allowance.......      (34.8)     (29.5)      (3.7)           (21.9      )
Non-deductible (non-taxable)
  differences in allocation of earnings
  to non-controlling partners..........        3.0        3.4      (14.9)       --
Other non-deductible expenses..........        2.6        5.8        1.2              3.1
Other, net.............................       (0.9)       0.9     --            --
                                         ---------  ---------  ---------          -------
                                              12.1%      20.7%      19.8%            19.9%
                                         ---------  ---------  ---------          -------
                                         ---------  ---------  ---------          -------

    Deferred income taxes reflect the net tax effects of net operating loss carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax

                                PANAVISION INC.

5. INCOME TAXES (CONTINUED)
assets and liabilities as of December 31, 1994, 1995 and September 30, 1996 are as follows (in thousands):

                                                       DECEMBER 31,
                                                   --------------------   SEPTEMBER 30,
                                                     1994       1995          1996
                                                   ---------  ---------  ---------------
                                                                           (UNAUDITED)
Deferred tax assets:
  Domestic net operating loss carryforwards......  $   1,987  $   1,169     $   3,735
  Foreign net operating loss carryforwards.......      3,720      3,464         2,322
  Tax credit carryforwards (primarily alternative
    minimum tax credits).........................      1,090      1,830        10,228
  Expense accruals...............................        853      1,613         1,526
  Other..........................................     --             76            66
  State income taxes.............................         78        115        --
                                                   ---------  ---------  ---------------
Total deferred tax assets........................      7,728      8,267        17,877
Valuation allowance..............................     (4,727)    (4,471)      (10,112)
                                                   ---------  ---------  ---------------
Net deferred tax assets..........................      3,001      3,796         7,765

Deferred tax liabilities:
  Fixed assets...................................     (2,175)    (3,067)       (6,085)
  Differences in allocations of income to non-
    controlling partners.........................     (2,614)    (3,138)       --
  State income taxes.............................     --         --              (333)
                                                   ---------  ---------  ---------------
Total deferred tax liabilities...................     (4,789)    (6,205)       (6,418)
                                                   ---------  ---------  ---------------
Net deferred tax (liabilities) assets............  $  (1,788) $  (2,409)    $   1,347
                                                   ---------  ---------  ---------------
                                                   ---------  ---------  ---------------

    The net decrease in the valuation allowance for deferred tax assets during the years ended December 31, 1994 and 1995 was $2,638,000 and $256,000, respectively. The change primarily relates to the realization of net operating loss carryforwards and management's judgment that certain deferred assets had become realizable.

    At December 31, 1995, the Company had operating loss carryforwards available to reduce future federal income of $3,170,000 which expire from 2006 to 2009.

    At December 31, 1995, the Company had alternative minimum tax (AMT) credit carryforwards of $1,444,000, which may be used indefinitely, and foreign tax credit (FTC) carryforwards of $317,000 which expire in 1996 to 2000.

    In connection with the Recapitalization, additional federal net operating loss carryforwards of $11,343,000, which expire from 2006 to 2009, AMT credit carryforwards of $3,444,000, which may be used indefinitely, and FTC carryforwards of $956,000, which expire from 1996 to 2000, became available to the Company. All such tax attributes are subject to annual limitations under Internal Revenue Code (the Code) Section 382.

    The Company has assessed the realizability of all of its tax attributes, including those which became available as a result of the Recapitalization, and has accordingly adjusted the valuation allowance as of

                                PANAVISION INC.

5. INCOME TAXES (CONTINUED)
September 30, 1996. The Company's assessment took into account the limitations on the deductibility of tax attributes under Section 382 and the alternative minimum tax provisions of the Code, as well as the uncertainty of realizing taxable income in certain foreign jurisdictions.

    Additional deferred tax assets in the amount of $3,572,000 (net of related valuation allowance) were recognized in connection with the Recapitalization.

    It is the Company's policy to not provide U.S. federal income taxes on undistributed earnings of foreign subsidiaries, as such earnings, if any, are intended to be permanently reinvested in those operations. As of September 30, 1996, there are no accumulated foreign earnings. The Company's pretax income
(loss) from foreign operations for 1993, 1994 and 1995 and the nine months ended September 30, 1996 were ($2,122,000), $1,106,000, $2,719,000 and $3,461,000, respectively.

6. LONG-TERM DEBT

    As part of the Company's Recapitalization, as described in Note 1, effective May 1996, all of the Company's then outstanding notes to banks were repaid for a total of $126.1 million in cash. Such notes had average effective interest rates ranging from 0% to 8% and original scheduled maturity dates ranging from June 1999 through June 2001.

    In conjunction with the Recapitalization, the Company obtained a credit agreement (the Credit Agreement) which provides for a term loan in the amount of $100 million (Term Loan A and Term Loan B for $50 million each) and a revolving credit loan (Revolving Loan) of up to $20 million. Borrowings under the Credit Agreement at September 30, 1996 were $107 million. Interest is payable at rates equal to a margin in excess of the prime rate or LIBOR. The amount of this margin fluctuates directly with the Company's "total debt ratio", as defined. The prime rate margin ranges are from 0% to 1.25% for Term Loan A and the Revolving Loan and from 1.50% to 1.75% for Term Loan B. LIBOR margin ranges are from 1.25% to 2.5% for Term Loan A and the Revolving Loan and 2.75% to 3.00% for Term Loan B. Principal repayments under the Credit Agreement are payable quarterly beginning March 1997 through March 2004. At September 30, 1996, the interest rate under the Credit Agreement was 8.5%. The Company believes the carrying value of its amounts payable under the Credit Agreement approximate fair value based upon current yields for debt issues of similar quality and terms.

    The following sets forth the aggregate principal maturities of the Company's debt during the twelve month periods ending September 30 (in thousands):

1997..........................................................   $    9,000
1998..........................................................        8,000
1999..........................................................        9,000
2000..........................................................       10,000
2001..........................................................       11,000
Thereafter....................................................       60,000
                                                                ------------
                                                                 $  107,000
                                                                ------------
                                                                ------------

    The Company's obligations under the Credit Agreement are secured by substantially all of the Company's assets. The Credit Agreement requires that the Company meet certain financial tests and contains other restrictive covenants including certain limitations on the Company's ability to incur debt,

                                PANAVISION INC.

6. LONG-TERM DEBT (CONTINUED)
pay dividends and make capital expenditures and requires the Company to maintain certain total debt and interest coverage ratio levels. At September 30, 1996, the Company was in compliance with the tests and covenants under the Credit Agreement.

    Under the Credit Agreement, the Company entered into two interest rate protection agreements to guard the Company from LIBOR increases. One agreement covering a notional amount of $45,000,000 expires on June 10, 1997 and protects the Company from LIBOR increases above 6.44%. The other agreement for a notional amount of $50,000,000 expires on June 10, 1998 and protects the Company from LIBOR increases above 7.37%. Since the floor for each of these interest rate protection agreements is 5.50%, in the event of a LIBOR reduction below this floor, there would be no benefit to the Company.

    Notes payable to affiliates consist of amounts due to Warburg, Pincus and the Company's senior management and bear interest at 6.83%. The notes are due on demand; however, the noteholders have indicated that they do not intend to demand payment prior to December 31, 1997. It is the Company's intent to repay these notes in full upon the successful completion of the Company's proposed initial public offering of common stock.

7. STOCKHOLDERS' EQUITY

COMMON STOCK

    In May 1996, the Board of Directors declared a 90:1 stock split of the Company's common stock. All applicable share and per share amounts have been adjusted for this stock split.

STOCK OPTION PLAN

    In connection with the Recapitalization, the Board of Directors adopted a stock option plan (the Plan) which is open to participation by directors, officers, consultants, other key employees of the Company or of its subsidiaries and certain other key persons. The Plan provides for the issuance of incentive and nonqualified stock options under the Code. An aggregate of 2,190,150 shares of common stock are reserved for issuance under the Plan. No options have been exercised under the Plan as of September 30, 1996. The options may be granted for a term of up to ten years, five years in the case of incentive options. If an incentive stock option is granted to an individual owning more than 10% of the total combined voting power of all stock, the exercise price of the option may not be less than 110% of the fair market value of the underlying shares on the date of grant and the term of the option may not exceed five years.

    The Plan provides that the aggregate fair market value (determined as of the time the option is granted) of the common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

    In connection with the Recapitalization, certain members of management were granted nonqualified options for an aggregate of 1,766,250 shares of common stock exercisable at $1.22 per share.

    Options for 1,236,375 shares will vest at the end of eight years from the date of grant and could vest sooner if certain performance targets are met as described below:

    - Options for 353,250 shares will vest if the Company successfully completes an initial public offering of its common stock by May 31, 1997.

                                PANAVISION INC.

7. STOCKHOLDERS' EQUITY (CONTINUED)

    - Options for up to 300,263 shares, 300,263 shares, and 282,600 shares will vest if the Company achieves EBDIT (as defined) of $46.2 million, $50.4 million and $55.2 million, respectively, or Free Cash Flow (as defined) of $27.3 million, $30.7 million and $34.0 million, respectively, during its years ending December 31, 1996, 1997 and 1998, respectively.


    The exercise price of these options was less than the deemed fair market value of the Company's common stock on the date of grant and accordingly the Company will record an aggregate non-cash compensation charge of $280,000 which will be amortized over the vesting period. Compensation expense of $15,000 was recorded during the nine months ended September 30, 1996.


    Options for 529,875 shares will only vest if the Company achieves EBDIT (as defined) of $62 million in its year ending December 31, 1998 or the lower amount of $65 million or a 10% increase of its actual 1998 EBDIT in its year ending December 31, 1999. These options are being accounted for as variable options, and the Company will record additional non-cash compensation charges in 1998 or 1999 if the achievement of these performance targets becomes probable. The per share compensation charge will be equal to the difference between the option exercise price of $1.22 and the quoted market value of the Common Stock in the future when the targets are achieved.


    In connection with the Recapitalization (see Note 1), the Company issued 423,900 shares of common stock to certain members of management. The Company has recorded compensation expense in the amount of $615,000 during the nine months ended September 30, 1996. The compensation expense represents the Company's best estimate of the fair market value of the stock as of the date of issuance, based in part on value attributed to the equity securities of PILP which were acquired in the Recapitalization, in an arms-length transaction.

8. EMPLOYEE BENEFIT PLANS

    The Company sponsors a defined contribution 401(k) plan covering a majority of its domestic employees. Eligible employees may contribute from 1% to 16% of their base compensation. The Company makes matching contributions equal to 75% of employee before-tax contributions from 1% to 6%. For the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, the Company contributed $225,000, $453,000, $503,000, $365,000 and $430,000
respectively, to the Plan.

    In addition, the Company sponsors a defined contribution retirement plan, which covers certain foreign employees. Participating employees contribute from 5% to 15% of their base compensation. The Company contributes 13.4% of base compensation for participating employees regardless of their level of contribution. For the years ended December 31, 1993, 1994 and 1995 and the nine-months ended September 30, 1995 and 1996, the Company expensed $112,000, $136,000, $189,000, $176,000 and $277,000, respectively, representing the
Company's contributions.

                                PANAVISION INC.

9. GEOGRAPHICAL INFORMATION

    Information as to the Company's operations in different geographical areas is as follows (in thousands):

                                      UNITED      UNITED
                                      STATES      KINGDOM     OTHER(1)    ELIMINATIONS    TOTAL
                                     ---------  -----------  -----------  ------------  ---------
DECEMBER 31, 1993
Revenue............................  $  52,022   $  14,747    $   2,432    $   (2,491)  $  66,710
Operating income (loss)............     10,694       1,159         (588)       (2,134)      9,131
Identifiable assets................    129,523      19,889        1,303       (10,640)    140,075

DECEMBER 31, 1994
Revenue............................     58,389      20,523        2,180        (3,992)     77,100
Operating income (loss)............     14,350       3,724          (20)       (3,601)     14,453
Identifiable assets................    137,845      23,868        1,093       (13,099)    149,707

DECEMBER 31, 1995
Revenue............................     68,102      23,004       14,227       (10,005)     95,328
Operating income...................     17,996       3,492        5,877        (7,878)     19,487
Identifiable assets................    145,300      17,708       10,420        (7,677)    165,751

------------------------

(1) The 1995 amounts are principally comprised of Panavision Canada, which was acquired in January 1995.

10. COMMITMENTS AND CONTINGENCIES

    The Company leases real estate, equipment, and vehicles under noncancelable operating leases. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more are presented below (in thousands):

1996.......................................................     $   2,920
1997.......................................................         1,112
1998.......................................................         1,508
1999.......................................................         1,414
2000.......................................................         1,407
Thereafter.................................................        19,864
                                                             ---------------
                                                                $  28,225
                                                             ---------------
                                                             ---------------

    In June 1995, the Company entered into a 16-year lease for its principal operating facility in Woodland Hills, California; the Company relocated to this facility during June 1996. The above table reflects the Company's commitment for the entire 16-year lease term. In connection with this new lease, the Company negotiated a settlement for its existing leases covering its prior operating facility and recorded a $1,800,000 liability representing the cost of the settlement. The liability was paid in January 1996.

    During the years ended December 31, 1993, 1994 and 1995, rental expense under operating leases was $1,789,000, $1,811,000 and $2,274,000, respectively, and $1,863,000 and $2,214,000 for the nine months ended September 30, 1995 and 1996, respectively.

                                PANAVISION INC.

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company and its subsidiaries are defendants in actions for matters arising out of normal business operations. The Company does not believe that any such proceedings currently pending will have a materially adverse effect on its consolidated financial position or results of operations.

11. RELATED PARTY TRANSACTIONS

    In accordance with an agreement, certain executive management services have been provided by the Company to LII. The amount received by the Company from LII was $996,000, $854,000 and $687,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $489,000 and $510,000 for the nine-month periods ended September 30, 1995 and 1996, respectively. The amounts received have been offset against selling, general and administrative expenses in the accompanying consolidated statements of income. The agreement with LII expired on September 30, 1996.

    Included in other assets at December 31, 1994 and 1995 is a loan receivable of $450,000, which bears interest at 9%, from Pany Rental, Inc. (dba Panavision New York), an agent in which the Company acquired a one-third interest during 1994.

    The Company also has a note due from an officer in the amount of $540,000 plus accrued interest of $76,000 as of September 30, 1996 which is included as a component of other assets. This amount, which is due upon demand, is secured by real property and bears interest at 7.04% per annum.

12. BUSINESS COMBINATIONS

    On January 20, 1995, the Company completed its acquisition of all of the outstanding stock of Panavision Canada Corporation (Panavision Canada), a former agent, for $177,000. The assignment of the purchase price among identifiable tangible and intangible assets was based on analysis of fair values of those assets. The fair values of the identifiable tangible and intangible assets acquired, net of liabilities assumed, exceeded the purchase price, and accordingly the values of fixed assets were reduced on a PRO RATA basis. This business combination has been accounted for using the purchase method. Therefore, the operating results of Panavision Canada are included in the consolidated financial statements from January 20, 1995. Unaudited revenue, net income, and net income per share for the Company in 1994 would have increased by $7,535,000, $1,608,000 and $.11 respectively, on a pro forma basis if Panavision Canada had been acquired at the beginning of that year.

    Effective July 1, 1996, the Company's parent acquired substantially all of the assets of Lee Lighting Limited (Lee Lighting) and contributed them to Panavision. The purchase price of the acquisition, $8 million, approximates the net book value of the assets acquired. Lee Lighting rents lighting equipment, mobile generators and distribution equipment and sells lighting consumables for the production of feature films, television programs and other filmed entertainment. Lee Lighting had revenue of approximately $19,700,000 and $10,400,000 for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively.

    The acquisition of Lee Lighting has been recorded under the purchase method of accounting and its operating results have been included in the Company's consolidated financial statements since the

                                PANAVISION INC.

12. BUSINESS COMBINATIONS (CONTINUED)
acquisition date of July 1, 1996. The purchase price has been allocated to the following net assets acquired based on their respective fair market values (in thousands):

Cash and equivalents...............................................  $   1,026
Inventories........................................................        656
Prepaids and other.................................................        598
Property and equipment.............................................      8,671
Accounts payable and accrued liabilities...........................     (2,951)
                                                                     ---------
                                                                     $   8,000
                                                                     ---------
                                                                     ---------

    Unaudited revenue, net income, and net income per share for the Company would have increased by $19,749,000, $1,204,000 and $.08, respectively for 1995 and $10,400,000, $605,000 and $.04, respectively, for the nine months ended September 30, 1996, on a pro forma basis if the Lee Lighting acquisition had been made as of January 1, 1995. This unaudited pro forma information is presented for illustrative purposes only and may not be indicative of the results that would have occurred or which may be obtained in the future.

13. SUBSEQUENT EVENT


    On November 19, 1996, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission, relating to an initial public offering of 3,500,000 shares of the Company's unissued common stock at an expected offering price ranging from $16.00 to $18.00. The Board also authorized 2,000,000 shares of preferred stock, approved an increase in the authorized shares of common stock to 50,000,000 shares and declared a 1,413:1 stock split of the common stock. All applicable shares and per share amounts have been adjusted for this stock split.

                         REPORT OF INDEPENDENT AUDITORS

The Directors
Lee Lighting Limited

    We have audited the accompanying balance sheet of Lee Lighting Limited as of December 31, 1995 and the related profit and loss account and statement of cash flows for the year then ended. These financial statements are the responsibility of the Company's directors. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lee Lighting Limited as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those followed in the United States (see note 18 of the notes to the financial statements).

                                          ERNST & YOUNG
                                          Chartered Accountants
                                          Registered Auditor

London, United Kingdom
5 September 1996

                              LEE LIGHTING LIMITED

                         GROUP PROFIT AND LOSS ACCOUNT

                        (IN THOUSANDS OF BRITISH POUNDS)

                                                      YEAR ENDED              SIX MONTHS
                                                     DECEMBER 31,           ENDED JUNE 30,
                                                    ---------------  ----------------------------
                                                         1995            1995           1996
                                                    ---------------  -------------  -------------
                                                                             (UNAUDITED)
Turnover..........................................        12,516           5,927          6,746
Cost of sales.....................................        (9,869)         (4,726)        (5,284)
                                                         -------          ------         ------
Gross profit......................................         2,647           1,201          1,462
Selling, general and administration expenses......        (1,601)           (802)          (905)
                                                         -------          ------         ------
                                                           1,046             399            557
Other operating income............................            38              19              5
                                                         -------          ------         ------
Operating profit..................................         1,084             418            562
Interest income...................................            29              13              6
Interest expense..................................        (3,420)         (1,710)        (1,806)
                                                         -------          ------         ------
Loss on ordinary activities before taxation.......        (2,307)         (1,279)        (1,238)
Tax on loss on ordinary activities................            69          --                112
                                                         -------          ------         ------
Loss attributable to the members of the parent
  undertaking.....................................        (2,238)         (1,279)        (1,126)
                                                         -------          ------         ------
                                                         -------          ------         ------

STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

    There are no recognised gains or losses other than the loss attributable to the shareholders of the company of L2,238 in the year ended December 1995.

                            See accompanying notes.

                              LEE LIGHTING LIMITED

                              GROUP BALANCE SHEET

                        (IN THOUSANDS OF BRITISH POUNDS)

                                                                 DECEMBER 31,
                                                                     1995
                                                                ---------------    JUNE 30,
                                                                                     1996
                                                                                 -------------
                                                                                  (UNAUDITED)
FIXED ASSETS
Tangible assets...............................................         5,346           5,587
                                                                     -------     -------------

CURRENT ASSETS
Stock.........................................................           405             423
Debtors.......................................................         1,495           1,910
Cash at bank and in hand......................................           413             661
Prepayments and other current assets..........................           233             385
                                                                     -------     -------------
                                                                       2,546           3,379
CREDITORS: amounts falling due within one year................       (39,455)        (41,767)
                                                                     -------     -------------
NET CURRENT LIABILITIES.......................................       (36,909)        (38,388)
                                                                     -------     -------------
TOTAL ASSETS LESS CURRENT LIABILITIES.........................       (31,563)        (32,801)
                                                                     -------     -------------
CREDITORS: amounts falling due after more than one year.......           (90)            (90)
PROVISIONS FOR LIABILITIES AND CHARGES
Deferred taxation.............................................          (112)         --
                                                                     -------     -------------
                                                                        (202)            (90)
                                                                     -------     -------------
                                                                     (31,765)        (32,891)
                                                                     -------     -------------
                                                                     -------     -------------

CAPITAL AND RESERVES
Called up share capital.......................................           568             568
Merger reserve................................................         1,133           1,133
Revaluation reserve...........................................           185             166
Profit and loss account.......................................       (33,651)        (34,758)
                                                                     -------     -------------
                                                                     (31,765)        (32,891)
                                                                     -------     -------------
                                                                     -------     -------------

                            See accompanying notes.

                              LEE LIGHTING LIMITED

                         GROUP STATEMENT OF CASH FLOWS

                        (IN THOUSANDS OF BRITISH POUNDS)

                                                  YEAR ENDED                  SIX MONTHS ENDED
                                                 DECEMBER 31,                     JUNE 30,
                                               -----------------  ----------------------------------------
                                                     1995                1995                 1996
                                               -----------------  -------------------  -------------------
                                                                                (UNAUDITED)
NET CASH INFLOW FROM OPERATING ACTIVITIES....          2,052               1,131                  978
                                                      ------               -----                  ---
RETURNS FROM INVESTMENTS AND SERVICING OF
  FINANCE
  Interest received..........................             29                  13                    6
  Interest paid..............................         (1,500)               (500)              --
                                                      ------               -----                  ---
NET CASH OUTFLOW FROM RETURNS ON INVESTMENTS
  AND SERVICING OF FINANCE...................         (1,471)               (487)                   6
                                                      ------               -----                  ---
TAXATION
  Corporation tax............................         --                  --                   --
                                                      ------               -----                  ---
INVESTING ACTIVITIES
  Payments to acquire tangible fixed
  assets.....................................           (939)               (601)                (746)
  Receipts from sales of tangible fixed
  assets.....................................             46                  32                   10
                                                      ------               -----                  ---
NET CASH OUTFLOW FROM INVESTING ACTIVITIES...           (893)               (569)                (736)
                                                      ------               -----                  ---
NET CASH (OUT)/INFLOW BEFORE FINANCING
  ACTIVITIES.................................           (312)                 75                  248
                                                      ------               -----                  ---
NET CASH INFLOW FROM FINANCING ACTIVITIES....         --                  --                   --
                                                      ------               -----                  ---
(DECREASE)/INCREASE IN CASH AND CASH
  EQUIVALENTS................................           (312)                 75                  248
                                                      ------               -----                  ---
                                                      ------               -----                  ---
RECONCILIATION OF OPERATING PROFIT TO NET
  CASH INFLOW FROM OPERATING ACTIVITIES
  Operating profit...........................          1,084                 418                  562
  Depreciation charge........................            961                 452                  493
  (Profit)/loss on sale of tangible fixed
  assets.....................................            (16)                (14)                   2
  Balance of unfunded pension obligation.....             (5)                 (5)              --
  Decrease/(increase) in debtors.............             48                (183)                (572)
  Increase in creditors......................             37                 538                  511
  (Increase)/decrease in stock...............            (57)                (75)                 (18)
                                                      ------               -----                  ---
NET CASH INFLOW FROM OPERATING ACTIVITIES....          2,052               1,131                  978
                                                      ------               -----                  ---
                                                      ------               -----                  ---

                            See accompanying notes.

                              LEE LIGHTING LIMITED

                             NOTES TO THE ACCOUNTS

              (INFORMATION FOR THE PERIOD ENDED JUNE 30, 1995 AND

                 SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED)

1. ACCOUNTING POLICIES

ACCOUNTING CONVENTION

    The accounts are prepared under the historical cost convention as modified to include the revaluation of rental assets and in accordance with applicable accounting standards.

BASIS OF CONSOLIDATION

    The group accounts consolidate Lee Lighting Limited (the Company) and all its subsidiary undertakings drawn up to 31 December each year.

DEPRECIATION

    Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost or valuation, less estimated residual value, of each asset over its useful economic life, as follows:

Leasehold buildings..................  10 years
Motor vehicles.......................  20% on written down value
Furniture, fixtures and equipment....  15% on written down value
Computer equipment...................  3 years
Rental assets........................  15-20% on written down value

STOCKS

    Stocks are stated at the lower of cost and net realisable value.

DEFERRED TAXATION

    Deferred taxation is provided on the liability method on all timing differences which are expected to reverse in the future calculated at the rate at which it is estimated that tax will be payable.

FOREIGN CURRENCIES

    Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction.

    Monetary assets and liabilities denominated in foreign currency are retranslated at the rate of exchange ruling at the balance sheet date.

    All differences are taken to the profit and loss account.

LEASING AND HIRE PURCHASE CONSULTANTS

    Assets obtained under finance leases and hire purchase contracts are capitalized in the balance sheet and are depreciated over their useful lives.

    The interest element of the rental obligations is charged to the profit and loss account over the period of the lease and represents a constant proportion of the balance of capital repayments outstanding.

                              LEE LIGHTING LIMITED

                             NOTES TO THE ACCOUNTS

1. ACCOUNTING POLICIES (CONTINUED)

    Rentals paid under operating leases are charged to income on a straight line basis over the lease term.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited consolidated financial statements at June 30, 1996 and for the six month periods ended June 30, 1995 and June 30, 1996 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal and recurring accruals) necessary to present fairly the financial information set forth therein, in accordance with accounting principles generally accepted in the United Kingdom which differ in certain respects from those followed in the United States (see note 18). The results of operations for the six month period ended June 30, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year.

2. TURNOVER

    Turnover, which is stated net of value added tax, represents amounts invoiced to third parties in respect of the provision of services and equipment to the film, television and allied industries. An analysis of turnover by geographical market is given below (in thousands of British pounds):

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1995
                                                                             -----------------
UK.........................................................................         12,019
All other..................................................................            497
                                                                                   -------
                                                                                    12,516
                                                                                   -------
                                                                                   -------

3. OPERATING PROFIT

    This is stated after charging/(crediting) (in thousands of British pounds):

                                                                                 YEAR ENDED
                                                                              DECEMBER 31, 1995
                                                                             -------------------
Auditors' remuneration--audit services.....................................              32
Depreciation of owned fixed assets.........................................           1,034
Profit on disposals of fixed assets........................................             (16)
Operating lease rentals--land and buildings................................             413
                                                                                      -----
                                                                                      -----

4. DIRECTORS' REMUNERATION

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1995
                                                                             -----------------
Other emoluments, including pension contributions (in thousands of British
 pounds)...................................................................            170
                                                                                   -------
                                                                                   -------

                              LEE LIGHTING LIMITED

                             NOTES TO THE ACCOUNTS

4. DIRECTORS' REMUNERATION (CONTINUED)
    The emoluments of the chairman, excluding pension contributions, were Lnil. The emoluments of the highest paid director, excluding pension contributions, were L93,000. Directors' emoluments excluding pension contributions fell within the following ranges:

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1995
                                                                             -----------------
                                                                                    NO.
Lnil - L5,000..............................................................              3
L75,001 - L80,000..........................................................              1
L90,001 - L95,000..........................................................              1

5. STAFF COSTS

    Staff costs were as follows (in thousands of British pounds):

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1995
                                                                             -----------------
Wages and salaries.........................................................          6,021
Social security costs......................................................            618
Other pension costs........................................................            150
                                                                                   -------
                                                                                     6,789
                                                                                   -------
                                                                                   -------

    The Company contributes to a number of defined contribution pension schemes on behalf of its employees. The assets of the schemes are held separately from those of the Company in independently administered funds. The pension cost charge represents contributions payable by the Company to the funds and amounted to L150,000.

    The average weekly number of employees during the year was made up as follows:

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1995
                                                                             -----------------
Electricians and generator operators.......................................            103
Maintenance and support....................................................             49
Selling and distribution...................................................              2
Administration.............................................................             28
                                                                                   -------
                                                                                       182
                                                                                   -------
                                                                                   -------

6. INTEREST EXPENSE

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1995
                                                                             -----------------
Loan from parent undertaking (in thousands of British pounds)..............          3,420
                                                                                   -------
                                                                                   -------

7. TAX ON LOSS ON ORDINARY ACTIVITIES

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1995
                                                                             -----------------
Based on the loss for the year:
Deferred taxation (in thousands of British pounds).........................            (69)
                                                                                   -------
                                                                                   -------

                              LEE LIGHTING LIMITED

                             NOTES TO THE ACCOUNTS

8. TANGIBLE FIXED ASSETS

    The analysis of tangible fixed assets is as follows (in thousands of British pounds):

                                                        LEASEHOLD,                  FURNITURE,
                                                         LAND AND       MOTOR      FIXTURES AND
                                                         BUILDINGS    VEHICLES       EQUIPMENT     RENTAL ASSETS    TOTAL
                                                        -----------  -----------  ---------------  -------------  ---------
    Cost or valuation:
    At January 1, 1995................................       1,213          151            879          10,682       12,925
    Additions.........................................      --               76         --                 864          940
    Disposals.........................................      --              (56)        --                (111)        (167)
                                                             -----          ---            ---     -------------  ---------
    At December 31, 1995..............................       1,213          171            879          11,435       13,698
                                                             -----          ---            ---     -------------  ---------
    Depreciation:
    At January 1, 1995................................         637           38            749           6,105        7,529
    Charge for the year...............................         120           30             26             784          960
    Disposals.........................................      --              (41)        --                 (96)        (137)
                                                             -----          ---            ---     -------------  ---------
    At December 31, 1995..............................         757           27            775           6,793        8,352
                                                             -----          ---            ---     -------------  ---------
    Net book value
    At January 1, 1995................................         576          113            130           4,577        5,396
                                                             -----          ---            ---     -------------  ---------
                                                             -----          ---            ---     -------------  ---------
    At December 31, 1995..............................         456          144            104           4,642        5,346
                                                             -----          ---            ---     -------------  ---------
                                                             -----          ---            ---     -------------  ---------

    Certain lighting rental equipment was revalued at 31 December 1987 by the directors, based on depreciated replacement cost. The figures disclosed above for rental assets included the following amounts in respect of revalued lighting rental equipment (in thousands of British pounds):

                                                                                              HISTORICAL
                                                                                                 COST       VALUATION
                                                                                              -----------  -----------
    Cost or valuation:
    At January 1, 1995......................................................................       7,756        5,209
                                                                                                   -----        -----
    At December 31, 1995....................................................................       7,598        5,098
                                                                                                   -----        -----
    Accumulated depreciation:
    At January 1, 1995......................................................................       6,311        3,539
                                                                                                   -----        -----
    At December 31, 1995....................................................................       6,394        3,709
                                                                                                   -----        -----
    Charge for the year.....................................................................         211          250
                                                                                                   -----        -----

9. STOCKS

                                                                                         DECEMBER 31,
                                                                                             1995         JUNE 30, 1996
                                                                                        ---------------  ---------------
                                                                                                           (UNAUDITED)
   Materials and consumables (in thousands of British pounds).........................           405              423
                                                                                                 ---              ---
                                                                                                 ---              ---

                              LEE LIGHTING LIMITED

                             NOTES TO THE ACCOUNTS

10. CREDITORS

    Amounts falling due within one year were as follows (in thousands of British pounds):

                                                                    DECEMBER 31,    JUNE 30,
                                                                        1995          1996
                                                                    -------------  -----------
                                                                                   (UNAUDITED)
   Trade creditors................................................          300           537
    Other taxes and social security costs.........................          476           785
    Accrued income taxes..........................................          120           120
    Other creditors...............................................           13            24
    Accruals......................................................          501           450
    Amounts owed to parent undertakings...........................        1,196         1,196
    Amounts owed to other group undertakings......................          730           730
    Loan from parent undertaking..................................       36,119        37,925
                                                                    -------------  -----------
                                                                         39,455        41,767
                                                                    -------------  -----------
                                                                    -------------  -----------

    The loan from the parent undertaking is a loan note of L21,396,095 together with deferred interest thereon of L14,723,268. The loan is secured on the assets of the Company and its subsidiaries.

    The principal terms are as follows:

        1. Interest is charageable at 10% per year on the outstanding principal and deferred interest.

        2. The prinicpal is repayable on June 30, 1996 together with any deferred interest. However since the audited balance sheet date the repayment date for prinicpal and deferred interest has been extended to June 30, 1997.

        3. Interest may be deferred to the extent that, in the opinion of the directors, the Company has insufficient resources to make any interest payments. Any interest so deferred is subject to interest commencing at the start of the financial year following that in which the deferral was made.

    The principal and interest on this loan note become payable immediately in the event of a default which may arise, inter alia, by failure to pay any amount due under the agreement or by failure to pay other debts as they fall due.

    While no discussions have taken place regarding the renewal of the loan facility beyond June 30, 1997 the directors are confident that agreement could be reached to provide adequate facilities for the Company to continue trading for the foreseeable future, although as detailed in note 17, the intention of the directors is to place the Company into liquidation following the transfer of the business and certain trading assets as of July 1, 1996.

    If adequate facilities are not available, the going concern basis, upon which these financial statements are prepared, may not be appropriate and adjustments would have to be made to reduce the value of assets to their recoverable amount, to provide for any further liabilities that might arise and to reclassify fixed assets as current assets and long-term liabilities as current liabilities.

    Amounts falling due after one year was comprised of a provision for unfunded pension obligations of L90,000.

                              LEE LIGHTING LIMITED

                             NOTES TO THE ACCOUNTS

11. OBLIGATIONS UNDER OPERATING LEASES

    The annnual commitments under non-cancellable operating leases are as follows (in thousands of British pounds):

                                                                               DECEMBER 31, 1995
                                                                             ---------------------
Operating leases which expire:
In one year................................................................              230
Within the second to fifth years...........................................              183
                                                                                         ---
                                                                                         413
                                                                                         ---
                                                                                         ---

12. DEFERRED TAXATION

    Deferred taxation provided in the accounts and the amounts not provided are as follows (in thousands of British pounds):

                                                                      PROVIDED      NOT PROVIDED
                                                                    DECEMBER 31,    DECEMBER 31,
                                                                        1995            1995
                                                                   ---------------  -------------
Accelerated capital allowances...................................           187          --
Accrued interest.................................................        --              (4,859)
Other timing differences.........................................           (30)         --
Losses...........................................................           (45)         --
                                                                            ---          ------
                                                                            112          (4,859)
                                                                            ---          ------
                                                                            ---          ------

13. SHARE CAPITAL

    Share capital allotted, called up, authorised and fully paid consisted of 600,000 ordinary shares of L1 each.

14. RECONCILIATION OF SHAREHOLDERS' FUNDS AND MOVEMENTS ON RESERVES

    The reconciliation is as follows (in thousands of British pounds):

                                                                                                       PROFIT AND
                                                               SHARE       MERGER       REVALUATION       LOSS
                                                              CAPITAL      RESERVE        RESERVE        ACCOUNT      TOTAL
                                                            -----------  -----------  ---------------  -----------  ---------
Balance at January 1, 1995................................         568        1,133            224        (31,452)    (29,527)
Loss for the year.........................................      --           --             --             (2,238)     (2,238)
Release of revaluation reserve............................      --           --                (39)            39      --
                                                                   ---        -----            ---     -----------  ---------
Balance at December 31, 1995..............................         568        1,133            185        (33,651)    (31,765)
Loss for the period (unaudited)...........................      --           --             --             (1,126)     (1,126)
Release of revaluation reserve (unaudited)................      --           --                (19)            19      --
                                                                   ---        -----            ---     -----------  ---------
Balance at June 30, 1996 (unaudited)......................         568        1,133            166        (34,758)    (32,891)
                                                                   ---        -----            ---     -----------  ---------
                                                                   ---        -----            ---     -----------  ---------

                              LEE LIGHTING LIMITED

                             NOTES TO THE ACCOUNTS

15. CASH FLOW STATEMENT

    (a) Analysis of changes in cash and cash equivalents during the year (in thousands of British pounds):

                                                                                      1995
                                                                                  -------------
Balance at 1 January............................................................          725
Net cash (outflow)..............................................................         (312)
                                                                                  -------------
                                                                                          413
                                                                                  -------------
                                                                                  -------------

    (b) Analysis of cash and short term deposits as shown in the balance sheet:

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  -------------
Cash at bank and in hand (in thousands of British pounds):......................          413
                                                                                  -------------
                                                                                  -------------

    (c) Analysis of changes in financing during the year - parent undertaking loan (note 10) (in thousands of British pounds):

Balance as of 1 January 1995....................................      34,199
Interest paid...................................................      (1,500)
Interest charge.................................................       3,420
                                                                  -----------
Balance as of 31 December 1995..................................      36,119
                                                                  -----------
                                                                  -----------

16. CAPITAL COMMITMENTS

    Amounts contracted for but not provided in the financial statements amounted to L69,520.

                              LEE LIGHTING LIMITED

                             NOTES TO THE ACCOUNTS

17. EVENTS SINCE THE BALANCE SHEET DATE

    With effect from July 1, 1996, the business and substantially all trading assets of the Company were sold at net book value and it is planned to place the Company into liquidation.

18. DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES

    The financial statements are prepared under accounting principles generally accepted in the United Kingdom (UK GAAP) which differ in certain respects from United States generally accepted principles (US GAAP). Differences estimated to have a significant effect on net income and shareholders' equity are set out below.

REVALUATION OF RENTAL ASSETS

    Certain rental assets were revalued in 1987 on the basis of their value to the business and they are included in these financial statements at that value less subsequent depreciation. Under US GAAP, such revaluations would not be reflected in the financial statements. Rental assets would be included at historical cost under US GAAP with depreciation computed on such cost.

DEFERRED TAXATION

    Provision is made for deferred taxation using the liability method on all material timing differences to the extent that it is probable that the liabilities will crystallise in the foreseeable future. Under US GAAP, as set out in Statements of Financial Accounting Standards No. 109 "Accounting for Income Taxes", deferred taxation is generally provided on a full liability basis on all temporary differences. However, as the unprovided UK GAAP amount represents a deferred taxation asset which is not anticipated to be realised in the foreseeable future, there would be no significant impact on net income or shareholders' equity from the adoption of a US GAAP treatment.

                              LEE LIGHTING LIMITED

                             NOTES TO THE ACCOUNTS

18. DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES (CONTINUED)
    The following is a summary of the effect of the above differences on the reported amounts (in thousands of British pounds):

                                                                                                      SIX MONTHS
                                                                                     YEAR ENDED          ENDED
                                                                                  DECEMBER 31, 1995  JUNE 30, 1996
                                                                                  -----------------  -------------
                                                                                                      (UNAUDITED)
NET INCOME
Loss for the period.............................................................         (2,238)           (1,126)
ADJUSTMENTS
Depreciation adjustment as a result of revaluation..............................             39                19
Adjustment on disposal of revalued asset........................................              5           --
                                                                                        -------      -------------
Net income as adjusted to accord with US GAAP...................................         (2,194)           (1,107)
                                                                                        -------      -------------
                                                                                        -------      -------------
SHAREHOLDERS' EQUITY
Shareholders' equity as reported................................................        (31,765)          (32,891)
ADJUSTMENTS
Revaluation reserve.............................................................           (185)             (166)
                                                                                        -------      -------------
Shareholders' equity as adjusted to accord with US GAAP.........................        (31,950)          (33,057)
                                                                                        -------      -------------
                                                                                        -------      -------------

STATEMENTS OF CASH FLOWS

    The statements of cash flows prepared in accordance with UK GAAP present substantially the same information as that required under US GAAP. UK and US GAAP differ, however, with regard to the classification of items within the statements and as regards the definition of cash and cash equivalents.

    Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, investing activities and financing activities. US GAAP, however, requires only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and returns on investments and servicing of finance shown under UK GAAP would be included as operating activities under US GAAP.

    Under US GAAP, cash and cash equivalents would not include bank overdrafts and borrowings with initial maturities of less than three months.

                              LEE LIGHTING LIMITED

                             NOTES TO THE ACCOUNTS

18. DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES (CONTINUED)
    The categories of cash flow activity under US GAAP can be summarized as follows (in thousands of British pounds):

                                                                                                         SIX MONTHS
                                                                                      YEAR ENDED            ENDED
                                                                                   DECEMBER 31, 1995    JUNE 30, 1996
                                                                                  -------------------  ---------------
                                                                                                         (UNAUDITED)
Cash inflow from operating activities...........................................             581                984
Cash outflow on investing activities............................................            (893)              (736)
Cash inflow from financing activities...........................................          --                 --
                                                                                             ---                ---
(Decrease)/increase in cash and cash equivalents................................            (312)               248
Cash and cash equivalents at January 1..........................................             725                413
                                                                                             ---                ---
Cash and cash equivalents at December 31/June 30................................             413                661
                                                                                             ---                ---
                                                                                             ---                ---

                                  UNDERWRITING

    Subject to the terms and conditions of the U.S. Underwriting Agreement, the Company has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Schroder Wertheim & Co. Incorporated and Cowen & Company are acting as representatives (collectively, the "Representatives"), has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:

                                                                          NUMBER OF
                                                                          SHARES OF
                                                                           COMMON
                              UNDERWRITER                                   STOCK
-----------------------------------------------------------------------  -----------
Goldman, Sachs & Co....................................................
Schroder Wertheim & Co. Incorporated...................................
Cowen & Company........................................................
                                                                         -----------
    Total..............................................................   2,800,000
                                                                         -----------
                                                                         -----------

    Under the terms and conditions of the U.S. Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

    The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $         per share. The U.S. Underwriters may allow,
and such dealers may reallow, a concession not in excess of $         per share
to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.


    The Company has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale of 700,000 shares of Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts per share for the two Offerings are identical. The closing of the U.S. Offering made hereby is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, J. Henry Schroder & Co. Limited and Cowen & Company.


    Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or
(b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as part of the International Offering and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

    Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

    The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 420,000 additional shares of Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,800,000 shares of Common Stock offered hereby. The Company has granted the International Underwriters a similar option to purchase up to an aggregate of 105,000 additional shares of Common Stock.

    The Company has agreed during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock, without the prior written consent of Goldman, Sachs & Co., except for the shares of Common Stock offered in connection with the Offerings. The Company's executive officers and directors and Warburg, Pincus, who will hold in the aggregate 14,130,000 shares of Common Stock following this offering, have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or other securities of Panavision Inc. that are substantially similar to the shares of Common Stock (including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or any such substantially similar securities) for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. See "Shares Eligible for Future Sale."

    Since the partial repayment of the Credit Facility will cause a substantial portion of the proceeds from the Offerings to be paid to affiliates of members of the National Association of Securities Dealers, Inc. (the "NASD") which members may participate in the U.S. Offering, the U.S. Offering is being conducted in accordance with the requirements of Rule 2710(c)(8) of the NASD Conduct Rules. The initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Goldman, Sachs & Co. will serve in such role and will receive compensation from the Company in the amount of $10,000 for serving in such capacity. In connection with the U.S. Offering, Goldman, Sachs & Co. in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part.

    The representatives of the U.S. Underwriters and the International Underwriters have informed the Company that they do not expect sales to accounts over which the U.S. Underwriters and the International Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

    Prior to the Offerings, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to the market valuation of companies in related businesses.

    The Common Stock has been approved for listing on the NYSE under the symbol "PVI," subject to notice of issuance. In order to meet one of the requirements for listing the Common Stock on the NYSE, the U.S. Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

    This Prospectus may be used by underwriters and dealers in connection with offers and sales of the Common Stock, including shares initially sold in the International Offering, to persons located in the United States.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------
                               TABLE OF CONTENTS

                                                  PAGE
Additional Information.......................           2
Prospectus Summary...........................           3
Risk Factors.................................           7
Use of Proceeds..............................          10
Dividend Policy..............................          10
Capitalization...............................          11
Dilution.....................................          12
The Recapitalization.........................          13
Selected Consolidated Financial Data.........          14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................          15
Business.....................................          26
Management...................................          39
Certain Transactions.........................          45
Principal Stockholders.......................          46
Description of Capital Stock.................          47
Shares Eligible for Future Sale..............          49
Legal Matters................................          51
Experts......................................          51
Index to Consolidated Financial Statements...         F-1
Underwriting.................................         U-1

    THROUGH AND INCLUDING       , 1996 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,500,000 SHARES
                                PANAVISION INC.
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

                                ----------------

                                     [LOGO]

                                ----------------

                              GOLDMAN, SACHS & CO.
                            SCHRODER WERTHEIM & CO.
                                COWEN & COMPANY
                      REPRESENTATIVES OF THE UNDERWRITERS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which will be paid solely by the Company. All amounts shown are estimates, except the SEC registration fee, the NASD filing fee and the NYSE listing fee:


                                                                                    AMOUNT
                                                                                 -------------
SEC registration fee...........................................................  $      24,840
NASD filing fee................................................................          7,745
NYSE listing fee...............................................................         77,400
Transfer agent and registrar fees and expenses.................................          5,000
Printing and engraving expenses................................................        375,000
Legal fees and expenses........................................................        550,000
Accounting fees and expenses...................................................        400,000
Blue Sky fees and expenses.....................................................          5,000
Miscellaneous expenses.........................................................        505,015
                                                                                 -------------
        Total..................................................................  $   1,950,000
                                                                                 -------------
                                                                                 -------------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Restated Certificate of Incorporation (the "Restated Certificate") provides that the Company shall indemnify each person who is or was a director, officer or employee of the Company to the fullest extent permitted under Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

    A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaw, agreement, vote or otherwise.

    The Restated Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

    While the Restated Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Restated Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Restated Certificate described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

    Reference is made to the Employment Agreement of William C. Scott (Exhibit 10.4) which provides for indemnification of Mr. Scott in his capacity as Chief Executive Officer of the Company.

    Reference is made to the U.S. Underwriting Agreement (Exhibit 1) which provides for indemnification of the Company, its directors, officers and controlling persons.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following information is furnished with regard to all securities sold by the Company within the past three years which were not registered under the Securities Act.

    On May 8, 1996, Messrs. Farrand and Marcketta received 282,600 and 141,300 shares, respectively, of the Company's common stock (after giving effect to a 1,413 :1 stock split of the Company's Common Stock to be effected prior to the closing of the Offerings) for its par value. On June 12, 1996, Mr. Scott exchanged his interest in PILP for 989,100 shares of the Company's Common Stock representing his proportionate interest in PILP.

    The sales described in this Item 15 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. The foregoing transactions did not involve a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities and no commissions or discounts were paid.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS


 EXHIBIT NO.                                                DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------

          1    Form of U.S. Underwriting Agreement*

        3.1    Restated Certificate of Incorporation*

        3.2    Restated By-Laws*

          4    Specimen of the Company's Common Stock certificate

        5.1    Opinion of Willkie Farr & Gallagher as to the legality of the Common Stock

       10.1    Amended and Restated Stockholders Agreement, dated as of June 12, 1996.*

       10.2    Restated and Amended Credit Agreement, dated September 10, 1996, among Panavision International,
               L.P., the subsidiary guarantors and the lenders listed therein, and the Chase Manhattan Bank, as
               Administrative Agent.*

       10.3    1996 Stock Option Plan

       10.4    Employment Agreement, dated as of June 12, 1996, between the Company and
               William C. Scott*

       10.5    Lease, dated June 13, 1995, between the Company and Trizec Warner Inc.*

       10.6    Executive Incentive Compensation Plan*

       10.7    Letter Agreement, dated November 19, 1996, between the Company and John S. Farrand

       10.8    Letter Agreement, dated November 19, 1996, between the Company and Jeffrey J. Marcketta

         11    Computations of Per Share Earnings*

         21    Subsidiaries*

       23.1    Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5.1)

       23.2    Consent of Ernst & Young LLP

       23.3    Consent of Ernst & Young

         24    Power of Attorney (included on the signature page of this Registration Statement)*

         27    Financial Data Schedule*

       99.1    Consent of Martin D. Payson to be named as a director of the Company*


------------------------

 *  Previously filed.


    (b) FINANCIAL STATEMENT SCHEDULES


        Schedule II--Valuation and Qualifying Accounts.

ITEM 17. UNDERTAKINGS

    (1) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Restated Certificate of Incorporation, By-laws, the United States Underwriting Agreement, International Underwriting Agreement or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (3) The Registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York on November 20, 1996.


                                PANAVISION INC.

                                By:  /s/ WILLIAM C. SCOTT
                                     ------------------------------------------
                                     Name: William C. Scott
                                     Title: CHIEF EXECUTIVE OFFICER AND
                                     CHAIRMAN OF THE BOARD OF DIRECTORS


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chief Executive Officer and
     /s/ WILLIAM C. SCOTT         Chairman of the Board of
------------------------------    Directors (Principal        November 20, 1996
       William C. Scott           Executive Officer)

     /s/ JOHN S. FARRAND        President and Director
------------------------------                                November 20, 1996
       John S. Farrand

   /s/ JEFFREY J. MARCKETTA     Chief Financial Officer
------------------------------    (Principal Financial        November 20, 1996
     Jeffrey J. Marcketta         Officer)

              *                 Controller
------------------------------                                November 20, 1996
  Christopher M.R. Phillips

              *                 Director
------------------------------                                November 20, 1996
        Sidney Lapidus

              *                 Director
------------------------------                                November 20, 1996
       Joanne R. Wenig

  *By: /s/ WILLIAM C. SCOTT
------------------------------
         Attorney-in-fact

                         REPORT OF INDEPENDENT AUDITORS


    We have audited the consolidated financial statements of Panavision Inc. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated March 4, 1996, except Note 13, as to which the date is November 19, 1996, included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this schedule based on our audits.


    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                               ERNST & YOUNG LLP


Los Angeles, California
November 19, 1996

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                   BEGINNING BALANCE     AMOUNTS RESERVED      BALANCES WRITTEN OFF     ENDING BALANCE
                                  -------------------  ---------------------  -----------------------  ----------------
Allowance for Doubtful Accounts
December 31, 1993...............       $   1,567             $     326               $     296            $    1,597
December 31, 1994...............       $   1,597             $     663               $     488            $    1,772
December 31, 1995...............       $   1,772             $     829               $     558            $    2,043